Table of Contents

As filed with the Securities and Exchange Commission on September 19, 2023.

Registration No. 333-267486

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

(Amendment No. 9)

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SOLARJUICE CO., LTD.

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1/10-12 Forsyth Close

Wetherill Park, Sydney, NSW, Australia

+61 2 9725 1111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Randolph Conone

Chief Financial Officer

4741 Urbani Avenue

McClellan Park, California 95652

888-575-1940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. David J. Levine, Esq. James A. Prestiano, Esq. New York, New York 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Telephone: (212) 421-4100 Facsimile: (212) 326-0806

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2023

SOLARJUICE CO., LTD.

__,000,000 Ordinary Shares

This is the initial public offering of ordinary shares of SolarJuice Co., Ltd. (“SolarJuice” or the “Company”), a Cayman Islands exempted company with limited liability. We are offering ordinary shares in this offering on a firm commitment basis. We expect the estimated initial public offering price to be between $ [__] and $[__] per share.

Prior to this offering, there was no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “SJA.” There is no assurance that this application will be approved, and, if our application is not approved, we will not complete this offering.

Linton Crystal Technologies Corp. and Hite Hedge Asset Management LLC have each indicated a non-binding interest that they may purchase an aggregate of up to [$ ] worth of ordinary shares in this offering at the initial public offering price. Assuming an initial offering price of $[__] per share, which is the midpoint of the estimated offering price range, the number of ordinary shares which may be purchased by these potential purchasers would be up to [________ ] ordinary shares. However, because these indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no ordinary shares to these potential purchasers, and these potential purchasers could determine to purchase more, fewer or no ordinary shares in this offering. The underwriters will receive the same underwriting discounts and commissions on any ordinary shares purchased by these parties as they will on any other ordinary shares sold to the public in this offering. See “Underwriting.”

We are, and, upon completion of this offering, we will continue to be a “controlled company,” as defined under the Nasdaq Stock Market rules, because SPI Energy Co., Ltd. (“SPI”) holds, and will continue to own, more than 50% of our voting power. For as long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from certain Nasdaq corporate governance requirements.

We are an “emerging growth company” under applicable U.S. federal securities laws and may elect to comply with reduced public company reporting requirements. See “Prospectus Summary — Emerging Growth Company Status” for additional information.

Investing in our ordinary shares involves a high degree of risk. You should read carefully the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 15 of this prospectus before investing in our ordinary shares that are the subject of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share ($)		Total ($)
Initial public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds, before expenses, to us	$		$

(1)

Does not include an expense reimbursement of up to $[___], payable to Maxim Group, LLC and Freedom Capital Markets, the representative of the underwriters, for the reimbursement of certain expenses of the underwriters. Maxim Group, LLC and Freedom Capital Markets will receive compensation, in addition to the underwriting discounts and commissions and expense allowance, as set forth in the section entitled “Underwriting” beginning on page 122, upon the closing of this offering, including warrants, or, the “representative’s warrants,” in an amount equal to 5% of the aggregate number of ordinary shares sold by us in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting”.

We have granted the underwriters an option to purchase up to an additional [___] ordinary shares (equal to 15% of the ordinary shares sold in this offering) from us at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriters can exercise this option at any time within 45 days after the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be [$______], and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be [$________]. If we complete this offering, net proceeds will be delivered to us on the closing date. See “Use of Proceeds” beginning on page 47.

The underwriters expect to deliver the ordinary shares to purchasers in this offering on or about __________ ____, 2023.

Maxim Group LLC__________Freedom Capital Markets

The date of this prospectus is                   , 2023.

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You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities, or soliciting any offers to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Neither we, nor the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares set forth in, and the possession and distribution of, this prospectus outside of the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the “SEC,” we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including __________ [*], 2023 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

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CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Except where the context requires otherwise and for purposes of this prospectus only:

•	“AUD,” or “Australian dollar” refers to the legal currency of Australia.

•	“IRA” means the Inflation Reduction Act of 2022, which was signed by President Joseph Biden on August 16, 2022.

•	“PERC solar cells” are modified conventional solar cells utilizing Passive Emitter and Rear Contact or “PERC” technology that enable the cells to produce 6 to 12 percent more energy than conventional solar modules, and PERC solar cells have an extra layer within the back side of the cell which allows some of the sun’s rays to reflect back into the solar cell, generating more solar energy.

•	“PV Module” or “Solar Module” means a photovoltaic panel or solar panel that in installed to capture solar power to transform it into sustainable energy or electricity.

•	“Solar Cell” or “PV Cell” means a solar cell, or photovoltaic Cell, which is an electronic device that converts the energy of light directly into electricity by the photovoltaic effect, which is a physical phenomenon. Solar Cells are used to manufacture a Solar Module.

•	“SolarJuice,” “we,” “us,” “our Company,” “the Company,” “the Group” and “our” refers to the issuer, SolarJuice Co., Ltd., a Cayman Islands company limited by shares and its subsidiaries and, in the context of describing our operations and consolidated financial data.

•	“SJ Australia” means Solar Juice Pty Ltd, an Australian company, which is 80% owned by the Company.

•	“SJ America” means SolarJuice American, Inc., a Delaware corporation, d/b/a Roofs 4 America and, which is wholly 100% owned by the Company.

•	“SJ Technology” means Solar4America Technology, Inc., a Delaware corporation d/b/a Solar 4America and formerly known as SolarJuice Technology Inc., which is wholly 100% owned by SJ America formerly known as SolarJuice Technology Inc., a Delaware corporation.

•	“SPI” or “SPI Energy” means SPI Energy Co., Ltd., a Cayman Islands company limited by shares, which is the current owner of 100% of SolarJuice’s issued and outstanding ordinary shares.

•	“TopCon solar cells” are solar cells utilizing Tunnel Oxide Passivated Contact (“TopCon”) technology and are typically manufactured using n-type silicon wafers, rather than p-type. The n-type silicon wafers are used as the basis for the cell structure, with an ultra-thin tunnel oxide layer deposited on the front side of the cell, followed by a heavily-doped passivation layer. The passivation layer provides excellent interface passivation ability, reducing recombination of photogenerated carriers, and improving the cell's transport characteristics. The TopCon technology has demonstrated high efficiency levels.

•	“US GAAP” refers to the Generally Accepted Accounting Principles in the United States.

•	“U.S.$,” “$” or “U.S. dollars” refers to the legal currency of the United States.

This prospectus contains translations of certain AUD amounts into U.S. dollars at specified rates solely for the convenience of the reader. All translations from AUD to U.S. dollars were made at the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Unless otherwise stated, the translation of AUD into U.S. dollars has been made at the exchange rate on December 30, 2022 which was AUD 1.4695 to U.S.$1.00. We make no representation that the AUD or U.S. dollar amounts referred to in this prospectus could have been converted into U.S. dollars or AUD, as the case may be, at any particular rate or at all. See “Risk Factors—Risks Relating to Doing Business in China—Fluctuations in the exchange rates may result in foreign currency exchange losses and have a material adverse effect on your investment.”

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PROSPECTUS SUMMARY

The following summary does not contain all of the information you should consider before investing in our ordinary shares. You should read the following summary together with the entire prospectus carefully, including the “Risk Factors” section beginning on page 15 and the financial statements and the accompanying notes to those financial statements beginning on page F-1 before making an investment decision. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Our Business

SolarJuice provides solar power or photovoltaic (“PV”) based energy solutions for residential and small commercial and industrial solar markets in Australia and the United States, through three business units, SJ Australia, SJ America and SJ Technology. Through SJ Australia we wholesale and distribute PV modules, solar energy inverters, batteries and storage devices, other solar “balance of system” (“BOS”) components, and accessories to commercial customers located in every state and territory of Australia. SJ America is a roofing contractor and installer and is a reseller of solar energy systems to residential and commercial customers in California. Finally, through SJ Technology, SolarJuice designs, manufactures, and sells PV modules and related products to customers based in the United States.

SJ Australia – Wholesale Distribution

Solar Juice Pty Ltd. (“SJ Australia”), is our 80%-owned Australian subsidiary.SJ Australia distributes the most popular brands of PV modules, solar energy inverters, batteries and storage devices, other solar BOS components, and accessories to commercial customers located in every state and territory of Australia. Our leading brands in each product category include, for inverters, Fronius and SMA; for solar modules, Trina and JA, for battery storage systems, Tesla; and for BOS and mounting, Tigo, SwitchDin, Clenergy, and Mibet. SJ Australia also designs and sells its own private brand of PV products under the trade name “Opal,” including “Opal Solar” modules and “Opal Storage” batteries. The SJ Australia business was established in September 2009 by founders Rami Fedda and Andrew Burgess, who combined their industry knowledge, supplier networks and sales management skills. Since 2009, SJ Australia has grown into one of Australia’s leading distributors of PV and solar-related products.

SJ Australia’s customers are primarily small installers for rooftop solar energy systems or energy storage units for residential and small commercial buildings. The residential PV installation market in Australia is highly fragmented, comprised of over 8,000 installers with fewer than five employees. To date over 5,500 installers have opened accounts with SJ Australia, and we have over 1,000 active accounts with installers that have made purchases over the last three months. SJ Australia has established itself as a PV industry leader and hub for installers, so that new entrants to the Australian market come to SJ Australia to support their businesses across the entire country. SJ Australia has embarked upon a significant geographic expansion initiative to New Zealand and other Pacific Island nations.

SJ America – Roofing and Solar Modules Installation

Our U.S. residential roofing and solar installation business, operated by SolarJuice American Inc. d/b/a Roofs 4 America (“SJ America”), performs residential installations and commercial projects in Northern California for some of the nation’s largest home builders and real estate developers. SJ America holds contractor licenses, as required, in California. For solar and re-roofing projects, we manage the entire process from surveying, design, permitting, installation, final inspection, and connection to the power grid though we may choose to outsource part of this process to third-party service providers. SJ America is one of few residential solar companies with extensive roofing experience.

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SJ America entered the roofing and solar installation business in February 2021, through its acquisition of certain assets of Petersen-Dean, Inc. and affiliated companies (together, “Petersen-Dean” or “PDI”) in bankruptcy. SJ America had no operations in the United States before acquiring the PDI assets. Petersen-Dean was founded in 1984 and specialized in installing tile or shingle roofs for single family, multi-family or small commercial buildings. PDI entered the rooftop solar panel installation market in 2009 and became a leading roofing products and solar panel installation company in California, partnering with some of the nation’s largest builders and developers for their roofing products and solar panel installations. PDI filed for protection under Chapter 11 of the U.S. Bankruptcy Code in June 2020, after the onset of the COVID-19 pandemic, and during the bankruptcy process, SJ America purchased certain PDI assets relating to roofing products and solar panel installation. These purchases included vehicles and equipment, inventory, work-in-progress contracts, and trademarks and trade names, service marks, and books and records. SJ America also hired, subject to a 90-day observation period, 321 former PDI employees experienced in the roofing and solar energy system installation business, and as of August 11, 2023, approximately 17 former PDI employees work for the Company.

With the California mandate for pre-installation of solar energy systems on new homes, the roofing and solar projects we engage in with our homebuilder clients sometimes overlap. SJ America has approximately 6-10 weekly solar pre-installation projects in California primarily working with SunPower, one of America’s largest solar module installers. SJ America has an ongoing contractual agreement to provide SunPower with services including roofing and related services for solar roof top installations. Our consumer re-roofing services include design, permitting, procurement, and installation services, similar to those provided to solar consumers.

Due to inadequate business volume and profitability within our roofing and installation operations, we have opted to downsize our Roof4America business. In July 2022, SolarJuice made a decision that its SJ America subsidiary would pause its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado. This move was driven by the challenges faced in these states, where business volume and profitability fell short of expectations. The SJ America pause outside of California remains in effect, and we believe the Company has the flexibility should we choose to affect a restart in any or all of the paused locations with modest costs primarily for office rental and labor. The Company continually assesses the market demand, the scale and geographic scope of its business lines, especially the roofing and solar energy system installation business, which includes the installation of solar modules, batteries and EV chargers. Our primary focus is on ensuring profitability, and we intend to persist in this approach moving forward.

SJ Technology - Manufacturing

SJ Technology produces solar modules under its Solar4America brand.

Solar4America Technology, Inc. d/b/a Solar4America f/k/a SolarJuice Technology, Inc. (“SJ Technology”) opened our first U.S. solar module manufacturing factory in McClellan Park, California (the “McClellan Park Facility”) in July 2022. The McClellan Park Facility was an existing solar module manufacturing facilities with a total floor area of 139,100 square feet located in McClellan Park, California, acquired certain pieces of solar module manufacturing equipment from Sunergy California LLC, and additional solar module manufacturing equipment from YingKou JinChen Machinery Co Ltd and Wuxi Autowell Supply Chain Management Co Ltd. to expand our capacity at the McClellan Park Facility and are hiring an expanded workforce to increase our solar module manufacturing operations. Our annual solar module production capacity at the McClellan Park Facility expanded to approximately 700 MW solar modules by the end of 2022 and we believe that SJ Technology is poised to exploit this growth trend in domestic solar energy power demand with our McClellan Park facility. In August 2022, we subleased an additional space with a total floor area of 56,000 square feet, adjacent to SJ Technology’s current solar module manufacturing facility at McClellan Park (the “Expansion Space”). We have not yet occupied the Expansion Space due to certain issues concerning the required leasehold improvements. We are currently negotiating with the landlord at the McClellan Park Facility to terminate the lease for the Expansion Space and to rent approximately 90,000 square feet of additional factory space the landlord has available at the McClellan Park Facility (the “New Space”). Since we never took possession of the Expansion Space we never paid any rent for the Expansion Space. We expect that with the New Space we will be able to increase our production capacity at the McClellan Park Facility to approximately 1.3 GW per year in 2024.

As a key strategic initiative to meet the demands of the market, SJ Technology entered into a multi-year lease for a facility of approximately 273,000 square feet in Sumter, South Carolina (the “Sumter Facility”) in April 2023. A copy of the lease for the Sumter Facility is attached hereto as Ex. 10.12. Our vision for the Sumter Facility involves substantial upgrades and expansions, primarily dedicated to solar module and solar cell production. We aim to launch a 500 MW Tunnel Oxide Passivated Contact (“TopCon”) solar cell production line in 2024 and to achieve 1.2 GW of solar module production by the end of 2024 at the Sumter Facility to meet the demand of potential customers for domestic solar requirements.

To meet the above goals we plan to purchase production line equipment for solar module manufacturing at both the proposed New Space and Sumter Facility, as well as solar module and solar cell production at the Sumter Facility. We intend to adequately staff our facilities to commence assembly of solar modules and the manufacture of TopCon solar cells in 2024. The estimated cost for launching our proposed expansion in 2024 is approximately $50,000,000. However, it's important to note that this projected capital expenditure is subject to significant variability due to various uncertainties. We plan to use the proceeds from this offering to fund the commencement of our operational expansion in 2024.

We believe this strategic expansion is multifaceted, aiming to fortify SJ Technology's manufacturing capabilities, augment production capacity, and seamlessly integrate cutting-edge scientific advancements into our operational framework.

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Inflation Reduction Act of 2022 - New and Expanded Production and Tax Credits for Manufacturers and Projects to Support Clean Energy

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IRA”). The IRA contains provisions which we expect will have a significant impact on the development and financing of clean energy projects in the United States over the next ten years. The IRA includes a number of key changes relevant to clean energy in the United States, among them the extension of the Investment Tax Credit (“ITC”) and Production Tax Credit (“PTC”) and the addition of expanded tax credits for other technologies and for manufacturing of clean energy equipment as well as terms allowing parties to more easily monetize the tax credits. The IRA also includes some targeted incentives intended to encourage development in low-income communities and the use of domestically produced materials and compliance with certain prevailing wage requirements. The IRA contains a two-tiered credit-amount structure for many applicable tax credits. Specifically, many of the credits have a minimum credit amount of 30% that can be increased up to 70% if the projects can satisfy various tiers of specific requirements The federal government has also released preliminary details and criteria regarding the process to apply for additional credits under the IRA programs. See 26 U.S.C. Section 45(b)(4); See also Department of Energy website at www.energy.gov/femp/overview; IRA Solar Tax Credit site at www.epa.gov/gren-power-markets/summary-inflation-reduction-actprovisions) (See also IRA tax credit cite at Internal Revenue Code Section 45D(e) for description of solar tax credits under IRA.

We believe that two areas of the IRA will have direct significant benefits for us. First, the impact of the new Section 45X of the IRA will be significant to us, particularly our SJ Technology business. Under Section 45X, production credits will be available for each eligible solar component that is produced domestically and sold to an unrelated party. Section 45X credits are based on the type of equipment or material manufactured, how much equipment or material is produced, and certain other criteria. We anticipate that Section 45X will spur United States solar manufacturing to a degree that may not yet be fully appreciated. According to Section 45X of the IRA, the Advanced Manufacturing Production Credit (“AMPTC”) is available for the production of eligible components which includes solar modules, solar cells and other solar components produced in the United States and sold after December 31, 2022. The amount of the AMPTC for solar modules is mandated to be $0.07 per module capacity in Wdc. SJ Technology produces solar modules under its Solar4America brand. The Section 45X production credit encourages innovation and efficiency because, for example, with respect to certain solar components, credits are tied to the productivity of a solar panel rather than its cost, encouraging companies to manufacture higher-efficiency modules rather than raise prices to increase credits.

Secondly, the Residential Clean Energy Credit under the IRA allows residential customers to subtract 30 percent of solar costs off their federal taxes as a tax credit through 2032. If residential customers install solar energy equipment in their residence any time from 2022 through the end of 2032, they are entitled to a nonrefundable tax credit off their federal income taxes, equal to 30 percent of eligible expenses with no dollar limit. We believe this increase to a 30% tax credit under the IRA will significantly enhance SJ America’s U.S. residential roofing and solar installation business. According to the Department of Energy, the new IRA’s language covers the same expenses to be eligible for this new solar tax credit, as those that were declining under the expiring old law, including:

•	Solar photovoltaic (PV) modules.

•	PV cells used to power an attic fan (but not the fan itself).

•	Contractor labor for onsite preparation, assembly, or original installation.

•	Permitting fees, inspection costs, and developer fees.

•	All equipment needed to get the solar system running, including wiring, inverters, and mounting equipment.

•	Storage batteries. (You can claim the tax credit for these even if you buy and install them a year or more after you install the solar system.)

•	Sales taxes on eligible expenses.

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We believe having our own branded products and domestic manufacturing facilities provides greater opportunities to differentiate us in a competitive market. especially when customers are more consciously de-risking their supply chains to secure their products to ensure the timely completion of their projects. We believe that we are ahead of our major competitors in terms of time to market, which should accelerate our brand and product penetration into the domestic market.

Our solar manufacturing production lines at the McClellan Park facility are equipped with the latest technologies and are versatile in producing solar modules which utilize advanced solar technologies, such as the Passive Emitter and Rear Contact or “PERC” technology. We plan to introduce state of the art technology to our solar modules with TopCon cells in 2024. Our current plan is to make Tunnel Oxide Passivated Contact (TopCon) cells in house to vertically integrate with our solar module production. We plan to build capacity of approximately 500MW for TopCon solar cells at our Sumter Facility in 2024. This strategic expansion aligns with our overarching goal of achieving a total solar module manufacturing capacity of 2.5 GW per year by the end of 2024, utilizing the potential manufacturing capabilities of both our Sumter Facility and McClellan Park Facility. The estimated cost for launching our proposed expansion in 2024 is approximately $50,000,000. However, it's important to note that this projected capital expenditure is subject to significant variability due to various uncertainties. We plan to use the proceeds from this offering to fund the commencement of our operational expansion in 2024. For more information, please refer to the section of this prospectus entitled “Liquidity” under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

We expect that our high-quality manufacturing capabilities will enable us to produce solar modules meeting the industry’s highest performance standards, and all of our American-made solar modules are fully certified for North America.

Market Opportunity

Wholesale Distribution

SJ Australia - Wholesale Distribution

Australia is the world’s leading country in cumulative solar installation per capita, $3.0 billion of solar modules were sold in Australia in 2022, and the market size of the Australian solar panel market increased at an annual average of 12.7% between 2017 and 2022 according to the IBISWorld website. (See www.ibisworld.com/au/market-size/solar-panel-installation). An Australian Energy Council Q1 2023 report disclosed that at the end of Q1 2023, approximately 19.8 GW of Australian energy generation came from rooftop solar, and in Q1 2023 over 62,000 or 520MW of new rooftop solar installations were added, Several Australian states in addition offer rebates, credits or other policy incentives for solar adoption including New South Wales and Victoria.

We believe the following factors will be favorable to our planned growth of our solar power wholesale distribution business:

•	Declining cost of residential solar energy systems and energy storage, which make the technology more competitive with local electricity rates
•	Consumer demand for energy storage systems to increase energy resiliency and provide backup power during natural disasters
•	Consumer demand for environmentally friendly, renewable energy solutions
•	Government support and incentives for renewable energy solutions

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SJ America – Roofing and Solar Installation

The residential roofing business is cyclical, as is the overall home building industry. See www.roofersguild.com/roofing-statistics. See also www.ibisworld.com/industry-statistics/market-size/roofing-contractors-united-states.

The Trading Economics website (www.tradingeconomics.com) reported that July 2023 housing starts rose to a 1.452 million seasonally adjusted annualized rate, including a higher than expected 3.9% month-over-month increase and notably a 14% increase in the West, the focal geography of our business. The U.S. Census Bureau also disclosed on August 16, 2023 an annually adjusted figure of 1.452 million housing starts for July 2023 for a 3.9% increase, and strong data for the additional leading indicator of Building Permits at a 1.442 million seasonally adjusted annual rate. (See Census.gov/construction)

The Solar Energies Industries Association (SEIA) issued a report on March 9, 2023 providing a review as of the end of 2022 (see seia.org/research) which indicated that over 20.2 GW of solar capacity was installed in 2022, which accounted for 50% of new electric generating capacity to the U.S. energy grid, and the fourth consecutive year that solar was the top source of incremental energy. California was the leading contributor adding over 2 GW in 2022. SEIA predicts that the cumulative level of U.S. solar installations will reach over 700 GW by 2033, relative to the 141 GW cumulative level at the end of 2022.

The SEIA previously had disclosed that the U.S. residential solar market is expected to enjoy continued robust growth, with the share of homes having solar power systems predicted to increase from 4% in 2021 to over 13% in 2030. SJ America’s current focal region of California has been and is expected to continue to be among the most active U.S. residential solar power markets.

A March 7, 2022 report by the U.S. Energy Information Administration (“EIA”) highlights the increasing overall contribution of solar power to planned new U.S. electric generation capacity. The EIA reports that 41 GW of new utility-scale solar and battery storage projects are planned over the next two years, and approximately 51 GW of the total 85 GW of new power plant electric generating capacity, or 60%, is expected to be solar. SJ America is poised to exploit this utility solar expansion opportunity, since significant new utility solar capacity is slated to occur in California. A separate EIA report from November 2021 discloses that although solar power only accounted for about 3% of 2020 electricity generation, the comparable figure is expected to increase to 20% by 2050, which will include both utility scale and smaller scale solar installations.

A March 27, 2023 U.S. EIA report disclosed that in 2022 for the first time domestic energy generation from renewables including solar surpassed that of coal-fired generation, and renewables in 2021 had similarly for the first time surpassed nuclear power generation. California was the leading state contributing to domestic solar energy generation with a 26% share. A subsequent April 13, 2023 U.S. EIA report disclosed that the U.S. power grid is expected to double in capacity from 2022 to 2050, including an increase of about 380% in renewable energy capacity over that time period. An additional U.S. EIA article on August 8, 2023 further disclosed that an estimated 25.2 GW of solar capacity will be added to the domestic energy grid in 2023, with solar contributing the largest share among all incremental energy sources for this year.

SolarJuice made a decision in July 2022 that its SJ America subsidiary would scale down its roofing and solar energy system installation business by pausing its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado, due to insufficient business volume and profitability in those four states. The Company continually assesses the market demand, the scale and geographic scope of its business lines, especially the roofing and solar energy system installation business, which includes the installation of solar modules, batteries and EV chargers, for profitability, and we plan that we will continue to do so in the future.

SJ Technology - Manufacturing

The IBISWorld website currently discloses that the U.S. solar power industry had a market size of $17.2 billion in 2022. The domestic solar energy power market has been increasing as business and individual consumers both demand more energy in general and increasingly seek green energy alternatives such as solar power. A January 2022 IBISWorld analysis of domestic solar industry manufacturing and market size reports that an estimated $3.8 billion worth of solar modules will be manufactured in the U.S. in 2022, and the domestic solar panel output increased by 35.9% over the preceding five-year period from 2017-2022. Growth in the domestic solar industry is expected to continue its strong growth over the next five years. See Solar Power in the U.S. - Market Size | IBISWorld (September 2021 IBIS report).

A January 10, 2023 update from IBISWorld (see www.ibisworld.com/industry-statistics) disclosed that the 2022 domestic solar market dollar size was $17.2 billion, and that the solar power market size in the U.S. increased by 20.5% in 2022. IBIS World opines that contributing factors to the dramatic growth in domestic solar contribution include state and federal green energy incentives, including the federal ITC. See https://www.ibisworld.com/industry-statistics/market-size/solar-panel-manufacturing-united-states/ (January 2022 IBIS report)

5

The official website of the White House disclosed on June 6, 2022 that President Biden has authorized the use of the Defense Production Act (“DPA”) to accelerate the domestic production of solar modules and other clean energy technologies. The White House also stated its intention to facilitate a two-year bridge period, during which domestic solar manufacturers will be allowed to source solar modules and cell components from countries in Southeast Asia, without certain import duties, to ensure that domestic solar producers have adequate supplies to increase scale. President Biden is also authorizing the Department of Energy (“DOE”) to rapidly expand domestic manufacturing of solar modules and other critical clean energy technologies under the DPA. The White House intends to employ the power of federal government procurement means to stimulate incremental domestic solar manufacturing capacity, and accelerate the growth of Made-in-America clean energy with the goal of over 100 Gigawatts (GW) in the next decade.

The White House also reported in the same June 2022 release that the United States is on track to triple domestic solar manufacturing capacity by 2024. The White House reports that the current 7.5 GW of solar manufacturing capacity is projected to increase to 22.5 GW by the end of President Biden’s first term in 2025, constituting 15 GW of incremental capacity and a trebling of domestic solar capacity in under five years. The release notes that such an increase would enable over 3.3 million new homes to annually convert to solar energy. See June 6, 2022 FACT SHEET: President Biden Takes Bold Executive Action to Spur Domestic Clean Energy Manufacturing |www.whitehouse.gov. The Biden Administration issued an August 16, 2023 press release on the White House official website marking the one-year anniversary of the Inflation Reduction Act, which included new details on the effects of the IRA. Relevant facts from that release include the investment of over $10 billion in private sector domestic solar manufacturing investments over the past year, a prediction of an increase by 7 to 8 times in domestic solar energy generation between 2023 and 2030, and an estimate that IRA’s green energy initiatives will reduce domestic greenhouse gas emissions by over 40% below 2005 levels by 2030. We expect that the IRA, DPA and other current green energy initiatives will continue to benefit SolarJuice’s module and eventually cell production businesses. See https://www.whitehouse.gov/briefing-room/speeches-remarks/2023/08/16/remarks-by-president-biden-on-the-anniversary-of-the-inflation-reduction-act/.

We believe that SJ Technology is poised to exploit this growth trend in domestic solar energy power demand with our McClellan Park Facility, which achieved annual solar module production capacity of 700 MW in 2022. We expect that our production capacity will be further increased to 1.3 GW per year by the end of 2024 as the result of leasing and utilizing the New Space at the McClellan Park Facility for solar module manufacturing capacity. We also expect to bring on additional solar module capacity of 1.2 GW by the end of 2024 by operating the Sumter Facility which we newly rent. The combination of the manufacturing capacity at the McClellan Park Facility and the Sumter Facility will bring our total solar module manufacturing capacity to 2.5 GW by the end of 2024. We believe our manufacturing capabilities for solar cells and solar modules provides tremendous scale advantages to meet the strong demand for our solar modules and solar cells.

Our Competitive Strengths

We believe that the following competitive strengths significantly contribute to our success and differentiates us from our competitors:

•	We can offer end-to-end clean energy solutions for residential and small commercial clients. We believe that we are well positioned to combine the product sourcing and design capacity of SJ Australia with the commencement of solar module manufacturing and the installation expertise of SJ America, to offer the best solutions to our residential and small commercial customers. Because our Australian team knows the products and manufacturers well, and our SJ America team knows the roofing and solar energy system installation business and the end users of these products, we can review the whole value chain for opportunities to lower cost and improve performance for our customers.

•	SJ Australia has a well-established history and the scale to be viewed as a preferred supplier for roof top installers in Australia. We also believe that our nationwide customer base and educational programs make SJ Australia a preferred distributor to introduce new products into the highly fragmented Australia market. For example, we have become a large distributor for Tesla’s Powerwall energy storage and Sungrow storage, selling 3,483 Powerwall units with total 47 MWh capacity and 11,424 Sungrow battery modules with total 36 MWh capacity in 2022. SJ Australia sold a total of 83 MWh solar storage, which is equivalent to 15% of all residential storage capacity installed in Australia in 2022. We expect a 10% MWh increase in 2023.

6

•	Among rooftop PV installers in the US, our SJ America subsidiary has extensive knowledge in roofing and solar installation, enabling us to minimize the risks of defective designs or improper installations and to increase our addressable market and margin opportunities. Our customers avoid having to determine whether the roofer or solar installer is responsible for a faulty installation.

•	Our large and growing U.S.-based manufacturing capabilities for solar cells and modules provides tremendous scale advantages to meet the strong demand for its American-made solar modules. We manufacture our solar modules at our facility in California and plan to open a facility in South Carolina in 2024. Our McClellan Park Facility module production capacity is expected to reach 1.3 GW per year in 2024, and coupled with our planned production capacity at the Sumter Facility we expect to increase our module production capacity to 2.5 GW per year by the end of 2024. We believe the location of our facilities provide us with a cost of production advantage versus our competitors who produce solar modules in higher cost regions. In addition, we believe our state-of-the-art fully automated technology and manufacturing processes, which require relatively minimal labor, enable us to improve our manufacturing yields, cost, quality and product ramp predictability.

•

Our ability to generate net sales and profits is subject, in the near term, to variability based on the availability and size of government subsidies and economic incentives, such as quotas, renewable portfolio standards, and tendering systems. In addition to these support programs, financial incentives for PV solar energy may include tax and production incentives. In the United States, tax incentive programs exist at both the federal and state levels and can take the form of investment and production tax credits, accelerated depreciation, and sales and property tax exemptions and abatements. At the federal level, investment tax credits for business and residential solar energy systems have gone through several cycles of enactment and expiration since the 1980s. The current federal energy investment tax credit (“ITC”) for both residential and commercial solar installations requires projects to have commenced construction by a certain date, which may be achieved by certain qualifying procurement activities. In 2020, the U.S. Congress extended the 26% ITC through 2022 as part of its COVID-19 relief efforts. Such credit is currently scheduled to step down to 22% for projects that commence construction in 2023 and 10% for projects that commence construction thereafter. The current federal ITCs for residential and commercial solar projects have specific time limits regarding the commencement of construction and procurement activities. The U.S. Congress passed an extension of the ITC in December 2020 providing for a 26% ITC for 2020-2022 solar installations and 22% for 2023 solar installations according to the energy.gov site. The ITC has been an important economic driver of solar installations and qualifying procurement activities in the United States, and its extension is expected to contribute to greater medium-term demand. The positive impact of the ITC depends to a large degree on the availability of tax equity for project financing, and any significant reduction in the availability of tax equity in the future could make it more difficult to develop and construct projects requiring financing. See https://www.energy.gov/eere/solar/federal-solar-tax-credits-businesses.

The majority of states in the United States have also enacted legislation adopting Renewable Portfolio Standard (“RPS”) mechanisms. Under an RPS, regulated utilities and other load serving entities are required to procure a specified percentage of their total retail electricity sales to end-user customers from eligible renewable resources, such as solar energy generation facilities, by a specified date. For example, California’s RPS program, which is one of the most significant in the United States in terms of the volume of renewable electricity required to meet its RPS mandate, currently requires utilities and other obligated load serving entities to procure 60% of their total retail electricity demand from eligible renewable resources by 2030 and 100% of such electricity demand from carbon-free resources by 2045. Some programs may further require that a specified portion of the total percentage of renewable energy must come from solar generation facilities or other technologies. RPS mechanisms and other legislation vary significantly from state to state, particularly with respect to the percentage of renewable energy required to achieve the state’s RPS, the definition of eligible renewable energy resources, and the extent to which renewable energy credits qualify for RPS compliance.

Going Concern

The Company has incurred significant losses and needs to raise additional funds to sustain its operations. As a result of these conditions, our auditor’s opinion on our December 31, 2022 financial statements include an explanatory paragraph in respect to there being substantial doubt about our ability to continue as a going concern. As disclosed in Note 3 Going concern to the Company’s unaudited condensed consolidated interim financial statements, the Company has incurred net income of $2.9 million during the six months ended June 30, 2023. Yet the net cash flow used in the operation activities for the six months ended June 30, 2023 was $0.6 million, the accumulated deficit as of June 30, 2023 was $35.6 million and the working capital deficit as of June 30, 2023 was $11.0 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

7

For the next 12 months from the issuance date of this report, the Company plans to continue implementing various measures to increase revenue and control the costs and expenses to an acceptable level. Such measures include: 1) improve the profitability of the business in the United States; 2) strictly control and reduce business, marketing and advertising expenses; 3) proactively implement a robust capital market strategy that includes both debt and equity offerings to meet the Company’s financing needs and 4) seek certain credit facilities. The Company’s management also intends to finance through initial public offering and related party loans to meet the Company’s obligations and sustain its operations and development plan.

There is no assurance that the plans will be successfully implemented. If the Company fails to achieve these goals, the Company may need additional financing to repay debt obligations and execute its business plan, and the Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. The inclusion of a going concern explanatory paragraph may negatively impact the trading price of our ordinary shares, have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors and employees, and could make it challenging and difficult for us to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our business, results of operations, financial condition and prospects.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (or JOBS Act), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions, and investors might find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (which we refer to as the Securities Act), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, and we intend to take advantage of this extended transaction period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

8

Our Corporate Structure

SolarJuice was incorporated in the Cayman Islands, on February 17, 2017, by SPI Energy Co., Ltd. (“SPI”). Solar Juice Pty Ltd. (“SJ Australia”) was incorporated in New South Wales, Australia on September 18, 2009 to be a wholesaler of solar components in Australia and to hold 80% of Solar Juice Pty Ltd. (“SJ Australia”) that was owned by a subsidiary of SPI. The other 20% of SJ Australia is beneficially owned by SJ Australia’s founders Rami Fedda (7%) and Andrew Burgess (7%), and by Allied Energy Holding Pte Ltd. (6%), a Singapore based privately-owned company which was an original investor to SJ Australia when it was founded in 2009. SPI was incorporated in the Cayman Island on May 4, 2015. In May 2015, SPI China (HK) Ltd., a company then related to SPI, acquired 80% of SJ Australia. In August 2018, SPI sold SPI China (HK) Ltd. which held all of SPI’s assets and liabilities related to its business in China, and, as part of the pre-closing restructuring which included transferring all the non-China assets back to SPI, SPI China (HK) Ltd. transferred its 80% interest in SJ Australia which held SPI’s Australian assets and business, back to SPI. SolarJuice American Inc., formally known as Opal USA Inc. (“SJ America”) was incorporated on July 26 2019. SolarJuice Technology Inc., now known as Solar4America Technology, Inc. (“SJ Technology”) was incorporated in Delaware on January 29, 2021. Solar4America Inc. and Roofs4America Inc. were both incorporated in Delaware on January 29, 2021. SolarJuice Franchise Inc. was incorporated in Delaware on May 3, 2021. SolarJuice Distribution Inc. was incorporated in Delaware on May 7, 2021. SolarJuice (HK) Ltd. was incorporated on January 18, 2005 in Hong Kong and was formerly known as International Assembly Solutions, Limited has had very limited activities in the last two fiscal years. On July 21 2023, 100% shares in Solar Juice (HK) Limited have been transferred to SPI Group Holding Company Limited., a wholly owned subsidiary of our parent company, SPI. This transfer was prompted by the non-operational status of Solar Juice (HK) Limited and the absence of any future plans for its operations. SolarJuice Tech Sumter LLC was formed in Delaware on July 7, 2023.

9

Corporate Information

Our global headquarters is located at 1/10-12 Forsyth Close, Wetherill Park, Sydney, NSW, Australia. Our principal executive office in the U.S. is located at 4741 Urbani Avenue, McClellan Park, California 95652. Our telephone number at this address is 888 575-1940. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

Our website is http://www.solar4america.com. Information contained on, or that can be accessed through, our websites is not part of, and shall not be incorporated by reference into, this prospectus. Our agent for service of process in the United States is Randolph Conone, 4741 Urbani Avenue, McClellan Park, California 95652.

Our Challenges and Risks

Investing in our ordinary shares involves risks that relate to, among other things, our business, our recent asset purchase and integration in the U.S., market factors, governmental policies and regulation, competition, the pace of technological innovations, our ability to raise financing and foreign exchange fluctuations, and the following:

•	Competition in solar markets globally and across the solar value chain is intense and could remain that way for an extended period of time. The solar industry may experience periods of structural imbalance between global PV module supply and demand that result in periods of pricing volatility. If our competitors reduce module pricing to levels near or below their manufacturing costs, or are able to operate at minimal or negative operating margins for sustained periods of time, or if global demand for PV modules decreases relative to installed production capacity, our business, financial condition, and results of operations could be adversely affected.

•

The reduction, elimination, or expiration of government subsidies, economic incentives, tax incentives, renewable energy targets, and other support for on-grid solar electricity applications, or other public policies could negatively impact demand and/or price levels for our solar modules. The imposition of tariffs on our products could materially increase our costs to perform under our contracts with customers, which could adversely affect our results of operations.

•	We face intense competition from manufacturers of crystalline silicon solar modules; if global supply exceeds global demand, it could lead to a further reduction in the average selling price for PV solar modules, which could reduce our net sales and adversely affect our results of operations.

•	Problems with product quality or performance may cause us to incur significant and/or unexpected contractual damages and/or warranty and related expenses, damage our market reputation, and prevent us from maintaining or increasing our market share.

•	Our failure to effectively manage module manufacturing production and selling costs, including costs related to raw materials and logistics services, could render our solar modules uncompetitive and reduce our net sales, profitability, and/or market share.

•	Our future success depends on our ability to effectively balance manufacturing production with market demand, effectively manage our cost per watt, and, when necessary, continue to build new manufacturing plants over time in response to market demand, all of which are subject to risks and uncertainties.

•	We may be unable to generate sufficient cash flows or have access to the sources of external financing necessary to fund planned capital investments in manufacturing capacity and product development.

•	Risks in operating three distinct business an Australian solar components wholesale distribution business, a U.S. roofing and PV installation business and a U.S. based PV module manufacturing business.

10

•	We expect certain financial benefits as a result of tax incentives provided by the Inflation Reduction Act of 2022. If these expected financial benefits vary significantly from our assumptions, our business, financial condition, and results of operations could be adversely affected.

•	Existing regulations and policies, changes thereto, and new regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of PV solar products, which may significantly reduce demand for our modules.

•	The reduction, elimination, or expiration of government subsidies, economic incentives, tax incentives, renewable energy targets, and other support for on-grid solar electricity applications, or the impact of other public policies, such as tariffs or other trade remedies imposed on solar cells and modules, could negatively impact demand and/or price levels for our solar modules and limit our growth or lead to a reduction in our net sales or increase our costs, thereby adversely impacting our operating results.

•	Risks related to our debt financings

•	Risks of PV/supply shortages

•	Risks relating to environmental and occupational hazards and safety regulations

•	Risks relating to the roofing business

•	Risks relating to the installation of solar energy systems

•	Risks of labor shortages

•	Risks related to the Holding Foreign Companies Accountable Act

•	Risks related to the Russian invasion of Ukraine

•	Risks related to our ability to continue as a going concern

•	Risks relating to our development of a manufacturing factory in the U.S.

•

Our management has identified material weaknesses in our internal control over financial reporting and we may not be able to remediate these weaknesses. Additionally, our management may identify material weaknesses in the future that could adversely affect investor confidence, impair the value of our securities and increase our cost of raising capital.

See “Risk Factors.”

11

The Offering (1)

Ordinary shares offered by us	__,000,000 shares.

Ordinary shares outstanding before this offering	25,000,000 shares.

Ordinary shares outstanding after this offering	__,000,000 shares.

Price per ordinary share	We currently estimate that the initial public offering price will be between $_.00 and $_.00 per ordinary share.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Representative’s warrants	Upon the closing of this offering, we will issue to Maxim Group, LLC and Freedom Capital Markets, as representatives of the underwriters, the representatives’ warrants entitling the representatives to purchase 5% of the aggregate number of ordinary shares issued in this offering, including any shares issued pursuant to exercise of the underwriters’ over-allotment option. The representatives’ warrants will be exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and may be exercised on a cash or cashless basis.

Lock-up	All of our directors, officers and shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	Investment in the ordinary shares involves a high degree of risk. See “Risk Factors” in this prospectus beginning on page 15 for a discussion of factors and uncertainties that you should consider in evaluating an investment in our securities.

Proposed Nasdaq symbol	We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “SJA”.

(1) Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option or the representative’s warrants, and the number of ordinary shares that will be outstanding after this offering is based on 25,000,000 ordinary shares outstanding as of _____, 2023.

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Summary Consolidated Financial Information

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. You should read the following summary consolidated financial information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The unaudited interim financial data as of June 30, 2023 and for each of the six months ended June 30, 2023 and 2022 have been derived from our unaudited condensed consolidated financial statements and should be read in conjunction with the Company’s consolidated financial statements as of June 30, 2023 and 2022. Historical results are not necessarily indicative of results to be expected in any future period.

For the six months ended June 30, 2023 and 2022:

	For the six months ended June 30,
	2023	2022
	Unaudited	Unaudited
In $ thousands
Consolidated Statements of Operation Data:
Net Revenues	$94,801	$81,517
Cost of revenue	87,424	77,546
Gross profit	7,377	3,971
Operating expenses:
General and administrative	6,045	7,000
Sales, marketing and customer service	1,105	1,617
Provision for (Reversal) of credit losses	894	(209)
Total operating expenses	8,044	8,408
Operating Loss	(667)	(4,437)

Other income (expense):
Interest expense, net	(190)	(373)
Net foreign exchange (loss) gain	(223)	19
Gain on forgiveness of PPP loan	–	4,508
Employee retention credit (“ERC”) tax refund	3,313	–
Others	1,503	276
Total other income, net	4,403	4,430
Income (Loss) before income taxes	3,736	(7)
Income tax expense	(843)	(579)
Net Income (Loss)	2,893	(586)
Less: Net income attributable to non-controlling interests	343	192
Net Income (Loss) attributable to the shareholders of SolarJuice Co., Ltd.	$2,550	$(778)

13

The summary consolidated statement of operations for the years ended December 31, 2022 and 2021 and the summary consolidated balance sheets as of December 31, 2022 and 2021 have been derived from our consolidated financial statements included elsewhere in this prospectus, which were prepared in accordance with U.S. GAAP. Historical results are not necessarily indicative of results to be expected in any future period.

For the year ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
In $ thousands
Consolidated Statements of Operation Data:
Net revenues	$166,582	$153,276
Cost of revenue	156,388	145,896
Gross profit	10,194	7,380
Operating expenses:
General and administrative	14,271	18,593
Sales, marketing and customer service	3,127	6,128
(Reversal) Provision of credit losses	(993)	2,635
Impairment changes on long-lived assets	1,585	–
Total operating expenses	17,990	27,356
Operating loss	(7,796)	(19,976)

Other income (expense):
Interest expense, net	(1,060)	(887)
Net foreign exchange gain (loss)	153	(858)
PPP loan forgiveness	4,508	–
Others	(741)	524
Total other income(expense), net	2,860	(1,221)
Loss before income taxes	(4,936)	(21,197)
Income tax expense	(1,520)	(1,427)
Net loss including noncontrolling interests	$(6,456)	$(22,624)
Less: Net income attributable to non-controlling interests	693	657
Net loss attributable to the shareholders of SolarJuice Co., Ltd	$(7,149)	$(23,281)

	June 30,	December 31,	December 31,
	2023	2022	2021
In $ thousands	(Unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$834	$499	$1,342
Current assets	62,917	52,871	45,012
Total assets	81,787	71,575	52,610
Current liabilities	73,912	66,127	38,234
Total liabilities	79,344	71,708	45,242
Total equity (deficit)	2,443	(133)	7,368
Total liabilities and equity	81,787	71,575	52,610

14

RISK FACTORS

Investment in our ordinary shares involves a high degree of risk. You should consider carefully the following information about these risks, together with other information contained in this prospectus, before investing in our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. If this happens, the trading price of our ordinary shares could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

Significant losses raise concerns about the Company’s ability to continue as a going concern.

Our auditor’s opinion on our December 31, 2022 financial statements includes an explanatory paragraph in respect to there being substantial doubt about our ability to continue as a going concern. As disclosed in Note 3 Going concern to the Company’s unaudited condensed consolidated interim financial statements, the Company has incurred net cash outflow form operation activities of $0.6 million for the six months ended June 30, 2023, the accumulated deficit and working capital deficit as of June 30, 2023 was $35.6 million and $11.0 million, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

For the next 12 months from the issuance date of this report, the Company plans to continue implementing various measures to increase revenue and control the costs and expenses to an acceptable level. Such measures include: 1) improve the profitability of the business in the United States; 2) strictly control and reduce business, marketing and advertising expenses; 3) proactively implement a robust capital market strategy that includes both debt and equity offerings to meet the Company’s financing needs and 4) seek certain credit facilities. The Company’s management also intends to finance through initial public offering and related party loans to meet the Company’s obligations and sustain its operations and development plan.

There is no assurance that the plans will be successfully implemented. If the Company fails to achieve these goals, the Company may need additional financing to repay debt obligations and execute its business plan, and the Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. The inclusion of a going concern explanatory paragraph may negatively impact the trading price of our ordinary shares, have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors, and employees, and could make it challenging and difficult for us to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our business, results of operations, financial condition and prospects.

The Company began generating cash from its solar module manufacturing facility in California in Q4 2022, which cash we expect will further increase throughout 2023 and beyond as our McClellan Park facility progresses toward full capacity and its goal of producing an aggregate number of solar modules capable of generating 1.3 GW of electricity. We further plan to replicate the McClellan Park operation at one or more other locations in the United States over the next few years.  In the short term we can access capital from our parent company SPI Energy, and from certain of our officers and directors, and have done so in the recent past to fund what we believe is a compelling opportunity to be a pioneer and leader in the solar module industry. The Company has also had discussions with third parties regarding both debt financing and equity capital financing for the Company to help fund our solar module manufacturing business and other operations, especially during the current period in which we are scaling up solar module production toward the stated goal of solar module manufacturing capacity of 2.5 GW per year, by the end of 2024.

If we fail to develop and introduce new and enhanced products or expand manufacturing capacity to maintain our current price structure, or fail to successfully reduce costs, we may be unable to compete effectively, and our ability to generate revenues, profits and cash flows could suffer.

Our solar modules are competitive in the market as compared with lower cost conventional solar cells, such as thin-film, due to our products’ higher efficiency, among other things. A principal component of our business strategy is reducing costs to manufacture our products competitively and profitably. If our competitors are able to drive down their manufacturing costs or increase the efficiency of their products faster than we can, or if competitor products are exempted from tariffs and quotas and ours are not or if they benefit from lower tariffs and quotas than us, our products may become less competitive even when adjusted for efficiency. Further, if raw materials costs and other third-party component costs increase, we may not meet our cost reduction targets. If we cannot effectively manage our costs, our competitive position could suffer, we could lose sales and/or market share, and our margins could be adversely affected.

15

The solar power market is characterized by continually changing technology and improving features, such as increased efficiency, higher power output and enhanced aesthetics. Technologies developed by our direct competitors, including thin-film solar modules, concentrated solar power systems, solar thermal electric, and other solar technologies, may provide energy at lower costs than our products. We also face competition in some markets from other energy generation sources, including conventional fossil fuels, wind, biomass, and hydro. In addition, we compete with traditional utilities that supply energy to our potential customers. Such utilities have greater financial, technical, operational, and other resources than we do. If electricity rates decrease and our products become less competitive by comparison, our operating results and financial condition could be adversely affected.

Failure to further refine our technology, reduce costs in our manufacturing process, and develop and introduce new solar power products could cause our products or our manufacturing facilities to become less competitive or obsolete, which could reduce our market share, cause our sales to decline, and cause the impairment of our assets. We are required to continually develop new solar power products and enhancements for existing solar power products to keep pace with evolving industry standards, competitive pricing and changing customer preferences, expectations, and requirements. It is difficult to successfully predict the products our customers will demand. If we cannot continually improve efficiency and prove the reliability of our solar modules as compared with those of our competitors, our pricing will become less competitive, we could lose market share, and our margins would be adversely affected.

As we introduce new or enhanced products or integrate new technology and components into our products or expand our manufacturing capacity, we will face risks relating to new product launches and transitioning to new technologies and / or execution of our expansion plans including, among other things, the incurrence of high fixed costs, competition for equipment, technical challenges which may result in delivery delays, acceptance of products by our customers, disruption in customers’ ordering patterns, insufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology and components into our products could adversely affect our business’s operating results, financial condition, and cash flows.

The increase in the global supply of solar cells and modules, and increasing competition, may cause substantial downward pressure on the prices of such products or result in increased or changing tariff policies and cause us to lose sales or market share, resulting in lower revenues, earnings, and cash flows.

Global solar cell and module production capacity has been materially increasing overall, and solar cell and solar module manufacturers currently have excess capacity, relative to global demand, particularly in China. We believe the solar industry may from time-to-time experience periods of structural imbalance between supply and demand, and that such periods result in unpredictability (i.e. pressure on pricing or imbalanced supply due to governmental policies). Excess capacity and industry competition have resulted in the past, and may continue to result, in substantial downward pressure on the price of solar cells and modules, including our products. More recently, there has been additional pressure on global demand and increasing average selling prices resulting from fluctuating supply and demand in certain solar markets, as well as increasing supply chain costs. Intensifying competition could also cause us to lose sales or market share. The excess of global supply coupled with the decline in demand in light of a global economic slowdown caused by events such as the COVID-19 pandemic or an economic recession, and the associated decrease in consumer spending, may result in a global price reduction, such as the global price reduction in which occurred in 2020. Fluctuations in supply and demand caused by events such as the COVID-19 pandemic, an economic recession, and governmental policies such as the former “dual control of energy consumption policy of China’, as well as increased supply chain costs, may result in a global increase in the price of certain supply commodities, such as which occurred in 2021. See “Risk Factors – Risks Related to our Supply Chain - We will continue to be dependent on a limited number of third-party suppliers for certain raw materials and components for our products, and increases in the costs for raw materials and components required for our solar products could prevent us from delivering our products to our customers within required timeframes and could in turn result in sales and installation delays, cancellations, penalty payments, and loss of market share.” Such price fluctuations and impacts on demand are difficult to plan for and could have a negative impact on our revenue and earnings, and could materially adversely affect our business, financial condition, and cash flows. In addition, our internal pricing forecasts may not be accurate in such a market environment, which could cause our financial results to be different than forecasted. Uncertainty with respect to United States, People’s Republic of China (“PRC”), European and other government policies, including trade tariffs, subsidies, or other incentives for solar projects, may continue to cause increased, decreased, or volatile supply and/or demand for solar products, which could negatively impact our revenue and earnings. See “Risk Factors – Risks Related to the SolarJuice Business Generally - Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations and cash flows.”

16

Adverse global economic conditions could have a negative effect on our business, results of operations and financial condition and liquidity.

A general slowdown in the global economy, including a recession, due to inflation, geopolitics, major central bank policy actions including interest rate increases, public health crises, or other factors, or a tightening of the credit markets, could negatively impact our business, financial condition, and liquidity. As credit markets become more challenging, customers may be unable or unwilling to obtain financing for the cost of our products, and the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for our customers, any of which could materially and adversely affect sales of our products and our revenue and growth of our business. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory. Adverse global economic conditions have from time to time caused or exacerbated significant slowdowns in the industries and markets in which we operate, which may adversely affect our business and results of operations. Macroeconomic weakness and uncertainty also make it more difficult for us to accurately forecast revenue, gross margin, and expenses, and may make it more difficult to raise or refinance external financing to fund our operations and capital expenditures.

The solar industry faces competition from other types of renewable and non-renewable power industries.

The solar industry faces competition from other renewable energy companies and non-renewable power industries, including nuclear energy and fossil fuels such as coal, petroleum, and natural gas. Technological innovations in these other forms of energy may reduce their costs or increase their safety. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. The inability to compete successfully against producers of other forms of power would reduce our market share and negatively affect our results of operations.

The reduction, modification or elimination of government incentives could cause our revenue to decline and harm our financial results.

The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government mandates and economic incentives because, at present, the cost of solar power generally exceeds retail electric rates in many locations and wholesale peak power rates in some locations. Incentives and mandates vary by geographic market. Various government bodies in most of the countries where we do business have provided incentives in the form of feed-in tariffs, rebates, and tax credits and other incentives and mandates, such as renewable portfolio standards and net metering, to end-users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. For example, on August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law. The IRA consists of several provisions which aims at improving the climate change crisis, among other things, the IRA appropriates approximately $11.7 billion in total for the Loan Programs Office (“LPO”) to support its existing loan programs and add a new loan program, the Energy Infrastructure Reinvestment (EIR) Program (section 1706). In addition, the IRA made a 10-year extension of the Investment Tax Credit (ITC), allowing a 30% tax exemption of the cost of installed equipment which was instrumental in launching the US solar industry. These various forms of support for solar power are subject to change and are expected in the longer term to decline. Even changes that may be viewed as positive can have negative effects if they result, for example, in delaying purchases that otherwise might have been made before expiration or scheduled reductions in such credits. Governmental decisions regarding the provision of economic incentives often depend on political and economic factors that we cannot predict and that are beyond our control. The reduction, modification or elimination of grid access, government mandates or economic incentives in one or more of our customer markets could materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenue to decline and materially adversely affect our financial results.

17

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electric generation products is heavily influenced by government laws, regulations and policies concerning the electric utility industry globally, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our solar power products. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our solar products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that our solar power products and their installation will continue to be subject to oversight and regulation in accordance with regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements of local jurisdictions and design equipment to comply with the varying standards. For instance, all states in the U.S. regulate investor-owned utility retail electricity pricing. In addition, there are numerous publicly owned utilities and electric cooperatives that establish their own retail electricity pricing through some form of regulation or internal process. These regulations and policies could deter potential customers from purchasing solar power products. Such rate changes can include changing rates to charge lower volume-based rates—the rates charged for KW hours of electricity purchased by a residential customer—while raising unavoidable fixed charges that a homeowner is subject to when they purchase solar energy from third parties, and levying charges on homeowners based on their point of maximum demand during a month (referred to as “demand charge”). These forms of rate design could adversely impact our business by reducing the value of the electricity our solar energy systems produce compared to retail net metering, and reducing any savings customers realize by purchasing our solar power products. From April 2023, the state of California in the U.S. will be updating its solar net metering policy and the changes are expected to reduce the savings realized from the export of excess solar energy to the grid which may in turn reduce demand for our solar power products in California. In addition to changes in general rates charged to all residential customers, utilities are increasingly seeking solar-specific charges (which may be fixed charges, capacity-based charges, or other rate charges). Any of these changes could materially reduce the demand for our offerings in the U.S. and could limit the number of markets in which our offerings are competitive with electricity provided by the utilities.

In addition, the U.S., European Union, and PRC governments, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar modules, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our solar products and adversely affect our efforts to reduce costs, which could harm our results of operations and financial condition. Any new regulations or policies pertaining to our solar power products may result in significant additional expenses to us, our resellers, and our resellers’ customers, which could cause a significant reduction in demand for our solar power products.

Our business prospects could be harmed if solar energy is not widely adopted or sufficient demand for solar energy systems does not develop or takes longer to develop than we anticipate.

The solar energy market is at a relatively early stage of development. The extent to which solar energy will be widely adopted and the extent to which demand for solar energy systems will increase are uncertain. If solar energy does not achieve widespread adoption or demand for solar energy systems fails to develop sufficiently, we might be unable to achieve our revenue and profit targets. Demand for solar energy systems in our targeted markets might not develop as we anticipate. Many factors may affect the demand for solar energy systems, including the following:

•	availability of government and utility company subsidies and incentives to support the development of the solar energy industry;
•	government and utility policies regarding the interconnection of solar energy systems to the utility grid;
•	fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as changes in the price of natural gas and other fossil fuels;
•	cost-effectiveness (including the cost of solar modules), performance and reliability of solar energy systems compared with conventional and other non-solar renewable energy sources and products;
•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated solar and biomass;
•	availability of customer financing with economically attractive terms;
•	fluctuations in expenditures by purchasers of solar energy systems, which tend to decrease in slower economic environments and periods of rising interest rates and tighter credit; and
•	deregulation of the electric power industry and the broader energy industry.

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Our business has benefited from the declining cost of solar energy system components, and might be harmed to the extent that declines in the cost of such components stabilize or that such costs increase in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize or decline at a slower rate, or, in fact, increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems we own, the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices might not continue to decline at the same rate as they have over the past several years or at all, and growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them might also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow our growth and cause our business and results of operations to suffer, and the cost of solar energy system components and raw materials has and could continue to increase due to scarcity of materials, tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Our inability to respond to changing technologies and issues presented by new technologies could harm our business.

The solar energy industry is subject to technological change, and should we rely on products and technologies that cease to be attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function or quality, we might not be successful in capturing or retaining significant market share. Any new technologies utilized in our solar energy systems might also not perform as expected or as desired, in which event our adoption of such products or technologies might harm our business.

Our solar business operates in a highly competitive market with low barriers to entry and, accordingly, we may face the loss of business or reduced margins.

The solar energy system installation market is highly competitive with low barriers to entry. We currently compete with significantly larger companies and many small installers and developers. Larger companies might have greater financial, technical, and marketing resources and greater name recognition than us, and smaller companies might benefit from lower cost structures and be able to offer lower prices.

The competitive position of our solar business depends on factors outside of our control, including the following:

•	the availability of solar financing solutions;
•	the price at which competitors offer comparable products;
•	marketing efforts undertaken by our competitors;
•	the extent of our competitors’ responsiveness to customer needs; and
•	access to materials, labor, and installation services.

Competition in the solar energy system installation market might increase in the future as a result of low barriers to entry, and increased competition could result in reductions in price, margins, and market share and in greater competition for qualified personnel. Our business and operating results would be adversely affected if we were unable to compete effectively.

19

A potential failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition, and results of operations. We may be unable to accurately report our financial results or prevent fraud if we cannot maintain an effective system of internal controls over our financial reporting.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the “SEC,” as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. We are an “emerging growth company,” and are expected to first include a management report on our internal controls over financial reporting in our annual report in the fifth fiscal year end following the effectiveness of our initial public offering. Our management may conclude that our internal controls over our financial reporting are not effective, and our reporting obligations as a public company will place a significant strain on our management, operational and financial resources, and systems for the foreseeable future, which will increase our operating expenses.

We identified deficiencies in our internal control that we consider to be material weaknesses in our internal control over financial reporting which existed as of December 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. We determined that we have the following six material weaknesses in our internal controls: (1) failure to maintain an effective control environment of internal control over financial reporting; (2) failure to develop an effective risk assessment process to identify and evaluate at a sufficient level of detail all relevant risks of material misstatement, including business, operational, and fraud risks; (3) ineffective monitoring activities to assess the operation of internal control over financial reporting; (4) ineffective process-level controls associated with the revenue, purchasing and inventory, treasury, property and equipment, tax, and payroll processes that (a) addressed relevant risks, (b) provided sufficient evidence of performance, and (c) established appropriate segregation of duties, during the financial reporting processes; (5) lack of sufficient controls designed and implemented for financial information processing and reporting and lacked resources with requisite skills for the financial reporting under U.S. GAAP; and (6) lack of sufficient controls designed and implemented in IT environment and IT general control activities, which mainly associated with areas of logical access security, system change, computer operation and service organization control monitoring activities. Certain process-level automated controls and manual controls that are dependent on the completeness and accuracy of information derived from the affected information technology systems were also ineffective.

To remediate the material weaknesses described above, we plan to continue to establish a comprehensive and effective internal control system with the assistance from third-party consulting firm which shall provide relevant professional advisory services to us. We plan to continue to assess our standardized processes to further enhance the effectiveness of our financial review, including the analysis and monitoring of financial information in a consistent and thorough manner. The Company’s remediation actions to be taken were highlighted as follows: (1). strengthen overview and monitoring from the Company’s governance, and set up the Company’s internal audit department who reports to the audit committee directly, to ensure enhanced oversight over the Company’s financial reporting function; (2) engage a professional adviser to review, test and optimize the Company’s internal control system, particularly focusing on the material weaknesses identified as above, (3) launch and improve the internal control execution plan to supervise and monitor the operational functions; (4) establish a formal and systematic risk assessment program and involve upper management to identify and analyze risks; (5) provide our accounting team and other relevant personnel with more comprehensive guidelines and training on the policies and controls over financial reporting under U.S. GAAP and SEC rules and requirements; (6) strengthen the review controls on journal entries and accounting treatments and adjustment by providing our accounting team with more comprehensive guidelines on the policies and controls over financial reporting under U.S. GAAP and SEC rules and Requirements; (7) enhance management monitoring and review of key processes with more comprehensive guidelines on the policies and controls over financial reporting; and (8) strengthen the monitoring and evaluation of the independent and competent tax and accounting agencies and strengthen the supervision and controls on the IT functions, including the enhancement of logical security and monitor service provider.

The establishment of effective internal controls over financial reporting is necessary for us to produce reliable financial reports and are important to help prevent fraud. Our failure to achieve and maintain effective internal controls over financial reporting could consequently result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. We anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

20

Our management has identified material weaknesses in our internal control over financial reporting and we may not be able to remediate these weaknesses. Additionally, our management may identify material weaknesses in the future that could adversely affect investor confidence, impair the value of our securities, and increase our cost of raising capital.

There can be no assurance as to how quickly or effectively we can remediate the material weaknesses in our internal control over financial reporting or that additional material weaknesses will not be identified in the future. Any failure to remedy additional weaknesses or deficiencies in our internal control over financial reporting that may be discovered in the future or to implement new or improved controls, or difficulties encountered in the implementation of such controls, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that our internal control over financial reporting is effective. Ineffective internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and subject us to civil or criminal penalties or shareholder litigation, which could have an adverse effect on the trading price of our securities. In addition, if we identify additional deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, additional deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

Our corporate strategy includes growth through the acquisition of assets and companies, which might involve risk to investors.

These risks include:

•	difficulties integrating the operations and personnel of purchased assets or acquired companies;
•	diversion of management’s attention from ongoing operations;
•	potential difficulties and increased costs associated with completion of any assumed construction projects;
•	insufficient revenues to offset increased expenses associated with acquisitions and the potential loss of key employees or customers of the acquired companies;
•	assumption of liabilities of an acquired business, including liabilities that were unknown at the time the acquisition was negotiated;
•	difficulties relating to assimilating the personnel, services, and systems of an acquired business and to assimilating marketing and other operational capabilities;
•	increased burdens on our staff and on our administrative, internal control and operating systems, which may hinder our legal and regulatory compliance activities;
•	difficulties in applying and integrating our system of internal controls to an acquired business;
•	if we issue additional equity securities, such issuances could have the effect of diluting our earnings per share, as well as our shareholders’ individual ownership percentages in the Company;
•	the recording of goodwill or other non-amortizable intangible assets that will be subject to subsequent impairment testing and potential impairment charges, as well as amortization expenses related to certain other intangible assets; and
•	while we often obtain indemnification rights from the sellers of acquired businesses, such rights may be difficult to enforce and the indemnitors may not have the ability to financially support the indemnity. Failure to manage and successfully integrate acquisitions could harm our financial position, results of operations, cash flows and liquidity.

We may be unable to successfully manage and integrate our Australian and U.S. businesses.

We operate a domestic roofing products and solar module installation business under SJ America and a solar module manufacturing plant under SJ Technology. SJ Australia conducts a PV products wholesale business very different from SJ American and SJ Technology. Our U.S. solar module manufacturing, roofing and solar installation business operates in California and had approximately 130 employees and 23 employees, respectively, as of August 11, 2023, not including independent contractors and sub-contractors. We are headquartered in Australia and need to successfully manage, oversee, and integrate our U.S. businesses, which may impose certain challenges due to geographic and time differences and different applicable rules and regulations. The Company will also need to manage and integrate the IT and accounting systems of our U.S. business with SJ Australia and implement internal controls over financial reporting and disclosure procedures. Our domestic operations will also be required to comply with all licensing and applicable laws, rules and regulations that are applicable to the Solar4America and Roofs 4 America brand products in each of the jurisdictions in which we conduct business. Our inability to successfully manage and integrate the Australian and U.S. businesses could significantly impair the Company’s prospects and the value of your investment.

21

Our three business units, SJ Australia, SJ America, and SJ Technology, conduct distinct businesses. Although we believe that there are significant synergies to be derived if we are able integrate the three operations in terms of supply chain management, product design, manufacturing, and overall PV industry branding, we cannot guarantee that we can successfully integrate the three businesses to optimize the management costs for a global holding company structure.

SJ Australia, SJ America and SJ Technology are dissimilar businesses. The three business units also operate under different managerial systems, including different CRM/ERP systems. While we have paid attention to the need to integrate the ERP systems, as we revamp the ERP system for SJ America, there is no guarantee that the overall IT configurations for the three business units will be fully integrated in the future. The three business units operate in different jurisdictions and different industries, and different requirements for payroll, personnel, benefits, licensing, and other regulatory requirements. We cannot guarantee that we can integrate back office supporting functions other than the ERP. The three business units also face distinctive cash conversion cycles and working capital needs. As SJ America engages in a business turnaround, forecasting its liquidity needs is more challenging, and there is no assurance that the three business units will be able to efficiently share their resources for liquidity requirements. Our management team might not be able to successfully operate all three businesses.

We may not have sufficient cash flow from our business to timely pay our interest and principal obligations under our existing indebtedness with banks or other financial institutions, which might force us to take other actions to satisfy our obligations.

On March 18, 2019, SJ Australia entered into debtor finance agreements with Scottish Pacific (BFS) Pty Ltd. (“Scottish Pacific”), whereby Scottish Pacific provided SJ Australia an invoice discounting facility.

As of December 31, 2022, all the outstanding accounts receivable of SolarJuice were pledged to Scottish Pacific, for a total gross amount of $18,704,000. As of December 31, 2022, SJ Australia had restricted bank deposits of $491,000, mainly established for paying the obligations of SJ Australia for the invoice discounting facility. The current balance under the Scottish Pacific facility is approximately $4.5 million, and the current interest rate under the facility is 7.86%. SJ (RBA 31 Dec 2022 USD 0.6775) (RBA 31 July 2023 USD 0.6682). On May 19, 2023, the Company entered an Invoice Finance (facility limit: US$8.8 million) and a Trade Finance (facility limit: US$4.7 million) agreement with Westpac Banking Corporation. The current balance under the Westpac bank facility is approximately US$3.8 million, and the current interest rate under the facility is 6.42% under invoice finance and 6.05% under trade finance. The facility is secured by all existing and future assets and undertakings owned by the company.

Servicing this line of financing requires a significant amount of cash. Our ability to make scheduled payments of the principal and interest on our indebtedness, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not generate cash flow from operations sufficient to service our debt and make necessary capital expenditures to operate our business. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as slowing our business, selling assets, restructuring debt, or obtaining additional debt and equity capital on terms that may be onerous or highly dilutive. Our ability to timely repay or otherwise refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We also expect to incur additional debt in the future, subject to the restrictions contained in our debt instruments. Increases in our existing debt obligations would further heighten the debt related risks discussed above, and we may not be able to enter into new debt instruments on acceptable terms or at all. Our business might be adversely affected if we are unable to satisfy financial covenants and other terms under existing or new instruments, or obtain waivers or forbearance from our lenders, or if we are unable to obtain refinancing or new financings for our working capital, equipment, and other needs on acceptable terms if and when needed.

22

Our continued success requires us to hire, train and retain qualified personnel and subcontractors in a competitive industry.

The success of our business depends on our ability to attract, train, and retain qualified, reliable personnel, including, but not limited to, our executive officers and key management personnel. We also rely on engineers, project management personnel, and other employees and qualified subcontractors who possess the necessary and required experience and expertise to perform their respective services at a reasonable and competitive rate. Competition for these and other experienced personnel is intense, and it might be difficult to attract and retain qualified individuals with the requisite expertise and within the time frame demanded by our customers. We might not be able to satisfy the demand for our services in certain regions because of our inability to successfully hire, train and retain qualified personnel, and we might find it difficult to replace personnel who hold credentials that might be required to perform certain government projects and/or who have significant government contract experience.

Changes in general or local economic conditions and the resulting impact on the labor market and on our joint venture partners might make it difficult to attract or retain qualified individuals in the geographic areas where we perform our work, and if we are unable to provide competitive compensation packages, high-quality training programs and attractive work environments or to establish and maintain successful partnerships, our reputation, relationships and/or ability to profitably execute our work could be adversely impacted.

Our operations subject us to risks associated with currency fluctuations.

A significant part of our revenue and profit is derived from our SJ Australia subsidiary. Our future international operations might subject us to further risks relating to currency fluctuations. Foreign currencies periodically experience rapid and/or large fluctuations in value against the U.S. dollar. A weakened U.S. dollar could increase the cost of procurement of raw materials, by our suppliers, from foreign jurisdictions and operating expenses in foreign locations, which could have a material adverse effect on our business and results of operations.

A significant portion of our products are provided by manufacturers who incur costs purchasing raw materials and generating operating expenses in foreign currencies. If the value of the U.S. dollar depreciates against these other currencies significantly or for a prolonged period, those suppliers might raise the prices to us, which in turn could harm our business and results of operations. Although the value of the U.S. dollar has been high relative to other currencies in recent periods, there is no guarantee that this trend will continue.

Damage to our brands and reputation, or change or loss of use of our brands, could harm our business and results of operations.

We depend significantly on our reputation for high-quality products, excellent customer service and the brand names “Solar Juice,” “Opal,” “Solar4America,” and “Roofs 4 America” to attract new customers and grow our business. If SJ Australia fails to continue to deliver solar and other energy components timely, or if SJ America damages any of our customers’ properties or delays or cancels projects, our brand and reputation could be significantly impaired. Future technological improvements might allow us to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems and energy storage systems might prevent us from offering such lower prices or new technology to our existing customers. The inability of our current customers to benefit from technological improvements could cause our existing customers to lower the perceived value of our existing products and impair our brand and reputation.

We note that given the sheer number of interactions our consumer business has with customers and potential customers, it is inevitable that some customer interactions with our company or dealers operating on our behalf will be perceived as less than satisfactory. These could lead to instances of customer complaints which could affect our ratings on websites and social media platforms, and if we cannot manage our hiring and training processes to avoid or minimize these issues to the extent possible, our reputation might be harmed and our ability to attract new customers would suffer.

We face competition from traditional energy companies as well as solar and other renewable energy companies.

The solar energy industry is highly competitive and continually evolving, as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our competitors include established utilities that supply energy to homeowners by traditional means, and we compete with these utilities primarily based on price, predictability of price, and the ease by which homeowners can switch to electricity generated by our solar service offerings. If we cannot offer compelling value to customers based on these factors, then our business and revenue will not grow. We also compete with traditional installers who face similar challenges.

23

The production of solar energy depends heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings might be below our customers’ expectations, reducing the attractiveness of our offerings compared with traditional energy suppliers.

We also face competition from other residential solar service providers. Many of these competitors have a higher degree of brand name recognition, differing business and pricing strategies, and greater capital resources than we have, as well as extensive knowledge of our target markets. If we are unable to establish or maintain a consumer brand that resonates with customers, maintain high customer satisfaction, or compete with the pricing offered by our competitors, our sales and market share position might be adversely affected, as our growth is dependent on originating new customers. We also face competitive pressure from companies that might offer lower-priced consumer offerings than we do.

We compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure. These power service companies are able to offer customers electricity supply-only solutions that are competitive with our solar service offerings on both price and usage of solar energy technology, which might limit our ability to attract customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar modules on their roofs.

We also face competition from purely finance-driven nonintegrated competitors that subcontract out the installation of solar energy systems, from installation businesses (including solar partners) that seek financing from external parties, from large construction companies, and from electrical and other roofing companies. Local installers that might otherwise be viewed as potential solar partners might gain market share by being able to be the first providers in new local markets, and some of these competitors might provide energy at lower costs than we do. We also face competition from companies offering consumer loans for solar module products, since declining prices for solar modules and related equipment has resulted in an increase in consumers’ purchasing, instead of leasing, solar energy systems.

As the solar industry grows and evolves, we will continue to face existing competitors as well as new competitors who are not currently in the market (including those resulting from the consolidation of existing competitors) that achieve significant developments in alternative technologies or new products such as storage solutions, loan products, or other programs related to third-party ownership. Our failure to adapt to changing market conditions, to compete successfully with existing or new competitors and to adopt new or enhanced technologies could limit our growth and have a material adverse effect on our business and prospects.

A material drop in the retail price of utility-generated electricity or electricity from other sources could reduce the desirability of our solar power products, potentially our prospects.

Customer decisions to buy our solar energy systems are impacted by electricity costs. Decreases in the retail prices of electricity from utilities or other energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;
•	the construction of additional electric transmission and distribution lines;
•	reductions in prices of natural gas or other natural resources;
•	energy conservation technologies and public initiatives to reduce electricity consumption;
•	development of new energy technologies that provide less expensive energy, including storage; or
•	utility rate adjustments and customer class cost reallocation.

A reduction in utility electricity prices would make the purchase of our solar service offerings less attractive, and if the retail price of energy available from utilities were to decrease due to any of these or other reasons, we would be at a competitive disadvantage, and we might be unable to attract new customers and our growth would be limited.

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, (the “HFCAA”), was enacted on December 18, 2020. The HFCA Act states that if the United States Securities and Exchange Commission (the “SEC”) determines that an issuer’s audit reports issued by a registered public accounting firm have not been subject to inspection by the Public Company Accounting Oversight Board (United States) (“PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit such issuer’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Therefore, the Company’s securities may be delisted from a national securities exchange in the U.S. pursuant to the HFCA Act. Under certain pending legislation the time period leading up to a prohibition on trading may be shortened. A termination in the trading of our securities or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities. While the Company’s auditor is based in the United States and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the Holding Foreign Companies Accountable Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

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Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our prospects to successfully complete a business combination with a China-based company, our access to the U.S. capital markets and the price of our shares.

Other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to complete a business combination with certain China-based businesses.

Invasion of Ukraine could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. We do not have any operations or business in Russia or Ukraine, however, we may be potentially indirectly adversely impacted any significant disruption it has caused and may continue to escalate. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia may resort to retaliatory actions, including the launching of cyberattacks. It is possible that these attacks could have collateral effects on additional critical infrastructure and financial institutions globally, which could adversely affect our operations. It is difficult to assess the likelihood of such threat and any potential impact at this time. Any one or more of these events may impede our operation and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

Risk Factors Relating to our Solar Wholesale Distribution Businesses

SJ Australia depends on a limited number of suppliers of solar energy system components. The acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our or our dealers’ ability to obtain components or technologies that we use could result in sales and installation delays, cancellations and loss of customers.

SJ Australia purchases solar modules, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, making us susceptible to quality issues, shortages and price changes. If one or more of the suppliers that we and our dealers rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us and our dealers, it might be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms and our ability and the ability of our dealers to satisfy this demand might be adversely affected.

We highlight the limited number of suppliers of inverters, which are components that convert electricity generated by solar modules into electricity that can be used to power the home. Once we design a system for use with a particular inverter, if that type of inverter is not readily available at an anticipated price, we might incur delays and additional expenses to redesign the system, and the inverters on our solar energy systems generally carry only ten-year warranties. If there is an inverter equipment shortage in a year when a substantial number of inverters on our systems need to be replaced, we might not be able to replace the inverters to maintain proper system functioning or might be forced to do so at higher than anticipated prices, either of which would adversely impact our business.

We also note the limited number of suppliers of batteries. Once we design a system for use with a particular battery, if that type of battery is not readily available from our supplier, we might incur delays and additional expenses to install the system or be forced to redesign the system.

The solar energy industry is a new and evolving market, which may not grow to the size or at the rate we expect.

The solar energy industry is a new and rapidly growing market opportunity. We believe the solar energy industry will take several years to fully develop and mature, but we cannot be certain that the market will grow to the size or at the rate that we expect. Any future growth of the solar energy market and the success of our solar service offerings depend on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our solar service offerings cost-effectively, and our business might be adversely affected should the markets for solar energy do not develop to the size or at the rate we expect.

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Solar energy has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments. If this support diminishes materially, our ability to attract customers for our products and services could be adversely affected. Growth in residential solar energy also depends on dynamic macroeconomic conditions, retail prices of electricity and customer preferences. Declining macroeconomic conditions, including labor markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial ability, credit scores or interest in entering into long-term contracts, even if such contracts would generate immediate and long-term savings.

We face competition from conventional and renewable energy sources that may offer products and solutions that are less expensive or otherwise perceived to be more advantageous than solar energy solutions, which could materially and adversely affect the demand for and the average selling price of our products and services.

We face significant competition from providers of conventional and renewable energy alternatives such as coal, nuclear, natural gas and wind to the extent they are able to offer energy solutions that are less expensive than solar energy and our products. We compete with conventional energy sources primarily based on price, predictability of price and energy availability and the ease with which customers can use electricity generated by solar energy projects. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. If solar energy systems cannot offer a compelling value to customers based on these factors, then our business growth may be impaired.

Conventional energy sources generally have substantially greater financial, technical, operational and other resources than solar energy sources, and as a result may be able to devote more resources to the research, development, promotion and product sales or respond more quickly to evolving industry standards and changes in market conditions than solar energy systems. Conventional and other renewable energy sources may be better suited than solar for certain locations or customer requirements and may also offer other value-added products or services that could help them compete with solar energy sources, even if the cost of electricity they offer is higher than solar energy sources. In addition, the source of a majority of conventional energy electricity is non-renewable, which may in certain markets allow them to sell electricity more cheaply than electricity generated by solar generation facilities. Non-renewable generation is typically available for dispatch at any time, as it is not dependent on the availability of intermittent resources such as sunlight.

The cost-effectiveness, performance and reliability of solar energy products and services, as compared to conventional and renewable energy sources, could materially and adversely affect the demand for and the average selling price of our products and services. The inability to compete successfully against producers of other forms of power would reduce our market share and negatively affect our results of operations.

Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.

Our business and operations may be impacted by data security breaches and cybersecurity attacks, including attempts to gain unauthorized access to confidential data. We receive, store, and use certain personal information of our employees, customers, and the end-users of our customers’ solar PV systems. We take steps to protect the security, integrity, and confidentiality of the personal information we process; however, we have been subject to cybersecurity attacks and other information technology system disruptions in the past and there is no guarantee that inadvertent or unauthorized access, use or disclosure will not occur despite our efforts. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative measures.

Unauthorized use or disclosure of, or access to, any personal information maintained by us or on our behalf, whether through breach of our systems, breach of the systems of our suppliers or vendors by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm our business. If any such unauthorized use or disclosure of, or access to, such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state, and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers, and have an adverse impact on our business, financial condition and results of operations.

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Risk Factors Relating to our Roofing and Solar Power Businesses

SJ America purchased certain assets from Petersen-Dean, Inc. and its affiliates (collectively “Petersen-Dean” or “PDI”) in February 2021 to launch its domestic roofing and solar products installation business through a bankruptcy proceeding commenced by PDI in June 2020. SJ America has incurred losses operating these assets since acquiring them. Although we have focused on reducing expenses and increasing sales, there is no assurance that profitability can be achieved or sustained.

Due to the impact of the COVID pandemic and significant outstanding debt, on June 11, 2020 PDI filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, and, subsequently, the bankruptcy court organized several rounds of asset auctions to raise cash for PDI. SJ America participated in two of those asset auctions.

We entered the winning bid at an auction held in December 2020 and the following month paid $875,000 for assets related to PDI’s consumer business, which consisted mainly of approximately 1,200 unfinished contracts for solar and/or roofing products installation.

The PDI bankruptcy court also auctioned substantially all of PDI’s commercial division assets in December 2020, which consisted mainly of vehicles, forklifts, work-in-progress contracts, inventories, furniture, fixtures and equipment. SJ America won this auction, ultimately paying $6,875,000 in cash and assuming $11,000,000 of debtor-in-possession financing (“DIP Facility”) on February 25, 2021, which is pledged by the accounts receivable of PDI factored as of the acquisition date. SJ America is responsible to repay the remaining part of the facility if the collection of the factored accounts receivable is not able to cover the loan balance. The DIP Facility was terminated on April 15, 2023. The assets purchased from PDI are the basis for SJ America’s current roofing and solar panel installation business.

SJ America incurred a loss of $8.4 million on $25.9 million in revenue for the 12 months ended December 31, 2022.

We note that if SJ America cannot achieve or maintain profitability in our domestic residential roofing and solar product installation business, the value of our ordinary shares could decline, or you could lose your entire investment.

Market prices of retail electricity generated by utilities or other energy sources also could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.

We have historically benefited from declining costs in our industry, and our business and financial results might be harmed not only as a result of any increases in costs associated with our solar service offerings, but, also, by any failure of these costs to continue to decline as we currently expect. If we do not reduce our cost structure in the future, we may not achieve profitability.

Declining costs related to raw materials, manufacturing and the sale and installation of our solar service offerings have been a key driver in the pricing of our solar service offerings and customer adoption of solar energy. The prices of solar modules and raw materials have declined, however the cost of solar modules and raw materials could increase in the future, and such products’ availability could decrease, due to a variety of factors, including restrictions stemming from the COVID-19 pandemic, tariffs and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements, and changes in technology and industry standards.

Other factors may also impact costs, such as our choice to make significant investments to drive growth in the future.

Competition and Price Cutting

The roofing industry is very competitive based on the large number of contractors, and there is intense competition over the pricing of roof repairs and installations, and our business might suffer if our competitors reduce their prices to where we can no longer profitably operate.

We might lose business to competitors that underbid us and might be unable to compete favorably in our highly competitive industry.

Most of our project awards are determined through a competitive bidding process in which price is the determining factor, and we compete against multiple competitors in many of the markets in which we operate. Some of our competitors are larger than we and are vertically integrated, and competitors larger than us may be able to better exploit economies of scale to receive higher discounts or rebates when purchasing materials. An increase in competition may result in decreases in new project awards to us at acceptable profit margins, and a downturn in private residential and commercial construction could materially and adversely impact our financial condition, results of operations or liquidity.

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Our business is seasonal and subject to adverse weather conditions, which can adversely impact our business.

Some of our construction operations occur outdoors in areas in which hurricanes, tornadoes, tropical storms, and/or wildfires are common. Seasonal changes and adverse weather conditions, such as extended snowy, rainy or cold weather, can adversely affect our business operations through delays in our construction schedules, and reduced efficiencies in our contracting operations, resulting in under-utilization of crews and equipment and lower contract profitability. Climate change may lead to increased extreme weather and changes in precipitation and temperature, including natural disasters. Should the impact of climate change be significant or occur for lengthy periods of time, our financial condition or results of operations would be adversely affected.

The reduction, modification, delay or discontinuation of government subsidies and other economic incentives for the solar industry might reduce the profitability or viability of our solar projects and materially adversely affect our business.

Solar energy is not currently cost competitive with other energy sources in our existing markets and the new markets into which we plan to expand. For a variety of technological and economic reasons, the cost of generating electricity from solar energy in these markets currently exceeds and, absent significant changes in technological or economic circumstances, will continue to exceed the cost of generating electricity from conventional and certain other competing energy sources. Government subsidies and incentives, primarily in the form of tax credits, net metering, and other incentives to end users and distributors of solar products are generally required to enable companies such as us to successfully operate in these markets.

Government subsidies and incentives vary by geographic market. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns, and other macro-economic factors. These government subsidies and incentives are expected to gradually decrease in scope or be discontinued as solar energy technology improves and becomes more affordable relative to other types of energy. Reductions have occurred in certain areas where we have operations, and subsidies and incentives may be further reduced or discontinued in areas where we currently or intend to operate. A significant reduction in the scope or discontinuation of government incentive programs in our existing and target markets could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Existing rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation and changes to these regulations and policies might deter the purchase and use of solar energy systems and negatively impact development of the solar energy industry.

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, the vast majority of states have a regulatory policy known as net energy metering, or “net metering”, which allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid and not consumed on-site. The customer consequently pays for the net energy used or receives a credit at the retail rate if more electricity is produced than consumed. Net metering, in some states, is being replaced with lower credits for the excess electricity sent onto the grid from solar energy systems, and utilities are imposing minimum or fixed monthly charges on owners of solar energy systems. These regulations and policies have been modified in the past and may be modified in the future in ways that can restrict the interconnection of solar energy systems and deter purchases of solar energy systems by customers. Electricity generated by solar energy systems also competes most favorably in markets with tiered rate structures or peak hour pricing that increase the price of electricity when more is consumed. Modifications to these rate structures by utilities, such as reducing peak hour or tiered pricing or adopting flat rate pricing, could require the price of solar energy systems to be reduced in order to compete with the price of utility generated electricity.

Large California utilities have, for instance, started transitioning customers to time-of-use rates and also have adopted a shift in the peak period for time-of-use rates to later in the day. The Pacific Gas & Electric website currently discloses the cost structure for differing electric rates to its customers based upon the time of day with peak and off-peak pricing. See www.pge.com/residential/rate-plans/time-of-use-base-plan.Unless grandfathered under a different rate, residential customers with solar energy systems are required to take service under time-of-use rates with the later peak period. Moving utility customers to time-of-use rates or the shift in the timing of peak rates for utility-generated electricity to include times of day when solar energy generation is less efficient or non-operable could also make our offerings less competitive. Time-of-use rates could also result in higher costs for our customers whose electricity requirements are not fully met by our offerings during peak periods. The price of electricity from utilities also may grow less quickly than the escalator feature in certain of our solar service agreements, which could also make our systems less competitive with the price of electricity from the electrical grid and result in a material adverse effect on our business, financial condition and results of operations.

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The reduction, elimination or expiration of government subsidies and economic incentives for solar energy systems could reduce the demand for our products and services.

National, state and local government bodies and utilities, in Australia and the U.S., provide incentives to end-users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. These incentives enable us to lower the price we charge our customers for solar energy systems, but might expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase and often occur without warning. Applicable authorities might also adjust or decrease incentives or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. The reduction, elimination or expiration of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in a significant reduction in demand for our solar energy systems, which would negatively impact our business.

Existing regulations, and changes to such regulations, might present technical, regulatory and economic barriers to the installation of solar energy systems, which may significantly reduce demand for our solar energy systems.

The installation of solar energy systems is subject to oversight and regulation under local ordinances; building, zoning and fire codes; utility interconnection requirements for metering; and other rules and regulations. We attempt to keep apprised of these requirements on a national, state and local level and must design and install our solar energy systems to comply with varying standards. Certain jurisdictions may have ordinances that prevent or increase the cost of installation of our solar energy systems. New government regulations or utility policies pertaining to the installation of solar energy systems are unpredictable and might result in significant additional expenses or delays, which could cause a significant reduction in demand for solar energy systems.

An increase in our cost of materials could arise as a result of U.S. trade restrictions or tariffs on imported solar modules, cells, inverters, batteries or other products related to our business.

The U.S. and China in 2018 began a new round of mutual tariffs on various products imported from each other’s country. The initial U.S. tariffs on products from China include an additional 25% tariff on solar modules and cells made in China, as well as a 25% tariff on inverters, batteries and electrical equipment made in China beginning in January 2019. For example, in January 2018, in response to a petition filed under Section 201 of the Trade Act of 1974, President Trump imposed four-year tariffs on imported solar modules and imported solar cells not assembled into other products (the “Section 201 Module Tariffs”) that apply to all imports above a 2.5 gigawatts (GW) annual threshold. The Section 201 Module Tariffs were 30% in 2018 and stepped down by 5% annually in the second, third and fourth years. In October 2020, President Trump issued a proclamation increasing the tariff from 15% to 18% for 2021, the final year under the original Sec. 201 proclamation imposing the tariffs. The U.S. has also imposed or announced tariffs on products imported from other countries that might provide products that we use. A February 2022 Reuters article disclosed that although President Biden has extended the tariffs for an additional four years into 2026, he has eased the terms of his predecessor to provide an exemption for bi-facial or two-sided solar modules. Reuters noted the substantial delta between the current approximate 7 GW of annual domestic solar module production capacity and the annual domestic solar industry demand of over 20 GW. Industry reports disclose that the Biden Administration in 2022 decided to extend the Section 201 tariffs on silicon solar modules and solar cells and provided for a 5.0 GW annual tariff quota on solar cells and modules. See www.pv-magazine.com/2022/02/07 article. A July 2023 Tax Foundation report (see taxfoundation.org/research/all/federal/tariffs-trump-trade-war) discloses that the Section 301 U.S. tariffs on Chinese made products remains at 25% under the Biden administration, and account for $71 billion of the $74 billion current federal tariff revenue. Although one intent is to encourage the development of the domestic solar module and cell manufacturing business in the long term, the number of domestic solar installations has been mollified in the short term, largely because fewer imports of solar components and finished products are being imported from Asia. We cannot predict future tariffs or trade laws between the U.S. and other countries, which products might be subject to tariffs or other actions, or retaliatory actions against the U.S. by such other countries. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact our supply chain, our costs, our suppliers, and the U.S. economy, which could in turn adversely affect our business, financial condition and results of operation.

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Our solar business installs solar energy systems, and many factors can prevent us from completing installations on time or on budget.

Factors that might prevent us from completing installations on time or on budget include:

•	shortages of materials;
•	shortages of skilled labor;
•	unforeseen installation scheduling, engineering, excavation, environmental or geological problems;
•	job site issues that were not apparent during site inspection;
•	natural disasters, hurricanes, weather interference, fires, earthquakes or other casualty losses or delays;
•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;
•	changes to plans or specifications;
•	performance by subcontractors;
•	disputes with subcontractors; and
•	unanticipated cost increases in materials, labor or other elements of our projects beyond budgets and allowances for contingencies.

Our installation projects expose us to risks of cost overruns due to typical uncertainties associated with any project or changes in the designs, plans or concepts of such projects, and installation costs might exceed estimated costs of completion.

We note that the cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contracts, and should an expected contract award be delayed or not received, we could incur costs resulting from excess staff or redundancy of facilities that could have a material adverse impact on our business, financial condition and results of operations.

Failure to maintain safe work sites could result in significant losses.

Construction and maintenance sites are potentially dangerous workplaces and often put our employees and others in close proximity with mechanized equipment, moving vehicles, chemical and manufacturing processes, and highly regulated materials.  We are often responsible for safety and must implement safety procedures. Should our safety procedures prove ineffective or incomplete, we might suffer injury to our employees, and expose the company to litigation. Our failure to maintain adequate safety standards through our safety programs could result in reduced profitability or the loss of projects or clients, and could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

Failure of our subcontractors to perform as anticipated could have a negative impact on our results.

We subcontract portions of some of our contracts to specialty subcontractors, but we are ultimately responsible for the successful completion of their work. Although we seek to require bonding or other forms of guarantees, we are not always successful in obtaining those bonds or guarantees from our higher-risk subcontractors. We might be responsible for the failures on the part of our subcontractors to perform as anticipated, resulting in a potentially adverse impact on our cash flows and liquidity, and the total costs of a project could exceed our original estimates and we could experience reduced profits or a loss for that project, which could have an adverse impact on our financial position, results of operations, cash flows and liquidity.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm our business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make our offerings less economically attractive. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal, or renewable energy technologies;
•	the construction of additional electric transmission and distribution lines;
•	a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, relaxation of associated regulatory standards, or broader economic or policy developments;
•	less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and
•	development of competing energy technologies that provide less expensive energy.

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A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make our offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from residential systems or if similar events impacting the economics of our offerings were to occur, we might have difficulty attracting new customers or existing customers might default or seek to terminate, cancel or otherwise avoid the obligations under their solar service agreements.

Our ability to provide our solar product and service offerings to homeowners in the U.S. on an economically viable basis depends in part on our ability to arrange financing for these systems. Failure to find partners to provide such financing to our consumers would pose a significant obstacle for us to sustain the U.S. consumer business.

We currently have only indirect partnership relationships with consumer financing providers, through a third-party platform. We are in the process of establishing direct relationships with several financing providers; however, we can give no assurance whether or when we can establish such relationships. Historically, there have been a limited number of investors that generate sufficient profits and possess the requisite financial sophistication to provide financing for solar energy systems for homeowners, and a lack of depth in this market might limit our ability to find partners which can provide financing for our consumers. Our larger competitors might be able far more readily than us to offer financing options to customers, including PPAs, pursuant to which solar energy systems are installed at little cost to the consumer.

Certain types of home solar energy system financing also depend on the existing tax regulatory environment. We are uncertain whether this type of financing will continue to be available to us, as the legal and regulatory landscape may shift in a manner that reduces or eliminates the attractiveness of such financing opportunities.

We have limited insurance coverage in business operation, which may prevent us from obtaining insurance to cover all risks of losses, and could have an adverse effect on our results of operations.

Our insurance policies cover employee-related accidents and injuries, property damage, machinery breakdowns, fixed assets, facilities and liability deriving from our activities, including environmental liability. We consider our current insurance coverage to be adequate, but we cannot assure you that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Our insurance coverage is also subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot assure you that our insurance coverage will continue to be available at comparable rates or on similar terms, if at all. We might also reduce or cancel our insurance coverage at any time, and might not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates and we may elect to self-insure a portion of our solar project portfolio. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

SJ America depends on a limited number of suppliers of solar energy system components. Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our or our dealers’ ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers.

SJ America purchases solar modules, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, making us susceptible to quality issues, shortages and price changes. Currently SJ America obtains solar energy components from distributors like Independent Electric Supply, or from manufacturers like SunPower, Enphase, or SolarX.

If one or more of the suppliers that SJ America relies upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms and our ability and the ability of our dealers to satisfy this demand may be adversely affected.

If we fail to develop, maintain and expand our relationships with these or other suppliers, we may be unable to adequately meet anticipated demand for our solar service offerings, or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we or our solar partners rely upon to meet anticipated demand ceases or reduces production, we may be unable to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and we may be unable to satisfy this demand.

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In particular, there is a limited number of suppliers of inverters, which are components that convert electricity generated by solar modules into electricity that can be used to power the home. For example, once we design a system for use with a particular inverter, if that type of inverter is not readily available at an anticipated price, we may incur delays and additional expenses to redesign the system. Further, the inverters on our solar energy systems generally carry only ten-year warranties. If there is an inverter equipment shortage in a year when a substantial number of inverters on our systems need to be replaced, we may not be able to replace the inverters to maintain proper system functioning or may be forced to do so at higher than anticipated prices, either of which would adversely impact our business.

Similarly, there is a limited number of suppliers of batteries. Once we design a system for use with a particular battery, if that type of battery is not readily available from our supplier, we may incur delays and additional expenses to install the system or be forced to redesign the system.

SJ America is subject to risks associated with installations and other contingencies.

SJ America installs roofing and solar energy system products and energy storage systems. We might be liable to our customers for any damage that we cause to buildings or other property during installations.

We might install the roofing products improperly, and causes water leaks, or we might penetrate our customers’ roofs during the solar system installation process, and incur liability for the failure to adequately weatherproof such penetrations following the completion of installation of solar energy systems. Because our solar energy systems and energy storage systems are high-voltage energy systems, we might incur liability for our failure to comply with electrical standards and manufacturer recommendations, and prior to obtaining permission to operate our solar energy systems and energy storage systems, the systems must pass various inspections. Any delay in passing, or inability to pass, such inspections, would adversely affect our results of operations. Because our profit on a particular solar energy system and energy storage system, if applicable, is based in part on assumptions as to the ongoing cost of the related solar energy system and energy storage system, if applicable, cost overruns, delays or other execution issues might cause us to not achieve our expected results.

Changes to net metering and related policies might significantly reduce demand for electricity from our solar service offerings.

A substantial majority of states have adopted net metering policies, which are designed to allow homeowners to serve their own energy loads using on-site generation. Electricity that is generated by a solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit, or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and fossil fuel interests in the country are currently challenging net metering policies, and seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation, or impose charges on homeowners that have net metering.

California’s Public Utilities Commission (“CPUC”) has made changes to rate design for solar customers, such as adopting “time of use” rates with different electricity prices during peak and off-peak hours, as well as modifications to the minimum bill for solar customers. The California investor-owned utilities, along with other parties, are seeking to reduce the level of compensation for customer-owned generation and to impose grid access fees on solar customers. CPUC instituted a new net metering or NEM 3.0 policy on April 15, 2023, which applies to new solar energy systems which are installed by customers of the three major California utilities. NEM 3.0 provides for a 75% reduction in the export rates enjoyed by utility consumers on the value of their excess solar system generated electricity put back to the energy grid. Although the credit to consumers under NEM 3.0 is reduced, those consumers still enjoy the benefits of using energy generated by their own personal systems rather than buying energy from the grid, consumers still may store such self-generated, often cheaper solar energy, and consumers may save money by using such cheap solar energy to power other devices they might have such as electric vehicles. See California Public Utilities Commission (“CPUC”) website at www.cpuc.ca.gov.

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Electric utility statutes and regulations and changes to such statutes or regulations might present technical, regulatory and economic barriers to the purchase and use of our solar service offerings that may significantly reduce demand for such offerings.

Federal, state and local government statutes and regulations concerning electricity heavily influence the market for our solar service offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities, and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers.

Many utilities, their trade associations, and fossil fuel interests, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

Regulations and policies related to rate design could deter potential customers from purchasing our solar service offerings, reduce the value of the electricity our systems produce, and reduce any savings that our customers could realize from our solar service offerings.

All states regulate investor-owned utility retail electricity pricing, and there are numerous publicly owned utilities and electric cooperatives that establish their own retail electricity pricing through some form of regulation or internal process. These regulations and policies could deter potential customers from purchasing our solar service offerings. California, our focal state of operations, has one of the most aggressive rate design pricing regimes, which includes high electricity rates and incentives for consumers to transition to solar energy and other types of renewable energy. Utilities in other states such as Arizona and Utah have sought and secured rate design changes that reduce credit for residential solar exports to below the retail rate and impose new charges for rooftop solar customers, and other state utilities might follow suit.  Such rate changes can include changing rates to charge lower volume-based rates—the rates charged for kilowatt hours of electricity purchased by a residential customer—while raising unavoidable fixed charges that homeowners are subject to when they purchase solar energy from third parties and levying charges on homeowners based on their point of maximum demand during a month (referred to as “demand charge”). Such forms of rate design could adversely impact our business by reducing the value of the electricity our solar energy systems produce compared to retail net metering, and reducing any savings customers realize by purchasing our solar service offerings. In addition to changes in general electricity rates charged to all residential customers, utilities are increasingly seeking solar-specific charges (which may be fixed charges, capacity-based charges, or other rate charges). Any of these changes could materially reduce the demand for our offerings and could limit the number of markets in which our offerings are competitive with electricity provided by the utilities.

Interconnection limits or circuit-level caps imposed by regulators might significantly reduce our ability to sell our solar service offerings in certain markets or slow interconnections.

Interconnection rules establish the circumstances in which rooftop solar will be connected to the electricity grid, and interconnection limits or circuit-level caps imposed by regulators may curb our growth in key markets. Utilities throughout the country have different rules and regulations regarding interconnection and some utilities cap or limit the amount of solar energy that can be interconnected to the grid. Our systems do not provide power to customers until they are interconnected to the grid.

Interconnection regulations are based on claims from utilities regarding the amount of solar energy that can be connected to the grid without causing grid reliability issues or requiring significant grid upgrades. Some states require the activation of some advanced inverter functionality to head off presumed grid reliability issues, which might require more expensive equipment and more oversight of the operation of the solar energy systems over time. Such regulations might hamper our ability to sell our offerings in certain markets and increase our costs, adversely affecting our business, operating results, financial condition, and prospects.

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SJ America is subject to risks associated with construction, regulatory compliance and other contingencies.

SJ America’s ability to market, design, construct and install roofing products, roof top solar energy systems and energy storage systems is dependent on its ability to obtain the required licenses to perform such installation. There is no guarantee that SJ America will be able to consistently apply for, obtain and maintain such licenses in all the jurisdictions that it operates, as well as other authorizations from various regulatory authorities and abide by their respective conditions and requirements. The marketing and installation of roofing, solar energy systems and energy storage systems is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to consumer protection, building, fire and electrical codes, professional codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our dealers and third-party contractors to obtain and maintain permits and professional licenses, including as contractors. A failure by us to obtain necessary permits or encounter delays in obtaining or renewing such permits, or to use properly licensed employees or third-party contractors could adversely affect our operations in those jurisdictions. We might also become subject to similar regulatory requirements in some jurisdictions in which we operate, and note that it is difficult and costly to track the requirements of every authority with jurisdiction over our operations. Regulatory authorities might impose new government regulations or utility policies, change existing government regulations or utility policies, might seek expansive interpretations of existing regulations or policies pertaining to our services or might initiate associated investigations or enforcement actions or impose penalties or reject our systems. Any of these factors might result in regulatory and/or civil litigation, significant additional expenses to us or our customers or cause delays in our ability to originate new sales, which could cause a significant reduction in demand for our services or otherwise adversely affect our business, financial condition and results of operations.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements might result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of roofing products or roof-top solar energy systems requires individuals hired by us or third-party contractors, including our employees, to work at heights with complicated and potentially dangerous electrical systems.

The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation OSHA and equivalent state and local laws, and changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA, even if no work-related serious injury or death occurs, we might be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of our solar energy systems and energy storage systems, including our dealers and third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers that are compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability. Individuals hired by or on behalf of us may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business. A failure to comply with laws and regulations relating to interactions by us or our dealers with current or prospective residential customers could result in negative publicity, claims, investigations and litigation, and adversely affect our financial performance.

Our business substantially focuses on transactions with residential customers. We must comply with numerous federal, state and local laws and regulations that govern matters relating to interactions with residential consumers, including those pertaining to consumer protection, marketing and sales, privacy and data security, consumer financial and credit transactions, mortgages and refinancing, home improvement contracts, warranties and various means of customer solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we and our dealers do business, acquire customers, and manage and use information collected from and about current and prospective customers and the costs associated therewith.

We strive to comply with all applicable laws and regulations relating to interactions with residential customers. It is possible, however, that these requirements might be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our customary practices.

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Risk Factors Relating to our Solar Cell and Solar Module Manufacture and Sale of Solar Modules

We face risks associated with the international manufacturing, marketing, distribution and sale of our products and the construction and operation of our U.S. manufacturing facilities, and if we are unable to effectively manage these risks, our business and operations abroad may be adversely affected and our ability to maintain, develop and expand our business in the U.S. may be restricted.

We commenced pilot production of solar modules under the Solar4America brand in June 2022. Currently, we sublease existing solar module manufacturing facilities with a total floor area of 139,100 square feet located in McClellan Park, California. We acquired solar module manufacturing equipment assets from Sunergy California LLC, and we have assembled a manufacturing team to commence production. We have entered into purchase and other agreements for purchase of additional manufacturing equipment and expansion of our production capacity and our production capacity expanded to approximately 700MW solar modules per year by the end of 2022. We expect the production capacity will be further increased to 1,300MW per year by Q1 2024.

As a key strategic initiative to meet the demands of the East Coast market, SJ Technology entered into a multi-year lease for a facility of approximately 273,000 square feet in Sumter, South Carolina. The plan includes upgrading and expanding the existing manufacturing site for solar module and solar cell production, to achieve 2.5 GW of solar module production by the end of 2024.

The manufacturing, marketing, distribution and sale of our products in the U.S., as well as the construction and operation of our manufacturing facilities in the U.S. may expose us to a number of risks, including those associated with:

•	costs associated with understanding local markets and trends;
•	costs associated with establishment of U.S. manufacturing facilities;
•	marketing and distribution costs;
•	customer services and support costs;
•	risk management and internal control structures for our U.S. operations;
•	compliance with the different commercial, operational, environmental and legal requirements;
•	obtaining or maintaining certifications for production, marketing, distribution and sales of our products and services;
•	maintaining our reputation as an environmentally friendly enterprise for our products or services;
•	obtaining, maintaining or enforcing intellectual property rights;
•	changes in prevailing economic conditions and regulatory requirements;
•	transportation and freight costs;
•	employing and retaining manufacturing, technology, sales and other personnel who can function effectively in U.S. markets;
•	trade barriers such as trade remedies, which could increase the prices of the raw materials for our solar products, and export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;
•	challenges due to our unfamiliarity with local laws, regulations and policies, our absence of significant operating experience in local market, increased costs associated with establishment of overseas operations and maintaining a multinational organizational structure; and
•	other risks that are beyond our control.

Our management team has no experience in operating a module manufacturing factory in the U.S., which will be a unique business line in addition to the distribution, installation and product development businesses that we operate. The new CRM/ERP systems that we are implementing in the U.S. may not be suitable for a manufacturing factory. We cannot assure that the management team will be able to operate the manufacturing factory successfully or generate enough profit or cash flow from it to justify the capital investments.

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We will face different business environments and industry conditions in the domestic solar module manufacturing and sale business, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. Our business operations might be affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations. Our manufacturing facility in the United States might expose us to various risks, including, among others, failure to obtain the required approvals, permits or licenses, or to comply with the conditions associated therewith, failure to procure economic incentives or financing on satisfactory terms, and failure to procure construction materials, production equipment and qualified personnel for the manufacturing facility in a timely and cost-effective manner. Any of these events may increase the related costs, or impair our ability to run our operations in the future on a cost-effective basis, which could in turn have a material adverse effect on our business and results of operations.

Although average selling prices of solar modules in many global markets have declined for several years, recent spot pricing for solar modules has increased, in part, due to elevated commodity and freight costs.

While average selling prices of solar modules in many global markets have declined for several years, recent spot pricing for solar modules has increased, in part, due to elevated commodity and freight costs. The price of polysilicon has significantly increased in recent months due to a coal shortage in China, which resulted in higher energy prices and the Chinese government’s mandating power restrictions that led to curtailments of silicon metal production. Given that the majority of global polysilicon capacity is located in China, such higher energy prices and reduced operating capacities have adversely affected the supply of polysilicon, contributing to an increase in polysilicon pricing. In response to such supply shortage, certain other Chinese-based producers of polysilicon are in the process of expanding their production capacity, which is expected to reduce the price of polysilicon in future periods. While the duration of this elevated period of spot pricing is uncertain, module average selling prices in global markets are expected to decline in the long-term, and we believe manufacturers of solar cells and modules, particularly those in China, have significant installed production capacity, relative to global demand, and the ability for additional capacity expansion. We believe the solar industry might experience periods of structural imbalance between supply and demand (i.e., where production capacity exceeds global demand), and that excess capacity will put pressure on pricing, and intense competition at the system level may result in an environment in which pricing falls rapidly, thereby potentially increasing demand for solar energy solutions but constraining the ability for project developers and module manufacturers to sustain meaningful and consistent profitability. We consequently continue to focus on our strategies and points of differentiation, which include our advanced module technology, our manufacturing process, our research and development capabilities, and the sustainability advantage of our modules.

Shortages in the supply of silicon could adversely affect the availability and cost of the solar photovoltaic modules used in our solar energy systems.

Shortages of silicon or supply chain issues could adversely affect the availability and cost of our solar energy systems. Manufacturers of photovoltaic modules depend upon the availability and pricing of silicon, one of the primary materials used in photovoltaic modules. The worldwide market for silicon from time to time experiences a shortage of supply, which can cause the prices for photovoltaic modules to increase and supplies of photovoltaic modules become difficult to obtain. While we have been able to obtain sufficient supplies of solar photovoltaic modules to satisfy our needs to date, this may not be the case in the future. Future increases in the price of silicon or other materials and components could result in an increase in costs to us, price increases for our customers or reduced margins. Other international trade conditions such as work slowdowns and labor strikes at port facilities or major weather events can also adversely impact the availability and price of solar photovoltaic modules.

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We might require substantial additional funding which might not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we might be unable to execute our growth strategies.

We plan to expand our American made module manufacturing and consumer roofing and solar installation business in the U.S. and the distribution business in Australia. The expansions would require substantial amounts of cash to fund working capital. We will require additional capital for the further development and commercialization of our products and projects, as well as to fund our other operating expenses and capital expenditures. To carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. Any of these events could significantly harm our business, financial condition and prospects. We cannot be sure that any additional funding, when needed, will be available on terms favorable to us or at all. Any additional equity or equity-related financing might be dilutive to our stockholders, and debt or equity financing, if available, might subject us to restrictive covenants and significant interest costs. If we are unable to raise additional capital on acceptable terms, we might have to delay, reduce or discontinue our growth strategy.

Failure to achieve satisfactory production volumes of our solar module products could result in higher unit production costs.

The production of solar modules involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. From time to time, we have experienced lower-than-anticipated manufacturing output during the ramp-up of production lines, which can occur during the introduction of new products, the installation of new equipment or the implementation of new process technologies. As we bring additional lines or facilities into production, we might operate at less than intended capacity during the ramp-up period, and the demand in global solar power product markets might decrease, including the demand for solar modules, which could cause us to operate at less than intended capacity, and result in higher marginal production costs and lower output, which could have a material adverse effect on our business, financial condition and results of operations.

Demand for solar power products may be adversely affected by seasonality.

Demand for solar power products tends to be weaker during the winter months partly due to adverse weather conditions in certain regions, which complicates the installation of solar power systems, and our operating results might fluctuate from period to period based on the seasonality of industry demand for solar power products, which, might result in the underutilization of our capacity and increase our average costs per unit. We might also not be able to capture all of the available demand if our capacity is insufficient during the summer months, and fluctuations in the demand for our products might have a material adverse effect on our business, financial condition and results of operations.

Performance shortcomings in our products might cause us to incur additional expenses and warranty costs, damage our reputation and cause our sales to decline.

Our products might contain defects that are not detected until after they are shipped or inspected by our customers.

Our solar modules are typically sold with a 10-year warranty for material and workmanship and a 25-year (30-year for dual glass module) linear power output warranty against the maximum degradation of the actual power output for each year after the warranty start date, and if a solar module is defective during the relevant warranty period, we will either repair or replace the solar module. As we continue to increase our sales to the major export markets, we might be exposed to increased warranty claims.

Product defects could cause significant damage to our market reputation and reduce our product sales and market share, and our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products. If we deliver our products with defects, or if there is a perception that our products are of substandard quality, we might incur substantially increased costs associated with returns or replacements of our products, our credibility and market reputation could be harmed, and our sales and market share may be materially adversely affected.

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Our lack of sufficient patent protection in and outside of U.S. might undermine our competitive position and subject us to intellectual property disputes with third parties, both of which might have a material adverse effect on our business, results of operations and financial condition.

We have developed various production processes related know-how and technologies, which have a critical role in our quality assurance and cost reduction. We have also implemented our research and development programs to develop techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights from our research and development programs will be crucial in maintaining our competitive edge in the solar power industry. As of the date of this prospectus, we have two patents and two other pending patent applications in the U.S. Our patents’ validity is generally ten years, and we plan to sustain protection for our intellectual property and proprietary knowledge with patents and otherwise, but cannot assure you that we will be successful in obtaining patents in the U.S. in a timely manner or at all. We also use contractual arrangements with employees and trade secret protections to protect our intellectual property and proprietary rights, but contractual arrangements afford only limited protection and the actions we might take to protect our intellectual property and proprietary rights might not be adequate.

Other parties might obtain knowledge of our know-how and technologies through independent development, and our inability to protect our production process, related know-how and technologies, our intellectual property and proprietary rights or any combination of the above might undermine our competitive position. Third parties may infringe upon or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive, and litigation can be costly and diverts management attention and other resources away from our business, but might be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that we will prevail in any potential litigation, and an adverse determination might impair our intellectual property and proprietary rights and harm our business, prospects and reputation.

Compliance with environmentally safe production and construction and renewable energy development regulations can be costly, while non-compliance with such regulations might result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.

In connection with SJ Technology’s solar module manufacturing business, we are required to comply with all national and local environmental protection regulations for our operations in the United States, and some of our subsidiaries must obtain and maintain pollution discharge permits or registrations, or are in the process of application for such permits and registrations, which are subject to application, renewal or extension on an annual basis or within a longer period. We cannot assure you that we are or will be able to successfully obtain, renew or extend these permits in a timely manner or at all.

SJ Technology, uses, stores and generates volatile and otherwise dangerous chemicals and wastes during our manufacturing processes, and is subject to a variety of government regulations related to the use, storage and disposal of such hazardous chemicals and waste. We are also required to obtain construction permits before constructing production facilities. Although we will try to take measures to prevent environmental incidents from occurring in the future, we cannot assure you that our operations will not be disrupted by the environmental incidents. We note that the relevant authorities might issue more stringent environmental protection, safety production and construction regulations that might impact our domestic manufacturing facilities, and the costs of compliance with new regulations could be substantial. If we fail to comply with the future environmentally safe production and construction laws and regulations, we might be required to pay fines, suspend construction or production, or cease operations, and any failure by us to properly manage the discharge of dangerous substances could subject us to potentially significant monetary damages and fines or the suspension of our business operations.

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We might not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

Although the global supply of polysilicon has increased significantly, we might experience interruption to our supply of silicon or other raw materials or late delivery in the future for the following reasons, among others:

•	suppliers under our raw materials supply contracts might delay deliveries for a significant period of time without incurring penalties;
•	our virgin polysilicon suppliers might not be able to meet our production needs consistently or on a timely basis;
•	compared with us, some of our competitors who also purchase virgin polysilicon from our suppliers have longer and stronger relationships with and have greater buying power and bargaining leverage over some of our key suppliers; and
•	our supply of silicon or other raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, any one or more of which could go out of business for reasons beyond our control.

Our failure to obtain the required amounts of silicon raw materials and other raw materials, such as glass, in a timely manner and on commercially reasonable terms could increase our manufacturing costs and substantially limit our ability to meet our contractual obligations to our customers. Any failure by us to meet such obligations could have a material adverse effect on our reputation, ability to retain customers, market share, business and results of operations and may subject us to claims from our customers and other disputes. Our failure to obtain sufficient silicon and other raw materials would result in under-utilization of our production facilities and an increase in our marginal production costs, and any of the above events could have a material adverse effect on our growth, profitability and results of operations.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards, which developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that might require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. We might need to invest significant resources in research and development to maintain our market position, to keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially adversely reduce our market share and affect our results of operations.

We might face termination and late charges and risks relating to the termination and amendment of certain equipment purchases contracts.

We transact with a limited number of equipment suppliers for all our principal manufacturing equipment and spare parts, including our silicon ingot furnaces, squaring machines, wire saws, diffusion furnaces, firing furnaces and screen print machines. We rely on certain major suppliers to provide a substantial portion of the principal manufacturing equipment and spare parts as part of our expansion plan in the future. If we fail to develop or maintain our relationships with these and other equipment suppliers or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment or spare parts to us, including due to natural disasters or otherwise fail to supply equipment or spare parts according to our requirements, it will be difficult for us to find alternative providers for such equipment on a timely basis and on commercially reasonable terms. As a result, our production and results of operation could be adversely affected.

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RISKS RELATING TO OUR ORDINARY SHARES AND THIS OFFERING

There has been no prior public market for our ordinary shares, and an active, liquid and orderly trading market for our ordinary shares might not develop or be maintained in the United States, which could limit your ability to sell our ordinary shares.

There has been no public market for our ordinary shares in the United States. Although we have applied to list our ordinary shares on the Nasdaq Capital Market, an active U.S. public market for our ordinary shares might not develop or be sustained after this offering, and if an active market does not develop, you might experience difficulty selling the ordinary shares that you purchase in this offering.

Our ordinary share price might be volatile after this offering and, as a result, you could lose a significant portion or all of your investment.

The market price of the ordinary shares on the Nasdaq Capital Market might fluctuate after listing as a result of several factors, including the following:

•	variations in our operating results;
•	changes in financial estimates by securities analysts;
•	announcements made by us or our competitors;
•	the depth and liquidity of the market for our shares;
•	additions to or departures of, our executive officers and other members of our senior management;
•	release or expiration of lock-up or other transfer restrictions on our shares;
•	sales or anticipated sales of additional shares; and
•	the general economy and other factors.

The stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies, and in combination with general economic, political and market conditions such as recessions or interest rate changes might cause the market price of our ordinary shares to decline.

The trading price of our ordinary shares following this offering may be subject to rapid and substantial price volatility that may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The trading price of our ordinary shares following this offering may be subject to rapid and substantial price volatility that may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. Our ordinary shares may trade at prices higher or lower than the offering price. There have been recent instances of extreme share price run-ups followed by rapid price declines following initial public offerings, with share price volatility seemingly unrelated to company performance, particularly among companies with relatively smaller public floats, and we expect that such instances may continue and/or increase in the future. Contributing to this risk of volatility are a number of factors. First, we anticipate our ordinary shares will initially be held by a relatively limited number of shareholders and thus, are likely to be more sporadically and thinly traded than those of larger, more established companies. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price of our ordinary shares could, for example, decline precipitously if a large number of our shares are sold on the market without commensurate demand as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Second, we are a speculative investment due to our limited operating history in our current business strategy, not being profitable, and being an early-stage company with no guarantee that we can operate our business profitably. Because of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a larger, more established company that has a relatively large public float.

Many of these factors are beyond our control and may decrease the market price of our ordinary shares. Such volatility, including any stock run-ups, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. Accordingly, you could lose all or part of your investment.

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As a foreign private issuer, we are subject to different U.S. securities laws and the Nasdaq Capital Market governance standards than domestic U.S. issuers. This might afford less protection to holders of our ordinary shares, and you might not receive corporate and company information and disclosures in the timing and manner that you are accustomed to receiving.

As a “foreign private issuer” for U.S. securities laws purposes, the rules governing the information that we will be required to disclose differ materially from those governing U.S. corporations pursuant to the Exchange Act. The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there might therefore be less publicly available information about us than is regularly published by or about U.S. public companies For example, we will not be required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly (should we provide them) or current reports may contain less or different information than required under U.S. filings. In addition, as a foreign private issuer, we will be exempt from the proxy rules under Section 14 of the Exchange Act, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules under the Exchange Act regarding sales of ordinary shares by our insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our ordinary shares.

As a foreign private issuer, we will be exempt from complying with certain corporate governance requirements of the Nasdaq Stock Market applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors, and as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards. Because the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you might not have the same protections afforded under U.S. law and the Nasdaq Stock Market as shareholders of companies that do not have such exemptions.

We might lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We could cease to be a foreign private issuer if a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer might be significantly higher than costs we incur as a foreign private issuer, which could have a material adverse effect on our business and financial results.

Sales of a substantial number of our ordinary shares in the public market by our existing shareholder could cause our share price to fall.

Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. All of the ordinary shares owned by our existing shareholder are subject to lock-up agreements with the underwriters of this offering that restrict the shareholder’s ability to transfer our ordinary shares for at least twelve months from the date of this prospectus. Substantially all of our outstanding ordinary shares will become eligible for unrestricted sale upon expiration of the lock-up period, as described in the section of this prospectus entitled “Shares Eligible for Future Sale.” In addition, ordinary shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of ordinary shares by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

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If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our ordinary shares. Investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the net tangible book value of our ordinary shares. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $___ per share, based on the initial public offering price of $___ per share (the midpoint of the price range set forth on the cover page of this prospectus) and our net tangible book value as of June 30, 2023. As a result of this dilution, investors purchasing shares in this offering might receive significantly less than the purchase price paid in this offering in the event of liquidation. For more information, please refer to the section of this prospectus entitled “Dilution.”

Future issuance of additional ordinary shares could cause dilution of ownership interests and adversely affect our stock price.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our ordinary shares.

Shares eligible for future sale may depress our stock price.

As of the date of this prospectus, there were 25,000,000 ordinary shares outstanding. Sales of ordinary shares under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the ordinary shares and could impair our ability to raise additional capital through the sale of equity securities.

We might issue preferred shares with greater rights than our ordinary shares.

As of the date of this prospectus, there were no preferred shares outstanding. Our articles of association authorize our board of directors to issue one or more series of preferred shares and set the terms of the preferred shares without seeking any further approval from our shareholders. Any preferred shares we may issue might rank ahead of our ordinary shares, in terms of dividends, liquidation rights and voting rights.

SPI Energy Co., Ltd. (“SPI”), our controlling shareholder, engages in a variety of businesses, which might not be aligned with the interests of our other shareholders.

SolarJuice Co., Ltd is 100% owned by SPI, and, immediately following this offering, SPI will continue to own a majority of our outstanding shares. SPI will have significant influence over our business and affairs, including in electing our board of directors, decisions in respect of mergers or other business combinations, acquisition or disposition of assets, issuance of additional shares or other equity securities, timing and amount of dividend payments, and our management. Without SPI’s consent, we could be prevented from entering into transactions that could be beneficial to us. This concentration of ownership may also discourage, delay, or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for the shares as part of a sale of our Company and may significantly reduce the price of our shares.

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Our Chairman of the Board of Directors and our Chief Executive Officer will allocate their time to other businesses, thereby causing potential conflicts of interest in their determinations as to how much time to devote to our affairs. These conflicts of interest could have a negative impact on our business operations and our ability to complete this offering.

In addition to their positions at the Company, Mr. Xiaofeng Denton Peng, our Chairman of Board of Directors, will continue to serve as chief executive officer, a director and executive chairman of the board of directors of our parent company, SPI Energy Co., Ltd. (“SPI”), and Mr. Hoong Khoeng Cheong, our Chief Executive Officer, will continue to serve as a director and chief operating officer of SPI, which may result in conflicts of interest in allocating their time between our operations and SPI’s operations. If SPI’s business affairs require Mr. Peng and/or Mr. Cheong to devote substantial amounts of time to such affairs in excess of their current commitment levels, their ability to devote time to our affairs could be impaired, which may negatively impact our business operations and our ability to complete this offering. The business of the Company accounts for more than 90% of SPI’s revenue. Messrs. Peng and Cheong have devoted a substantial amount of time to Company business. SPI, as the majority shareholder of the Company, has a high degree of alignment of interest with the Company, and the residential and small commercial business of the Company does not conflict with the other businesses of SPI.

We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and, upon completion of this offering, we will continue to be a “controlled company,” as defined under the Nasdaq Stock Market rules, because SPI holds, and will continue to own, more than 50% of our voting power. For as long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees must be selected or recommended solely by independent directors; and
•	the requirement that we have a corporate governance and nominating committee, composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market rules, if we use these exemptions. We currently intend to not rely on the controlled company exemptions.

We will have discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our ordinary shares.

Our management will have considerable discretion in the application of the proceeds received by us from this offering. We intend to use the net proceeds of this offering for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately, and must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Future issuances of capital stock may depress the trading price of our ordinary shares. Any issuance of our ordinary shares after this offering could dilute the interests of our existing stockholders and could substantially decrease the trading price of our ordinary shares. We may issue additional ordinary shares in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions).

Sales of a substantial number of our ordinary shares in the public market could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our ordinary shares or other equity-related securities would have on the market price of our ordinary shares.

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If securities or industry analysts do not publish or cease publishing research reports about us, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts currently publish limited research on us. If there is limited or no securities or industry analyst coverage of our company, the market price and trading volume of our ordinary shares would likely be negatively impacted. Moreover, if any of the analysts who may cover us downgrade our ordinary shares, provide more favorable relative recommendations about our competitors or if our operating results or prospects do not meet their expectations, the market price of our ordinary shares could decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;
•	not being required to comply with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;
•	reduced disclosure obligations regarding executive compensation; and
•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

We will incur significantly increased costs as a result of becoming a public company in the United States.

As a public company in the United States, we will incur significant legal, accounting, insurance, and other expenses that we have not previously incurred, including costs associated with U.S. public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and the Nasdaq.

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You might face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts might be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion, under the Memorandum and Articles of Association, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or our controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share and Governing Documents—Differences in Corporate Law”.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains many statements that are “forward-looking” and uses forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” or negatives of such terms or other similar statements. You should not place undue reliance on any forward-looking statement due to its inherent risk and uncertainty, both in general and specifically. Although we believe the assumptions on which the forward-looking statements are based are reasonable and within the bounds of our knowledge of our business and operations as of the date of this prospectus, any or all of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions could also be incorrect. The forward-looking statements in this prospectus include, without limitation, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	projected revenues, profits, earnings and other estimated financial information;

•	our planned use of proceeds;

•	governmental policies regarding our industry; and

•	market acceptance of solar energy.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $[__] based on an assumed initial public offering price of $[__] per ordinary share which represents the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We intend to use the net proceeds from this offering for working capital and general corporate purposes and as follows:

•	Expand U.S. manufacturing factory capacity for solar modules and solar cells in U.S. We will invest in new staff hiring and training, facility expansion, manufacturing equipment purchase, as well as raw material purchase, and expect to invest approximately $[__] million for this purpose.
•	Expand our distribution business in Australia and other countries by funding the working capital needed to establish inventory levels that can support the growth. We expect to invest approximately $[__] million for this purpose.
•	R&D and other general corporate purposes. We expect to invest all of the remaining offering net proceeds for such purposes.

DIVIDEND POLICY

We have not declared or paid any dividends on our ordinary shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

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CAPITALIZATION

The following table, should be read in conjunction with the audited consolidated financial statements included in this prospectus, sets forth our capitalization as of June 30, 2023, and as adjusted as described below and as adjusted basis to give effect to the issuance and sale of [___________]ordinary shares at the offering price of $[__] per share, after deducting underwriters’ fees and expenses and estimated offering expenses.

	As of June 30, 2023
	(U.S.D. 000s)
	Actual (unaudited)	As adjusted (1) (unaudited)

Cash and cash equivalents (1)	$834	$–
Debt:
Borrowings	6,974	–
Loan from related parties	18,909	–
Total debt	25,883	–
Shareholders’ equity:
Ordinary shares, par value $0.00004, 1,250,000,000 shares authorized, 25,000,000 issued and outstanding on actual basis	$1	$–
Subscription receivable	$(1)	$–
Additional paid in capital (1)	$35,127	$–
Accumulated other comprehensive loss	(1,845)	–
Accumulated deficit	(35,589)	–
Non-controlling interest	$4,750	$–
Total equity	$2,443	$–
Total capitalization (1)	$28,326	$–

___________________

(1)

Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately $ (offering proceeds of $ , less underwriting discounts of $ , and offering expenses of $ ).

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DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the offering price per ordinary share you will pay in this offering and the as adjusted net tangible book value per share of our ordinary shares after giving effect to this offering. Our historical net tangible book value as of June 30, 2023 was approximately $___, or $ per share. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our ordinary shares outstanding on June 30, 2023.

After giving effect to the assumed sale of our ordinary shares in the aggregate amount of $ in this offering at an assumed offering price of $[__] per share, which is the average of the high and low prices of the range set forth on the cover of this prospectus, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of June 30, 2023, would have been approximately $[__], or $[__] per share. This represents an immediate increase in as adjusted net tangible book value per share of $ to existing stockholders and immediate decrease of $ per share in as adjusted net tangible book value per share to new investors participating in this offering. The following table illustrates this per share dilution to investors participating in this offering:

Offering price per share	$–
Net tangible book value per share as of June 30, 2023	$–
Dilution per share to new investors in the offering	$–
As adjusted net tangible book value per share after this offering	$–
Increase per share to existing investors	$–

The above discussion and table are based on 25,000,000 ordinary shares outstanding as of June 30, 2023, which exclude [_________] shares issued at a price of $[___] per share.

To the extent that any of our outstanding options or warrants are exercised and any of our outstanding convertible securities are converted, additional options or other awards are issued under our equity incentive plans or we otherwise issue additional ordinary shares in the future at a price less than the offering price, there may be further dilution to new investors purchasing our ordinary shares in this offering.

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EXCHANGE RATE INFORMATION

We are subject to risks associated with foreign currency exchange rates, fluctuations of which may negatively affect our revenue, cost of goods sold and gross margins and could result in exchange losses. We operate in several jurisdictions including Australia, New Zealand, other Pacific countries and the U.S., and our local operations are generally conducted in the functional currency of the home jurisdiction. A significant portion of our product suppliers is sourced from Asia. Thus, we deal on a regular basis in several currencies concurrently, which exposes us to significant currency exchange risks. Any increased costs or reduced revenue as a result of foreign exchange rate fluctuations could adversely affect our profit margins. The fluctuation of foreign exchange rates also affects the value of our monetary and other assets and liabilities denominated in local currencies. Generally, an appreciation of the U.S. dollar against the relevant local currencies could result in a foreign exchange loss for assets denominated in such local currencies and a foreign exchange gain for liabilities denominated in such local currencies. Conversely, a devaluation of the U.S. dollar against the relevant local currencies could result in a foreign exchange gain for assets denominated in such local currencies and a foreign exchange loss for liabilities denominated in such local currencies. We may also expand into other emerging markets in the Pacific or Americas, some of which may have an uncertain regulatory environment relating to currency policy. Conducting business in such emerging markets could increase our exposure to foreign exchange risks. We have not entered into any hedging transactions to reduce the foreign exchange risks but may do so in the future when appropriate. However, if we decide to hedge our foreign exchange exposure in the future, we cannot be assured that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•	The Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors as compared to the United States; and
•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Randolph Conone, our Chief Financial Officer, as our agent for service of process in the United States with respect to any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

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Carey Olsen Hong Kong LLP (“Carey Olsen”), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Carey Olsen has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Carey Olsen has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the following summary consolidated financial information in conjunction with our consolidated financial statements and related notes beginning on page F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 54 in this prospectus.

	For the Years Ended June 30,
	2023	2022
In $ thousands	(unaudited)	(unaudited)
Consolidated Statements of Operation Data:
Net revenues	$94,801	$81,517
Cost of revenue	87,424	77,546
Gross profit	7,377	3,971
Operating expenses:
General and administrative	6,045	7,000
Sales, marketing and customer service	1,105	1,617
Provision for (Reversal) of credit losses	894	(209)
Total operating expenses	8,044	8,408
Operating loss	(667)	(4,437)

Other income (expense):
Interest expense, net	(190)	(373)
Net foreign exchange (loss) gain	(223)	19
Gain on forgiveness of PPP loan	–	4,508
Employee retention credit (“ERC”) tax refund	3,313	–
Others	1,503	276
Total other income, net	4,403	4,430
Income (Loss) before income taxes	3,736	(7)
Income tax expense	(843)	(579)
Net income (loss) including noncontrolling interests	$2,893	$(586)
Less: Net income attributable to non-controlling interests	343	192
Net income (loss) attributable to the shareholders of SolarJuice Co., Ltd.	$2,550	$(778)

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	For the Years Ended December 31,
	2022	2021
In $ thousands
Consolidated Statements of Operation Data:
Net revenues	$166,582	$153,276
Cost of revenue	156,388	145,896
Gross profit	10,194	7,380
Operating expenses:
General and administrative	14,271	18,593
Sales, marketing and customer service	3,127	6,128
(Reversal) Provision of credit losses	(993)	2,635
Impairment changes on long-lived assets	1,585	–
Total operating expenses	17,990	27,356
Operating loss	(7,796)	(19,976)

Other income (expense):
Interest expense, net	(1,060)	(887)
Net foreign exchange gain (loss)	153	(858)
PPP loan forgiveness	4,508	–
Others	(741)	524
Total other income(expense), net	2,860	(1,221)
Loss before income taxes	(4,936)	(21,197)
Income tax expense	(1,520)	(1,427)
Net loss including noncontrolling interests	$(6,456)	$(22,624)
Less: Net income attributable to non-controlling interests	693	657
Net loss attributable to the shareholders of SolarJuice Co., Ltd.	$(7,149)	$(23,281)

	June 30,	December 31,	December 31,
	2023	2022	2021
In $ thousands	(Unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$834	$499	$1,342
Current assets	62,917	52,871	45,012
Total assets	81,787	71,575	52,610
Current liabilities	73,912	66,127	38,234
Total liabilities	79,344	71,708	45,242
Total equity (deficit)	2,443	(133)	7,368
Total liabilities and equity	81,787	71,575	52,610

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

A.	Operating Results

SolarJuice provides solar photovoltaic (PV) based energy solutions for residential and small commercial and industrial solar markets in Australia and the United States. Through three main business units, SJ Australia, SJ America and SJ Technology, we wholesale and distribute PV modules, solar energy inverters, batteries and storage devices, other solar “balance of system” (“BOS”) components, and accessories to commercial customers located in every state and territory of Australia; we are a roofing contractor and we resell and install solar energy systems to residential and commercial customers in California and we design, manufacture, and sell PV modules and related products to domestic customers. SJ Australia is a leading wholesaler of PV systems and components in Australia. SJ America installs solar energy systems, energy storage solutions, and roofing products in California. SJ Technology produces and sells solar modules in the U.S.

Our revenue was $166.6 million and $153.3 million for the years ended December 31, 2022 and 2021, respectively. Our revenue was $94.8 million and $81.5 million for the six months ended June 30, 2023 and 2022, respectively.

Principal Factors Affecting Our Results of Operations

We believe that the following factors have and will continue to have a significant effect on the development of our business, financial condition and results of operations.

Market Demand

As PV and energy storage technology advances and the average system costs decrease, in many cases the residential or small business owners of solar power systems have effectively achieved grid parity for their systems. Aided by smart meter and virtual power plant technologies such systems can be an attractive alternative to electricity grid in many localities. We expect traditionally strong residential solar markets such as California and Australia to continue to grow. We anticipate capturing scale economies as the overall solar power market grows, and expect our cost of sales to decrease and our revenue and profitability to increase.

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Government Subsidies and Incentive Policies

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers and to increase customer acceptance of solar energy. Our domestic operations, currently generate approximately 90% of its revenue from California, and we expect to enjoy continued benefits from a change in the California building code that requires all new single-family and multi-family homes to install solar power systems beginning in 2020. SJ America’s dual function as a leading roofing and solar power installation company in California should position us well to benefit from this new mandate, and we estimate that approximately 18% of our home builder roofing contracts in California include a solar installation component.

Major government regulation that impacts SJ Australia includes the Clean Energy Regulator Act 2011, Competition and Consumer Act 2010 and Clean Energy Council accreditation. The regulatory environment in Australia for solar industry has been generally stable in recent years.

Our ability to generate net sales and profits is subject, in the near term, to variability based on the availability and size of government subsidies and economic incentives, such as quotas, renewable portfolio standards, and tendering systems. Financial incentives for PV solar energy might include tax and production incentives, and many governments have proposed or implemented policies or support programs intended to stimulate their respective economies. Such support programs may include additional incentives for renewable energy projects, including PV solar power systems, over several years. Although we expect to become less impacted by and less dependent on these forms of government support over time, such programs continue to influence the demand for PV solar energy in the U.S.

Domestic state and federal tax incentive programs can take the form of investment and production tax credits, accelerated depreciation, and sales and property tax exemptions and abatements. Federal investment tax credits for business and residential solar energy systems have gone through several cycles of enactment and expiration since the 1980s, and the current federal energy investment tax credit (“ITC”) for both residential and commercial solar installations require projects to have commenced construction by a certain date, which may be achieved by certain qualifying procurement activities. In 2020, the U.S. Congress extended the 26% ITC through 2022 as part of its COVID-19 relief efforts. Such credit is currently scheduled to step down to 22% for projects that commence construction in 2023 and 10% for projects that commence construction thereafter. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IRA”). The IRA contains provisions which we expect will have a significant impact on the development and financing of clean energy projects in the United States over the next ten years. The IRA includes a number of key changes relevant to clean energy in the United States, among them the extension of the Investment Tax Credit (ITC) and Production Tax Credit (PTC) and the addition of expanded tax credits for other technologies and for manufacturing of clean energy equipment as well as terms allowing parties to more easily monetize the tax credits. The IRA also includes some targeted incentives intended to encourage development in low-income communities and the use of domestically produced materials and compliance with certain prevailing wage requirements. The IRA contains a two-tiered credit-amount structure for many applicable tax credits. Specifically, many of the credits have a minimum credit amount of 30% that can be increased up to 70% if the projects can satisfy various tiers of specific requirements. The federal government has also released preliminary details and criteria regarding the process to apply for additional credits under the IRA programs. See Federal Tax Credits for Solar Manufacturers the aforementioned solar tax credits and benefits under the Inflation Reduction Act. See also www.energy.gov/2022-10/Federal-Tax-Credits-for-Solar-Manfacturers.

The ITC has been an important economic driver of solar installations and qualifying procurement activities in the United States, and its extension is expected to contribute to greater medium-term demand. The positive impact of the ITC depends to a large degree on the availability of tax equity for project financing, and any significant reduction in the availability of tax equity in the future could make it more difficult to develop and construct projects requiring financing.

We believe that two areas of the IRA will have direct significant benefits for us. First, the impact of the new Section 45X of the IRA will be significant to us, especially our SJ Technology business. Under Section 45X, production credits will be available for each eligible solar component that is produced domestically and sold to an unrelated party. Section 45X credits are based on the type of equipment or material manufactured, how much equipment or material is produced, and certain other criteria. We anticipate that Section 45X will spur United States solar manufacturing to a degree that may not yet be fully appreciated. According to Section 45X of the IRA, the Advanced Manufacturing Production Credit (AMPTC) is available for the production of eligible components which includes solar modules, solar cells and other solar components produced in the United States and sold after December 31, 2022. The amount of the AMPTC for solar modules is mandated to be $0.07 per module capacity in Wdc. SJ Technology produces solar modules under its Solar4America brand. The Section 45X production credit encourages innovation and efficiency because, for example, with respect to certain solar components, credits are tied to the productivity of a solar panel rather than its cost, encouraging companies to manufacture higher-efficiency modules rather than raise prices to increase credits.

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The majority of states in the United States have also enacted legislation adopting Renewable Portfolio Standard (“RPS”) mechanisms. Under an RPS, regulated utilities and other load serving entities are required to procure a specified percentage of their total retail electricity sales to end-user customers from eligible renewable resources, such as solar energy generation facilities, by a specified date. For example, California’s RPS program, which is one of the most significant in the United States in terms of the volume of renewable electricity required to meet its RPS mandate, currently requires utilities and other obligated load serving entities to procure 60% of their total retail electricity demand from eligible renewable resources by 2030 and 100% of such electricity demand from carbon-free resources by 2045. Some programs may further require that a specified portion of the total percentage of renewable energy must come from solar generation facilities or other technologies. RPS mechanisms and other legislation vary significantly from state to state, particularly with respect to the percentage of renewable energy required to achieve the state’s RPS, the definition of eligible renewable energy resources, and the extent to which renewable energy credits qualify for RPS compliance.

Selected Statement of Operations Items

Revenue

Our revenues were mainly derived from Australia and the United States. The Company disaggregates its revenue by its four primary categories: sales of PV components, revenue from roofing and solar energy systems installation, sales of self-assembled solar modules and others. Our solar module manufacturing business began generating revenue in Q2 2022, and our roofing and solar energy systems installation business continued to make a revenue contribution in second half of 2022 and 2023.

For the years ended December 31, 2022 and 2021:

The following table delineates our revenue by category of activities for the periods indicated. Our revenue growth of 8.68% from 2022 to 2021 is mainly due to the increase of revenue from sales of PV components of $10.8 million and $5.8 million from sales of self-assembled solar modules, and was partially net off by the decrease of revenue from roofing and solar energy systems installation of $3.1 million.

	For the years ended December 31,
	2022		2021
	($ in thousands)
PV components	$133,930	80.4%	$123,138	80.3%
Roofing & Solar Energy Systems Installation	25,899	15.5%	29,028	19.0%
Self-assembled solar modules	5,824	3.5%	–	–
Others	929	0.6%	1,110	0.7%
	$166,582	100.0%	$153,276	100.0%

For the six months ended June 30, 2023 and 2022:

For the six months ended June 30, 2023 and 2022, our revenues were $94.8 million and $81.5 million, respectively. The increase in revenues is mainly due to the increase of revenue from sales of PV components of $13.2 million and $18.7 million from sales of self-assembled solar modules, and was partially net off by the decrease of revenue from roofing and solar energy systems installation of $18.7 million.

	For the six months ended June 30,
	2023		2022
	(Unaudited)
	($ in thousands)
PV components	$74,027	78.1%	$60,858	74.7%
Roofing & Solar Energy System Installation	1,425	1.5%	20,153	24.7%
Self-assembled solar modules	18,739	19.8%	64	0.1%
Others	610	0.6%	442	0.5%
	$94,801	100%	$81,517	100.0%

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Cost of Revenue

For the years ended December 31, 2022 and 2021:

During 2022 and 2021, our cost of revenue consisted primarily of inventory costs. In the years ended December 31, 2022 and 2021, our cost of revenue was $156.4 million and $145.9 million, respectively. Our gross margin increased from 4.8% to 6.1%, which was primarily due to the launch of the new, higher margin solar module manufacturing business and scale growth in our Australian PV business.

For the six months ended June 30, 2023 and 2022:

For the six months ended June 30, 2023 and 2022, our costs of revenue were $87.4 million and $77.5 million respectively. In the six months ended June 30, 2023 and 2022, our gross margin increased from 4.9% to 7.8% and the increased in margin was primarily due to the increase in sales of self-assembled solar modules as well as decrease of sales of roofing and solar energy system installation, which has a negative gross margin.

Operating Expenses

Operating expenses consist of general and administrative expenses, sales, marketing and customer service expenses and provision for or reversal of credit loss.

General and administrative expenses. Our general and administrative expenses consist primarily of salaries, professional service fees, rent expenses, and office supplies expenses.

For the years ended December 31, 2022 and 2021:

In the years ended December 31, 2022 and 2021, our general and administrative expenses were $14.3 million and $18.6 million, respectively. The decrease was mainly due to the right sizing which occurred due to the pause in the SJ America installation business.

For the six months ended June 30, 2023 and 2022:

For the six months ended June 30, 2023 and 2022, our general and administrative expenses were $6.0 million and $7.0 million respectively, the decrease in general and administrative expenses is mainly due to cut-down of salaries and office supplies expenses related due to cash shortage as well as employee resignation, resulting from the decrease in business volume of our roofing and solar energy system installation business.

Sales, marketing and customer service expenses. Our sales, marketing and customer service expenses consist primarily of salaries, storage and logistic expenses, and marketing expenses such as product information events and training sessions.

For the years ended December 31, 2022 and 2021:

During the years ended December 31, 2022 and 2021, our sales, marketing and customer service expenses were $3.1 million and $6.1 million, respectively. The decrease was mainly due to the decrease of the amortization of customer list and work in process contracts purchased from the PDI acquisition in the year of 2021.

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For the six months ended June 30, 2023 and 2022:

For the six months ended June 30, 2023 and 2022, our sales, marketing and customer service expenses were $1.1 million and $1.6 million, respectively. The decrease was mainly due to a shortage of funds which led to decrease in expenses of advertising and promotion activities and deduction of selling and marketing staff.

Provision for (Reversal of) credit loss.

For the years ended December 31, 2022 and 2021:

During the year ended December 31, 2022, there was a reversal of credit loss of $1.0 million, primarily due to quicker customer payments due to more efforts on client relationship management and more smaller projects with accounts receivable balances within 90 days. During the year ended December 31 2021, there was a provision for credit loss of $2.6 million, primarily due to the provision for accounts receivable generated from the roofing and solar energy systems installation business.

For the six months ended June 30, 2023 and 2022:

For the six months ended June 30, 2023 and 2022, we accrued provision for credit losses of $0.9 million and reversed provision for credit losses of $0.2 million, respectively, primarily due to additional provision made for the accounts receivable from the roofing and solar energy system installation business due to its decreased business volume and most of projects were slowed down or terminated during the six months ended June 30, 2023.

Impairment charges on long-lived assets

For the years ended December 31, 2022 and 2021:

We accrued $1.6 million and nil impairment loss for the years ended December 31, 2022 and 2021, respectively. The increase was due to impairment of our right-of-use assets in our roofing and solar energy systems installation segment.

For the six months ended June 30, 2023 and 2022:

No impairment loss for long-lived assets accrued for the six months ended June 30, 2023 and 2022.

Other Income (Expense)

Other income (expense) includes interest expense, net foreign exchange loss, and others.

Interest expense. Interest expense arises from borrowings. During the years ended December 31, 2022 and 2021, interest expense was $1.0 million and $0.9 million, respectively. For the six months ended June 30, 2023 and 2022, the interest expenses were $0.2 million and $0.4 million, respectively.

Net foreign exchange gain(loss). Foreign exchange gain and loss result mainly from foreign currency transactions. We recorded a foreign exchange gain of $0.2 million during the year ended December 31, 2022 and a foreign exchange loss of $0.9 million during the year ended December 31, 2021. For the six months ended June 30, 2023 and 2022, we recorded a foreign exchange loss of $0.2 million and a net foreign exchange gain of $0.1 million respectively.

Other income. We incurred total employee retention credit (“ERC”) tax refund of $3.4 million for the six months ended June 30, 2023 due to U.S. government’s relief for COVID-19 impact and total gain from forgiveness of PPP Loan of $4.5 million for the six months ended June 30,2022 as well as for the year ended December 31, 2022, respectively.

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Income Tax

Income before provision for income taxes is attributable to the following geographic locations for 2022 and 2021. There was no business activity in Hong Kong in 2022 and 2021.

For the years ended December 31, 2022 and 2021 (in $000s):

	2022	2021
Australia	$4,982	$4,710
United States	(9,918)	(25,907)
Hong Kong	–	–
	$(4,936)	$(21,197)

For the six months ended June 30, 2023 and 2022 (in $000s):

	2023	2022
	(unaudited)	(unaudited)
Australia	$2,427	$1,408
United States	1,309	(1,415)
Hong Kong		–
	$3,736	$(7)

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to income or capital gains tax in the Cayman Islands under the laws of that jurisdiction. Payments of dividends and capital in respect of the Company’s shares will not be subject to taxation in the Cayman Islands no withholding will be required on the payment of a dividend or capital to any holder of the Company’s shares, and no gains derived from the disposal of the Company’s shares will be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Hong Kong

SolarJuice HK Limited, our subsidiary incorporated in Hong Kong, was subject to the uniform tax rate of 8.25% for 2022 and 2021 as well as for the six months ended June 30, 2023 and 2022. SolarJuice HK Limited was exempted from the Hong Kong income tax on its foreign-derived income and there were no withholding taxes in Hong Kong on the remittance of dividends. No provision for Hong Kong tax has been made in our consolidated financial statements. On July 21, 2023, SolarJuice HK Limited ceased to be a subsidiary of the Company.

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Australia

The Company’s subsidiaries incorporated in Australia was subject to a federal income tax rate of 30% for the years ended December 31, 2022 and 2021 as well as for the six months ended June 30, 2023 and 2022.

U.S.

The Company’s subsidiaries incorporated in United States was subject to a federal income tax rate of 21% for the years ended December 31, 2022 and 2021 as well as for the six months ended June 30, 2023 and 2022.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in Note 3—Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions.

Revenue Recognition

Our accounting practices under Accounting Standards Codification (“ASC”) No. 606, “Revenue from Contracts with Customers” (“ASC 606” or “Topic 606”) are as followings:

We generate revenue from sales of PV components, roofing and solar energy systems installation, sales of self-assembled solar modules and others for the years ended December 31, 2022 and 2021, as well as for the six months ended June 30, 2023 and 2022.

Sale of PV components

Revenue on sales of PV components includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon shipment or acceptance of the customer depending on the terms of the underlying contracts.

Revenue from roofing and solar energy system installation

Revenue from roofing and solar energy system installation is recognized over time.

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For revenue from solar energy system installation, the Company’s only performance obligation is to design and install a customized solar energy system, reinstall the customer’s existing solar energy system. For revenue from roofing, the Company’s only performance obligation is to design and build the roof system per customer specifications.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

The Company recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Company’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract consists of material and labor costs, and is developed based on the size and specific situation of different jobs. Changes in estimates are mainly due to: (i) unforeseen field conditions that impacts the estimated workload, and (ii) change of the unit price of material or labor cost.

If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known.

The Company’s roofing projects involve the construction of a specific roof systems in accordance each customer’s selection; the Company’s solar energy system installations involve solar modules being retrofitted to existing consumer roofs using rails, then connected to the utility using an inverter system. For both solar energy system installation and roofing, typically jobs are completed within three months, the specific timing depends on the size of the job and the complexity of the job site, and the contract price includes all material and labor needed, and payments are collected based on specific milestones.

The Company provides solar energy systems and roofing installation for various customers, such as homeowners and real estate developers, but the design and installation for each customer differs substantially on the basis of each customer’s needs and the type of shingle or roof that is placed with the solar energy system. The asset consequently has no alternative use to the Company because the customer specific design limits the Company’s practical ability to readily direct the solar energy system to another customer. As such the Company’s performance does not create an asset with an alternative use to the Company. Pursuant to the contract, the customers agree to pay for any costs, expenses and losses incurred by the Company upon termination, and therefore, revenue is recognized over time according to ASC 606-10-25-27(c).

Sales of self-assembled solar modules

Revenue on sale of self-assembled solar modules includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon the delivery to the customer.

Other revenue

Other revenue primarily represents freight revenue for product shipments. Other revenue is recognized at a point in time following the transfer of control of such service to the customer, which typically occurs upon shipment of product or acceptance of the customer depending on the terms of the underlying contracts.

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Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of raw materials is determined on the basis of weighted average cost method. The cost of finished goods is determined on the basis of weighted average and comprises direct materials, direct labor and an appropriate proportion of overhead. Net realizable value is based on estimated selling prices less selling expenses and any further costs expected to be incurred for completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances if any. We evaluate the recoverability of our inventories based on assumptions about expected demand and market conditions. Our assumptions of expected demand are developed based on our analysis of sales backlog, market forecast, and competitive intelligence, and our assumptions of expected demand are relative to available inventory, production capacity, available third-party inventory, and growth plans.

During the years ended December 31, 2022 and 2021, inventories were written down by $0.1 million and $0.6 million, respectively, to reflect the lower of cost or net realizable value. During the six months ended June 30, 2023 and 2022, inventories were written down by $1.1 million and Nil, respectively, to reflect the lower of cost or net realizable value.

Accounts Receivables and Allowance for Credit Losses

We grant open credit terms to credit-worthy customers. Accounts receivables are primarily related to sales of PV components, and revenue from roofing and solar energy systems installation.

We maintain allowances for credit losses for estimated losses resulting from the inability of our customers to make the required payments. Accounts receivables are considered past due based on our contractual terms, and when establishing the allowance, management considers historical losses, the financial condition, the accounts receivables aging, the payment patterns, and the forecasted information in pooling basis upon the use of the Current Expected Credit Loss Model (“CECL Model”) in accordance with ASC topic 326, Financial Instruments - Credit Losses. Accounts receivable that are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Company estimates a portion of or the entire account balances to be uncollectible and when a write-off of the account balances is taken. We take a write-off of the account balances when we can demonstrate all means of collection on the outstanding balances have been exhausted, and do not have any off-balance-sheet credit exposure related to our customers, however, we may contractually charge interest for extended payment terms and require collateral.

Our provision for credit losses were a reversal of $1.0 million and a provision of $2.6 million for the years ended December 31, 2022 and 2021, respectively. Our provision for credit losses were $0.9 million and reversal of $0.2 million for the six months ended June 30, 2023 and 2022, respectively.

Impairment of long-lived assets

Our long-lived assets include property, plant and equipment, right-of-use assets and other intangible assets with finite lives. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group from its use and eventual disposition to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment write-downs would be treated as permanent reductions in the carrying amounts of the assets and a charge to statement of operations would be recognized.

The judgments and estimates involved in identifying and quantifying the impairment of long-lived assets involve inherent uncertainties, and the measurement of the fair value is dependent on the accuracy of the assumptions used in making the estimates and how those estimates compare to our future operating performance. We evaluate long-lived assets for impairment and record an impairment charge of $1.6 million, for impairment of right of use assets for the year ended December 31, 2022. For the year ended December 31, 2021, and the six months ended June 30, 2023 and 2022, there were no impairment charges recorded related to long-lived assets.

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Share-Based Compensation

Our share-based payment transactions with employees, such as restricted shares and share options, are measured based on the grant-date fair value of the equity instrument granted. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award on a straight-line basis, which is generally the vesting period. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We estimate the fair value of service-based stock options granted using the Black-Scholes option-pricing formula, which requires the use of highly subjective and complex assumptions. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per share of common stock could have been significantly different. See Note 12 to our audited financial statements included elsewhere in this registration statement for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted during the years ended December 31, 2021 and 2022, as well as during the six months ended June 30, 2023 and 2022.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

We recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. In addition, a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Our tax liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of the tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. We record interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of operations. No reserve for uncertain tax positions was recorded for the years ended December 31, 2022 and 2021, as well as for the six months ended June 30, 2023 and 2022. We do not expect that the assessment regarding unrecognized tax positions will materially change over the next 12 months. We are not currently under examination by an income tax authority, nor have been notified that an examination is contemplated.

Recent Change in SJ America Business Operations

In July 2022 SolarJuice made a decision that its SJ America subsidiary would pause its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado, due to insufficient business volume and profitability in those four states. The Company continually assesses the market demand, the scale and geographic scope of its business lines, especially the roofing and solar energy system installation business, which includes the installation of solar modules, batteries and EV chargers, for profitability, and we plan that we will continue to do so in the future. We subsequently in April, 2023 made a decision to pause our Anaheim, CA based Southern California roofing and solar energy system installation business.

The Company has paused its roofing and installation operations in Colorado, Florida, Nevada, Texas and Southern California as of the date of this filing, and we believe that we have minimal if any continuing roofing and installation operations in Colorado, Florida, Nevada, Texas and Southern California. We have provided notice to the landlords of the properties we lease in Colorado, Florida, Nevada, Texas and Southern California of our decision to terminate those leases. We have also terminated all of our employees who worked out of our offices in Colorado, Florida, Nevada, Texas and Southern California. Where appropriate and necessary we have made arrangements for other companies to complete any remaining roofing and solar energy system installation work that has not been complete.

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While the Company is not currently conducting solar energy installations or roofing installation business in in Florida, Texas, Nevada, Southern California and Colorado, we do still maintain our licenses to do such business as well as our business contacts, in the event we determine to resume operations in one or more of those states.

In August 2022 we provided our notice to terminate the leases for our offices in Colorado, Florida, Nevada, and Texas to the respective landlords. We subsequently in April, 2023 provided a similar notice to terminate our Anaheim, CA lease to that landlord. We are in the process of negotiating and making the appropriate arrangements to satisfy any outstanding lease obligations and to terminate such leases. We expect to incur some related costs associated with the lease terminations, but we do not anticipate such costs or penalties relating to those four lease terminations to be material. The negotiations with those landlords are ongoing at this time, and we currently estimate the total lease termination costs for those four locations to be between $100,000 and $150,000.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

See Note 3 “Summary of Significant Accounting Policies” to our consolidated financial statements for a description of recently issued or adopted accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Results of Operations

The following table sets forth a summary, for the periods indicated, of our consolidated results of income and each item expressed as a percentage of our total net revenues. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period (in $000s).

	For the Six Months Ended June 30,
	2023	% of Sales		2022	% of Sales
In $ thousands	(unaudited)			(unaudited)
Consolidated Statements of Operation Data:
Net revenues	$94,801	100.00%		$81,517	100.00%
Cost of revenue	87,424	92.2%		77,546	95.1%
Gross profit	7,377	7.8%		3,971	4.9%
Operating expenses:
General and administrative	6,045	6.4%		7,000	8.6%
Sales, marketing and customer service	1,105	1.2%		1,617	2.0%
(Reversal of) Provision for credit loss	894	0.9%		(209)	(0.3%	)
Total operating expenses	8,044	8.5%		8,408	10.3%
Operating income (loss)	667	0.7%		(4,437)	(5.4%	)

Other income (expense):
Interest expense, net	(190)	(0.2%	)	(373)	(0.5%	)
Net foreign exchange gain (loss)	(223)	(0.2%	)	19	0.0%
Gain on forgiveness of PPP loan	–	–		4,508	5.5%
Employee retention credit (“ERC”) tax refund	3,313	3.5%		–	–
Others	1,503	1.6%		276	0.3%
Total other income, net	4,403	4.6%		4,430	5.4%
Income (Loss) before income taxes	3,736	3.9%		(7)	0.0%
Income tax expense	(843)	(0.9%	)	(579)	(0.7%	)
Net income (loss)	$2,893	3.1%		$(586)	(0.7%	)
Less: Net income attributable to noncontrolling interests	343	0.4%		192	0.2%
Net income (loss) attributable to shareholder of SolarJuice Co., Ltd.	$2,250	2.7%		$(778)	(1.0%	)

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	For the Years Ended December 31,
	2022	% of Sales		2021	% of Sales
In $ thousands
Consolidated Statements of Operation Data:
Net sales	$166,582	100.0%		$153,276	100.0%
Cost of revenue	156,388	93.9%		145,896	95.2%
Gross profit	10,194	6.1%		7,380	4.8%
Operating expenses:
General and administrative	14,271	8.6%		18,593	12.1%
Sales, marketing and customer service	3,127	1.9%		6,128	4.0%
(Reversal) Provision of credit losses	(993)	(0.6%	)	2,635	1.7%
Impairment changes on long-lived assets	1,585	1.0%		–	–
Total operating expenses	17,990	10.8%		27,356	17.8%
Operating loss	(7,796)	(4.7%	)	(19,976)	(13.0%	)

Other income (expense):
Interest expense, net	(1,060)	(0.6%	)	(887)	(0.6%	)
Net foreign exchange gain (loss)	153	0.1%		(858)	(0.6%	)
PPP loan forgiveness	4,508	2.7%		–	–
Others	(741)	(0.4%	)	524	0.3%
Total other income (expense), net	2,860	1.7%		(1,221)	(0.8%	)
Loss before income taxes	(4,936)	(3.0%	)	(21,197)	(13.8%	)
Income tax expense	(1,520)	(0.9%	)	(1,427)	(0.9%	)
Net loss	$(6,456)	(3.9%	)	$(22,624)	(14.8%	)
Less: Net income attributable to noncontrolling interests	693	0.4%		657	0.4%
Net loss attributable to shareholder of SolarJuice Co., Ltd.	$(7,149)	(4.3%	)	$(23,281)	(15.2%	)

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021 and the six months ended June 30, 2023 and 2022:

Net sales — Net sales were $166.6 million and $153.3 million for the years ended December 31, 2022 and 2021, respectively, representing an increase of $13.3 million or 8.7%. The increase in revenues is mainly due to the increase of revenue from sales of PV components of $10.8 million, and $5.8 million from sales of self-assembled solar modules, and was partially net off by the decrease of revenue from roofing and solar energy systems installation of $3.1 million.

For the six months ended June 30, 2023 and 2022, our revenue was $94.8 million and $81.5 million respectively, representing an increase of $13.3 million, or 16.3%. The increase in revenues is mainly due to the increase of revenue from sales of PV components of $13.2 million and $18.7 million from sales of self-assembled solar modules, and was partially net off by the decrease of revenue from roofing and solar energy systems installation of $18.7 million.

Gross profit — Gross profit increased to $10.2 million in 2022 from $7.4 million in 2021. Gross margins were 6.1% and 4.8% for the years ended December 31, 2022 and 2021, respectively. The increase in gross margin was primarily due to sales of self-assembled solar modules.

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For the six months ended June 30, 2023 and 2022, the gross profit was $7.4 million and $4.0 million, respectively. In the six months ended June 30, 2023 and 2022, our gross margin increased from 4.9% to 7.8%. The increase in gross margin was primarily due to the sales of self-assembled solar modules and deduction of roofing and installation business with negative gross profit ratio.

General and administrative expenses — General and administrative expenses were $14.3 million and $18.6 million for the years ended December 31, 2022 and 2021 and 8.6% and 12.1% of net sales, respectively, representing an decrease of $4.3 million, or 23.2%. The decrease in our general and administrative expenses was mainly due to decrease in stock-based compensation expenses.

For the six months ended June 30, 2023 and 2022, general and administrative expenses were $6.0 million and $7.0 million and 6.4% and 8.6% of net sales, respectively, representing a decrease of $1.0 million, or 13.6%. The decrease in general and administrative expenses is mainly due to a reduction of salaries and office supplies expenses related due to cash shortage as well as employee resignation, resulting from the decrease in business volume of our roofing and solar energy system installation business.

Sales, marketing and customer service expenses — Sales, marketing and customer service expenses were $3.1 million and $6.1 million for the years ended December 31, 2022 and 2021 and 1.9% and 4.0% of net sales, respectively. Sales, marketing and customer service expenses decreased as a percentage of sales as we decreased our marketing activities within online videos, conferences and newsletters. The decrease was mainly due to the decrease of the amortization of customer list and work in process contracts purchased from the PDI acquisition in the year of 2021.

For the six months ended June 30, 2023 and 2022, sales, marketing and customer service expenses were $1.1 million and $1.6 million and 1.2% and 2.0% of net sales, respectively. The decrease was mainly due to a shortage of funds which led to decrease in the expenses of advertising and promotion activities and deduction of selling and marketing staff.

Income tax expense — We had a provision for income taxes of $1.5 million and $1.4 million for the years ended December 31, 2022 and 2021, or 0.9% and 0.9% of net sales, respectively. For the six months ended June 30, 2023 and 2022, we had a provision for income taxes of $0.8 million and $0.6 million and 0.9% and 0.7% of net sales, respectively.

Net (loss) income — As a result of the foregoing, we generated a net loss of $6.5 million for the year ended December 31, 2022, compared to a net loss of $22.6 million for the year ended December 31, 2021, or a loss of 3.9% and income of 14.8%, respectively. We generated a net income of $2.9 million and net loss of $0.6 million for the six months ended June 30, 2023 and 2022, or a income of 3.1% and loss of 0.7%, respectively.

B.	Liquidity and Capital Resources

Liquidity

A summary of the sources and uses of cash and cash equivalents for six months ended June 30, 2023 and 2022 is as follows:

For the six months ended June 30, 2023 and 2022 (in $000s):

	Six months ended June 30, 2023	Six months ended June 30, 2022
	(unaudited)	(unaudited)
Net cash used in operating activities	$(627)	$(4,263)
Net cash used in investing activities	(900)	(2,213)
Net cash generated from financing activities	1,676	9,522
Effect of exchange rate changes on cash and cash equivalents	(143)	(208)
Net increase in cash and cash equivalents	$6	$2,838

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A summary of the sources and uses of cash and cash equivalents for 2022 and 2021 is as follows:

For the years ended December 31, 2022 and 2021 (in $000s):

	For the year ended December 31,
	2022	2021
Net cash used in operating activities	$(4,065)	$(7,463)
Net cash used in investing activities	(9,080)	(8,387)
Net cash generated from financing activities	12,478	2,251
Effect of exchange rate changes on cash and cash equivalents	(325)	(126)
Net decrease in cash and cash equivalents	$(992)	$(13,725)

We have historically funded our operations, capital expenditure and working capital requirements through payments received from customers, short-term working capital loans from our parent company, SPI Energy Co., Ltd., and in 2020, the Paycheck Protection Program (the “PPP loan”) under the CARES Act. On April 25, 2022, we received approval for the formal forgiveness of the PPP loan and recognized a gain from forgiveness of PPP loan of $4.5 million in other income during the year ended December 31, 2022. To achieve our objective of expanding production capacity and commence manufacturing solar cells, we plan to purchase production line equipment for solar module and solar cell production and to adequately staff the McClellan Park Facility and Sumter Facility to commence assembly of solar modules and the manufacture of Topcon solar cells in 2024. The estimated cost for launching our proposed expansion in 2024 is approximately $50,000,000. However, it's important to note that this projected capital expenditure is subject to significant variability due to various uncertainties. We plan to use the proceeds from this offering to fund the commencement of our operational expansion in 2024.

The Company had incurred net cash outflow from operating activities of $0.6 million during the six months ended June 30, 2023. As of June 30, 2023, the Company had accumulated deficit of $35.6 million and working capital deficit of $11.0 million and limited cash balance of 0.8 million. These conditions and limited cash balance as of June 30, 2023 raise substantial doubt about the Company's ability to continue as a going concern. For the next 12 months, following the issuance date of our condensed consolidated financial statements for the six months ended June 30, 2023, SolarJuice plans to continue implementing various measures to increase revenue and control the cost and expenses to an acceptable level. Such measures include: 1) improve the profitability of the business in the United States; 2) strictly control and reduce business, marketing and advertising expenses; 3) obtain equity financing from certain subsidiaries’ initial public offerings; and 4) seek certain credit facilities. The Company’s management also intends to finance through initial public offering and related party loans to meet the Company’s obligations and sustain its operations and development plan.

There is no assurance that the plans will be successfully implemented. If SolarJuice fails to achieve these goals, SolarJuice may need additional financing to repay debt obligations and execute its business plan.

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Operating Activities

For the years ended December 31, 2022 and 2021:

Net cash used in operating activities was $4.1 million for the year ended December 31, 2022, which was primarily as a result of (i) net loss of $6.5 million as well as the impact of gain on forgiveness of PPP loan of $4.5 million, (ii) increase in inventory and accounts receivable of $9.4 million, (iii) reversal of credit losses of $1.0 million, and the cash outflow was partially offset by (a) increase in accounts payable of $6.7 million and increase in advance from customers of $1.9 million, (b) increase in accrued liabilities and other liabilities of $3.4 million, (c) increase in income tax payable of $2.3 million and (d) major non-cash expenses including depreciation and amortization expense of $0.8 million, impairment charges on long-lived assets of $1.6 million and loss on disposition of fixed assets of $0.5 million.

Net cash used in operating activities was $7.5 million for the year ended December 31, 2021, which was primarily as a result of (i) net loss of $22.6 million, (ii) increase in inventory of $6.2 million, (iii) increase in prepaid expenses and other assets of $3.2 million; the cash outflow was partially offset by (a) increase in accounts payable of $7.5 million and increase in advance from customers of $2.5 million, (b) decrease in accounts receivable of $1.2 million, (c) increase in accrued liabilities and other liabilities of $1.8 million, and (d) major non-cash expenses including depreciation and amortization expense of $3.9 million, provision for credit losses of $2.6 million and share-based compensation expense of $3.5 million.

For the six months ended June 30, 2023 and 2022:

Net cash used in operating activities was $0.6 million for six months ended June 30, 2023, which was primarily as a result of (i) increase in inventory of $10.1 million; (ii) increase in prepaid expenses and other assets of $1.5 million and (iii) decrease in accrued liabilities and other liabilities of $3.4 million and the cash outflow was partially offset by (a) net income of $2.9 million; (b) increase in accounts payable of $8.5 million; and (c) non-cash items of depreciation and amortization of $1.0 million and write-down on inventory of $ 1.1 million.

Net cash used in operating activities was $4.3 million for three months ended June 30, 2022, which was primarily as a result of (i) net loss of $0.6 million, (ii) forgiveness of PPP loan of $4.5 million; (iii) increase in accounts receivable of $1.2 million; (iv) decrease in advance from customers of $1.6 million; the cash outflow was partially offset by (a) increase in accrued liabilities and other liabilities of $0.9 million and increase in income taxes payable of $0.6 million; (b) decrease in inventories of $0.5 million; (c) non-cash items of depreciation and amortization of $0.4 million, accrual of warranty reserve of $0.2 million and amortization of right-of-use assets of $0.1 million.

Investing Activities

For the years ended December 31, 2022 and 2021:

Net cash used in investing activities was $9.1 million for the year ended December 31, 2022, primarily as a result of the cash paid for purchase of property, plant and equipment in the amount of $9.2 million.

Net cash used in investing activities was $8.4 million for the year ended December 31, 2021, primarily as a result of the cash paid for the purchase of the PDI assets in the amount of $8.0 million.

For the six months ended June 30, 2023 and 2022:

Net cash used in investing activities was $0.9 million for the six months ended June 30,2023, primarily as a result of the cash paid for the purchase of property and equipment.

Net cash used in investing activities was $2.2 million for the six months ended June 30, 2022, primarily as a result of the cash paid for the purchase of property and equipment. Net cash used in investing activities was $8.3 million for the six months ended June 30, 2021, primarily as a result of cash paid for the purchase of the PDI assets.

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Financing Activities

For the years ended December 31, 2022 and 2021:

Net cash generated from financing activities was $12.5 million for the year ended December 31, 2022, primarily as a result of net proceeds from borrowing from a related party.

Net cash generated from financing activities was $2.3 million for the year ended December 31, 2021, primarily as a result of net proceeds from borrowing from a related party.

For the six months ended June 30, 2023 and 2022:

Net cash generated from financing activities was $1.7 million for the six months ended June 30, 2023, primarily as a result of net proceeds from borrowing from a related party.

Net cash generated from financing activities was $9.5 million for the six months ended June 30, 2022, primarily as a result of net proceeds from borrowing from a related party.

Trend information

Inflation Reduction Act of 2022 - New and Expanded Production and Tax Credits for Manufacturers and Projects to Support Clean Energy

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IRA”). The IRA contains provisions which we expect will have a significant impact on the development and financing of clean energy projects in the United States over the next ten years. The IRA includes a number of key changes relevant to clean energy in the United States, among them the extension of the Investment Tax Credit (ITC) and Production Tax Credit (PTC) and the addition of expanded tax credits for other technologies and for manufacturing of clean energy equipment as well as terms allowing parties to more easily monetize the tax credits. The IRA also includes some targeted incentives intended to encourage development in low-income communities and the use of domestically produced materials and compliance with certain prevailing wage requirements. The IRA contains a two-tiered credit-amount structure for many applicable tax credits. Specifically, many of the credits have a minimum ITC credit amount of 30% that can be increased up to 70% if the projects can satisfy various tiers of specific requirements The federal government has also released preliminary details and criteria regarding the process to apply for additional credits under the IRA programs. See Federal Tax Credits for Solar Manufacturers the aforementioned solar tax credits and benefits under the Inflation Reduction Act. See also www.energy.gov/2022-10/Federal-Tax-Credits-for-Solar-Manfacturers.

We believe that two areas of the IRA will have direct significant benefits for us. First, the impact of the new Section 45X of the IRA will be significant to us, especially our SJ Technology business. Under Section 45X, production credits will be available for each eligible solar component that is produced domestically and sold to an unrelated party. Section 45X credits are based on the type of equipment or material manufactured, how much equipment or material is produced, and certain other criteria. We anticipate that Section 45X will spur United States solar manufacturing to a degree that may not yet be fully appreciated. According to Section 45X of the IRA, the Advanced Manufacturing Production Credit (AMPTC) is available for the production of eligible components which includes solar modules, solar wafers, solar cells produced in the United States and sold after December 31, 2022. The amount of the AMPTC for solar modules is mandated to be $0.07 per module capacity in Wdc. SJ Technology produces solar modules under its Solar4America brand. The Section 45X production credit encourages innovation and efficiency because, for example, with respect to certain solar components, credits are tied to the productivity of a solar panel rather than its cost, encouraging companies to manufacture higher-efficiency modules rather than raise prices to increase credits.

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Secondly, the Residential Clean Energy Credit under the IRA allows residential customers to subtract 30 percent of solar costs off their federal taxes as a tax credit through 2032. If residential customers install solar energy equipment in their residence any time from 2022 through the end of 2032, they are entitled to a nonrefundable tax credit off their federal income taxes, equal to 30 percent of eligible expenses. There’s no dollar limit on those expenses. We believe this increase to a 30% tax credit will significantly enhance SJ America’s U.S. residential roofing and solar installation business. According to the Department of Energy, the new IRA’s language covers the same expenses to be eligible for this new solar tax credit, as those that were declining under the expiring old law, including:

•	Solar photovoltaic (PV) modules.

•	PV cells used to power an attic fan (but not the fan itself).

•	Contractor labor for onsite preparation, assembly, or original installation.

•	Permitting fees, inspection costs, and developer fees.

•	All equipment needed to get the solar system running, including wiring, inverters, and mounting equipment.

•	Storage batteries. (You can claim the tax credit for these even if you buy and install them a year or more after you install the solar system.)

•	Sales taxes on eligible expenses.

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for 2021 and 2022 or since the beginning of the current year that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause reported consolidated financial information not necessarily to be indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any other third parties. We have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2023:

	Payment due by period
	($ in thousands)
Contractual Obligations	Total	less than 1 year	2-3 years	4-5 years	more than 5 years
Borrowings	$6,974	$6,974	$–	$–	$–
Related party loans	18,909	18,909	–	–	–
Operating lease obligations	7,385	1,576	1,540	1,015	3,254
Total	$33,268	$27,459	$1,540	$1,015	$3,254

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BUSINESS

Overview

SolarJuice provides solar photovoltaic (PV) based energy solutions and roofing installation for residential and small commercial and industrial solar markets in Australia and the United States. Through three main business units, SJ Australia, SJ America and SJ Technology, we wholesale and distribute PV modules, solar energy inverters, batteries and storage devices, other solar “balance of system” (“BOS”) components and accessories to commercial customers located in every state and territory of Australia. We are also a roofing contractor and resell and install solar energy systems to residential and commercial customers in the U.S. and design, manufacture, and sell PV modules and related products to domestic customers. SJ Australia is a leading wholesaler of PV systems and components in Australia, SJ America installs solar energy systems, energy storage solutions, and roofs in California, and SJ Technology produces and sells solar modules in the U.S.

SolarJuice was incorporated in the Cayman Islands, in February 2017, by SPI Energy Co., Ltd. (“SPI”) to own 80% of Solar Juice Pty Ltd. SJ Australia was incorporated in September 2009 to be a wholesaler of solar components in Australia. SPI China (HK) Ltd., a company then related to SPI, subsequently in May 2015 acquired 80% of SJ Australia and then in August 2018, SPI sold SPI China (HK) Ltd., pursuant to which SPI China (HK) Ltd. Transferred its 80% interest in SJ Australia to SPI. SolarJuice American Inc. (“SJ America”) was incorporated in 2019, and SolarJuice Technology Inc. was incorporated in the second quarter of 2021, to hold, respectively, our roofing, and solar module and other technology related operations in the U.S.

SJ Australia, our 80%-owned Australian subsidiary, distributes popular brands of solar PV modules solar energy inverters, batteries and storage devices, other solar energy system components, and accessories to over 5,000 commercial customers located in every state and territory of Australia, as well as New Zealand, and several Pacific islands. SJ Australia was established in 2009, is one of Australia’s largest importers of solar-related products and has also designed and introduced its private label line of “Opal” products, including solar modules energy storage systems.

SJ America is our wholly-owned U.S. subsidiary which installs solar energy systems, energy storage solutions, and roofs in California. SJ America engages in the solar panel installation and residential roofing business, under the trade names Roofs4America. SJ America performs retail installations, as well as commercial projects for some of the nation’s largest builders and developers, is one of only a few residential solar panel installation companies with extensive roofing experience, and as of August 11, 2023 employs approximately 23 solar energy system and roofing installers.

SJ Technology launched its solar module factory in McClellan Park, California, which commenced pilot production in the second quarter of 2022 and began delivering Solar4America brand modules to customers weekly during the third quarter of 2022. SJ Technology sells our American-made solar modules under our own “Solar4America” brand, to distributors, project developers and system integrator customers, and sell a small portion of solar modules on an OEM basis. We have entered into purchase and other agreements with various suppliers including Jincheng, Sunergy and Autowell to purchase additional manufacturing equipment and expand our production capacities.

Our annual solar module production capacity at the McClellan Park facility expanded to approximately 700MW solar modules by the end of 2022 and we believe that SJ Technology is poised to exploit this growth trend in domestic solar energy power demand with our McClellan Park Facility. In August 2022, we subleased additional space with a total floor area of 56,000 square feet, adjacent to SJ Technology’s current solar module manufacturing facility at McClellan Park (the “Expansion Space”). We have not yet occupied the Expansion Space due to certain issues concerning the required leasehold improvements. We are currently negotiating with the landlord at the McClellan Park Facility to terminate the lease for the Expansion Space and to rent approximately 90,000 square feet of additional factory space the landlord has available at the McClellan Park Facility (the “New Space”). Since we never took possession of the Expansion Space we never paid any rent for the Expansion Space. We expect that with the New Space we will be able to increase our production capacity at the McClellan Park Facility to approximately 1.3 GW per year in 2024.

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As a key strategic initiative to meet the demands of the market, SJ Technology entered into a multi-year lease for a facility of approximately 273,000 square feet in Sumter, South Carolina (the “Sumter Facility”) in April 2023. A copy of the lease for the Sumter Facility is attached hereto as Ex. 10.12. Our vision for the Sumter Facility involves substantial upgrades, purchasing equipment and expansions, primarily dedicated to solar module and solar cell production. We aim to launch a 500 MW Tunnel Oxide Passivated Contact (TopCon) solar cell production line in 2024 and to achieve 1.2 GW of solar module production by the end of 2024 at the Sumter Facility to meet the demand of potential customers for domestic solar requirements.

To meet the above goals, we plan to purchase production line equipment for solar module manufacturing at both the proposed New Space and Sumter Facility, as well as solar module and solar cell production at the Sumter Facility. We intend to adequately staff our facilities to commence assembly of solar modules and the manufacture of TopCon solar cells in 2024.  The estimated cost for launching our proposed expansion in 2024 is approximately $50,000,000. However, it's important to note that this projected capital expenditure is subject to significant variability due to various uncertainties. We plan to use the proceeds from this offering to fund the commencement of our operational expansion in 2024.

We expect that sales of solar modules will be a significant future revenue source for the Company, and we expect to sell increasing volumes of American-made solar modules in the U.S. markets.

Introduction to PV Business

The typical residential or small commercial building solar energy system includes solar modules, an inverter, equipment to mount the modules on a building’s roof, and a performance monitoring system that tracks electricity production. The solar modules collect energy from the sun and turn it into electricity, which is passed through the inverter and converted into a form that can be used directly to power a home or commercial building or transmitted into the electrical grid or stored in batteries for later use. The vast majority of residential solar energy systems are connected to the electricity grid (or “grid-tied”). When solar modules are producing more electricity than needed, the excess is fed back into the power grid, and when more electricity is needed than the solar modules are producing, power is drawn from the electric grid. Credits are often given on the utility bill for electricity sent to the grid, which process is known as, “net metering” is required by state law to varying degrees in some U.S. states, in recent years these states have been amending or eliminating these rules.

The following are the principal components of a home solar power system:

•	Solar modules
•	Solar inverter
•	Solar racking
•	Solar performance monitoring and maintenance
•	Solar energy storage

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Solar modules

A solar module, or photovoltaic (“PV”) module, is an assembly of photovoltaic cells mounted in a rigid metal frame for installation. Solar modules use sunlight as a source of energy and generate direct current electricity, a system of PV modules is called an array. Arrays of a PV system supply solar electricity to electrical equipment, the solar modules are the key elements of a solar energy power system, and have the essential distinguishing attributes of efficiency, cost, warranty, and technology type.

The two types of solar modules most suitable for residential solar installations are monocrystalline and polycrystalline modules. These perform similarly, although the monocrystalline is slightly more efficient and a little more expensive. The number and placement of solar modules depend on:

•	The system owner’s energy requirements
•	Usable roof surface area
•	Climate
•	Peak sunlight in your location
•	Efficiency rating of the solar modules
•	Whether net metering is available

A professional solar installer can help calculate the number of solar modules to create the most cost-effective system, and online calculators are also available for this purpose.

Solar cells

A photovoltaic (PV) cell or solar cell is an electronic device that converts the energy of light directly into electricity by the photovoltaic effect, which is a physical phenomenon. A solar cell is basically a thin square component of a larger solar module that enables the solar module to capture sunlight or solar energy and convert that energy into usable electricity. The solar cell is comprised of silicon-based semiconductors which absorb the sunlight and cause a release of electron flow to generate electricity. Our solar cells are the foundation of our solar modules and embody pioneering technology that converts sunlight into clean energy with exceptional efficiency and reliability.

PERC solar cells are modified conventional cells that enable the cells to produce 6 to 12 percent more energy than conventional solar modules, and PERC solar cells have an extra layer within the back side of the cell which allows some of the sun’s rays to reflect back into the solar cell, generating more solar energy.

TopCon solar cells are typically manufactured using n-type silicon wafers, rather than p-type. The n-type silicon wafers are used as the basis for the cell structure, with an ultra-thin tunnel oxide layer deposited on the front side of the cell, followed by a heavily-doped passivation layer. The passivation layer provides excellent interface passivation ability, reducing recombination of photogenerated carriers, and improving the cell's transport characteristics. The TopCon technology has demonstrated high efficiency levels.

Solar inverter

An inverter converts direct current (“DC”) electricity generated by the solar module into alternating current (“AC”) electricity for use in a home or building or transmission to the electrical grid. DC electricity is maintained at constant voltage in one direction, and AC electricity flows in both directions in the circuit as the voltage changes from positive to negative. Inverters are just one example of a class of devices called power electronics that regulate the flow of electrical power, and come in three types:

•	String or centralized inverters: These are connected to multiple modules and are the least expensive, but can be inefficient because there is potential production loss if there is shading on the roof, which can cause the entire string of modules to turn off
•	Microinverters: These inverters are more expensive, but generally result in a more efficient overall solar system. They are attached to each solar module, allowing for smooth operation, even when some modules are shaded
•	Power optimizers: Installed in each module, power optimizers optimize the DC output of each PV module, which then transmits to a string inverter for conversion to AC power. They are less expensive than micro inverters, but slightly more expensive than string inverters

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Solar racking

Also called PV mounting systems, a solar racking system is used to safely affix solar modules to various surfaces such as roofs, building facades, or the ground, and is designed to easily be retrofitted to existing rooftops and structures. Solar modules are not attached to the roof directly, but are mounted on racking systems, which are attached to the roof and angled for the optimal degree of sun exposure.

The inverter, racking, connections and wiring are known as the “balance of system.”

Solar performance monitoring

Solar power system performance monitoring is used for several purposes, including creating a performance baseline, failure detection, and scheduling service and cleaning. A monitoring system shows how much electricity the solar power system is generating per hour, per day, or per year.

An online monitoring and maintenance system is contained in a cloud-based software that collects data from hardware, such as optimizers, inverters, or energy storage systems installed at customer’s site. The data are transmitted to the cloud-based software through a cellular network or local internet, then the data and system status information will be further analyzed by the software, and information is presented, selectively, to the end users, installers, or regional distributors. Some sophisticated software can remotely perform equipment diagnostics and solve technical issues.

Solar energy storage

Batteries can be used to store energy produced by solar modules for later use, and some solar batteries are integrated with built-in, two-way inverters that can be connected directly to a customer’s electrical system. When solar modules are producing more electricity than needed, the excess energy can be used to charge batteries, which can then provide power when the solar modules are not producing electricity. Power is sent to the grid only when the battery is fully charged, and batteries also offer short-term backup power during a power outage.

SolarJuice’s Business

SolarJuice, through its subsidiaries, is engaged in three lines of business: wholesale distribution through SJ Australia, domestic solar energy system and roof installation through SJ America, and domestic manufacturing and sale of solar modules through SJ Technology.

We can offer end-to-end clean energy solutions for residential and small commercial clients. We believe that we are uniquely positioned to combine the product sourcing of SJ Australia, product design and manufacturing capacity of SJ Technology with the installation expertise of SJ America to form a complete value chain of residential and small commercial building PV system requirements. We can review the whole value chain for opportunities to lower costs and improve performance for our customers.

SJ Australia – Wholesale and Distribution

SJ Australia wholesales solar modules, solar inverters, mounting, monitoring systems, battery storage, and other BOS components in Australia through nine Australian warehouses which SJ Australia maintains in Sydney, Melbourne, Brisbane, Adelaide, Perth and Townsville, as well as a warehouse in Singapore, offices in Southeast Asia and a warehouse and other offices servicing the Southeast Asian Pacific region.

SJ Australia benefits from its well-established experience and scale as a leading supplier Australian for roofing product installers in Australia. We relatedly believe that our nationwide customer base and educational programs make SJ Australia a preferred distributor to introduce new products into the highly fragmented Australia market.

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The Australian solar installation market is populated by approximately 8,000 contractors having fewer than five employees. Over 5,500 contractors have opened accounts with SJ Australia, and we have over 1,000 active accounts with installers that have made purchases over the last three months. Compared to total solar and storage installation volumes, as published by Clean Energy Council, SJ Australia’s 2022 total inverter sales of over 448MW, total module sales of over 105MW, and total battery sales of 83MW were equivalent to approximately 15% in total roof-top PV and residential storage installation in Australia in 2022, and SJ Australia has firmly established itself as one of Australia’s leading solar distributors. For comparison, there are over 1,400 Clean Energy Council approved solar retailers.

We also design and distribute our own solar energy storage products, under the brand name Opal Storage, to offer customers additional value-for-money choices. Opal Storage products are designed by SJ Australia, and include features, such as battery management system (BMS), inverter in cabinet, solar array DC switch, and battery DC circuit breakers, with all AC circuit breakers built in. SJ Australia sells its Opal brand of products through its distribution network. SJ Australia has sold combined of 0.04 MW Opal brand solar modules and 1.2 MW Opal brand solar inverters in 2022 and 2021.

SJ Australia competes by its:

•	Scale and cost to clients. Scale enables SJ Australia to offer competitive prices, payment terms and delivery from its suppliers, and enables us to drive down overhead costs, which we, in turn, pass on to clients. Scale is also reflected in the density of our warehouse locations, which affects delivery costs.
•	Product mix. As a wholesaler, SJ Australia can identify and focus resources on high turnover, high margin profitable products, as well as low turnover or low margin products essential to our being a full-service distributor. Determining the proper mix for these two types of products is key to successful wholesaling.
•	Product knowledge. SJ Australia identifies and builds consensus with its clients regarding the merits of profitable products, and we share this expertise through online and offline promotion activities.
•	Service. SJ Australia offers after sales services such as return, exchange, warranty and local technical support in addition to our product education and training services.
•	Access to liquidity. Wholesalers must continuously invest in working capital to carry more products to maintain revenue growth. We established both invoice and trade facilities with Westpac Banking Corporation in 2023 and expect to continue to improve our access to liquidity through a combination of equity and loans.

We compete in Australia, primarily, with One Stop Warehouse, a privately owned, country-leading solar distributor located in five Australian states.

SJ Australia’s value proposition is to offer its clients:

•	one stop shopping for solar and storage products
•	availability of leading brands that elsewhere are in short supply
•	product knowledge and industry insights through product and training events such as Portfolio Nights and Training Roadshows across Australia (pre-COVID-19); since March 2020 SJ Australia has continued its customer educational programs by expanding its social media sharing with videos, podcasts and contents in words and pictures
•	local post-sale services such as return, exchange, and technical support

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SJ Australia plans to continue to improve its financial performance by:

•	focusing on high volume good margin products, reducing the number of key brands we carry for each of the four major categories (module, inverter, battery and mounting) to approximately six, three, two and two, respectively
•	seeking access to cheaper sources of capital with higher credit limits
•	deepening relationships with top tier manufacturers by growing sales and continuous co-marketing
•	building the “SolarJuice” and “Opal” brands by continuous industry outreach and marketing efforts
•	opportunistically capturing other customer categories; in March 2021 SJ Australia contracted with the Aboriginal Housing Office of New South Wales, Australia, to supply PV systems to up to 2,600 properties in the state, representing up to 8.5MWs to be installed over a 12-month period. This project was completed by the end of June 2022.

SJ America - Roofing and Solar System Installation

SolarJuice American Inc. d/b/a Roofs4America (“SJ America”), installs roofing products and roof-top solar energy systems for developers, general contractors, residents and small businesses, as well as other residential clean energy systems, such as battery storage and electric vehicle (“EV”) chargers. SJ America services both businesses (“B2B”) and consumers (“B2C”) primarily in Northern California.

The home building industry puts high emphasis on long-term relationships, and timely delivery with minimal quality issues/accidents for securing recurring contracts and revenues. We believe that PDI’s bankruptcy has hurt SJ America’s reputation with suppliers regarding its payment practices and with clients regarding service warranties, however, it did not affect the ability and reputation of the skilled craftsman formerly employed by PDI to properly design and install quality roofs. SJ America has hired many skilled craftsmen formerly employed by PDI, and we believe that these experienced craftsmen continue to capably and timely perform solar and roofing product installations. SJ America is rebuilding and forging new relationships with clients and reputation with suppliers through timely work performance and payments, and we expect to fully leverage the reputation of our skilled and experienced employees.

Our commercial roofing clients are home builders, commercial real estate developers, and general contractors. We bid for installation contracts based on their existing roofing designs, follow their overall construction schedule to order materials for delivery to the job sites, and dispatch our crews to the job sites to install the solar and roofing products.

We offer our solar product customers a full range of services, including design, system engineering, procurement, permitting, construction, warranty, and, provide grid connection, system monitoring and system maintenance; we obtain interconnection permission from the applicable local primary electric utility for grid connection. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility to us or our customer. Interconnection permissions are typically issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net energy metering procedures, and no additional regulatory approvals are typically required once interconnection permission is given.

SJ America has extensive knowledge of roofing among domestic rooftop solar energy system installers, enabling us to minimize the risks of defective designs or improper installations and to increase our addressable market and margin opportunities. A roof might be unable to support the weight of a solar system, or its installation might cause leaks, and we are responsible for all such considerations, so that our customers avoid having to determine whether the roofer or solar installer is responsible for a proper installation.

We believe that our expertise will improve our competitive position in California, where we generate all of SJ America’s revenue. California has required all new single-family and multi-family homes to install solar energy systems since 2020.

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When extreme weather causes roof damage, as well as power outages, our re-roofing business provides opportunities to sell our complementary battery storage products as back-up power supplies. We note that approximately 20% of our B2C solar clients also indicate an interest in purchasing batteries, and, with the current shortage of batteries, we have been able to sell our private label products. We have also introduced our commercial battery products to some of our B2B clients for use at hotels and hospitals that need back up generation, and such sales involve minimum additional marketing and sales cost.

Petersen Dean Transaction

SJ America entered the solar and roofing products installation business in February 2021, upon acquiring certain assets from PDI, which was founded in 1984, and specialized in residential roofing and solar installations in California, Colorado, Florida, Nevada, and Texas. PDI partnered with some of the nation’s largest builders and developers for their roofing and solar product installations.

PDI filed a proceeding under Chapter 11 of the Bankruptcy Code, in June 2020, following the onset of the COVID-19 pandemic. The bankruptcy court organized several rounds of asset auctions, starting in October 2020, and various asset packages were auctioned, such as trucks, furniture, and battery units. SJ America participated in two of the court-organized sales, emerging as the highest bidder in both, one for both PDI’s remaining consumer division assets and one for PDI’s remaining commercial division assets in the final auction. An auction was held on December 14, 2020 and SolarJuice’s parent company SPI entered a successful bid of $875,000 for the consumer division assets, and the Bankruptcy Court issued an order on December 28, 2020 approving the sale of PDI’s consumer division assets to SPI. SJ America paid $875,000 in cash on January 6, 2021 to complete the purchase of PDI’s consumer division assets, consisting of approximately 1,200 unfinished consumer contracts, and we view this transaction as a purchase of 1,200 consumer leads. A subsequent auction was held on December 21, 2020 to sell substantially all of the remaining assets of PDI’s commercial division. SJ America entered a successful cash bid of $7,850,000, along with an assumption of up to $11,000,000 of PDI’s obligations under the DIP Facility, which is pledged by the accounts receivable of PDI factored as of the acquisition date, which totaled $11.8 million. The cash amount subsequently was reduced to $6,850,000 following due diligence, which found many vehicles and lifts listed on court-provided asset schedules to be missing, and SJ America found some of the accounts receivable of doubtful quality.

SJ America entered into an Interim Management Agreement (“IMA”) with PDI, on January 13, 2021, which allowed SJ America access to PDI’s employees and operations to conduct due diligence before closing on the purchase of the commercial division assets. SJ America mainly learned about the solar and roofing product installation business operations and reviewed the quality of PDI’s assets. The IMA gave SJ America the right, but not the obligation, to fund the PDI operation if necessary, however as there was no guarantee that SJ America would close the purchase or recoup such funding, SJ America only funded a one-time material purchase in February 2021, after LSQ agreed to reimburse SJ America for such funding from receivable collections.

SJ America and PDI entered into an Asset Purchase Agreement (“APA”), on February 5, 2021, for purchase of the commercial division assets. The APA is filed as Exhibit 10.2 to this Form F-1 and is incorporated herein by reference. The closing of the APA occurred on February 25, 2021, following the Bankruptcy Court’s approval, and on February 5, 2021, SJ America entered into an Assignment and Assumption Agreement regarding the DIP Facility with PDI, LSQ, and other PDI creditors, pursuant to which SJ America agreed to assume PDI’s obligations under the DIP Facility up to $11,000,000. SJ America entered into an Amended and Restated Invoice Purchase Agreement (“AIPA”) with LSQ, on February 24, 2021, pursuant to which SJ America acknowledged that LSQ purchased all of PDI commercial division accounts receivable that were eligible for purchase under LSQ criteria, and that SJ America will continue to sell accounts receivable from commercial clients that it generates to LSQ. SJ America is responsible to settle the remaining part of the facility if the collection of the factored accounts receivable is not able to cover the loan balance, and if there is any excess amount on the factored accounts receivable after the LSQ loan is fully repaid, remaining factored accounts receivable will be released to SJ America. The AIPA is filed as Exhibit 10.3 to this Form F-1 and is incorporated herein by reference.

SJ America purchased all of PDI’s remaining commercial division assets, pursuant to the APA, including equipment, inventories and supplies, assumed the majority of PDI’s work-in-progress executory contracts and certain unexpired leases, obtained most of PDI’s commercial customer lists, books and records, and other intangible assets such as trademarks, service marks, trade names, websites and domain names.

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PDI terminated all of its 357 employees upon the closing of the APA, and SJ America subsequently hired 321 of those employees, subject to a 90-day observation period, however, SJ America did not hire executives from PDI. PDI lost its CEO and CFO after the bankruptcy filing, and, in February 2021, the only remaining executive was its COO, whom SJ America did not hire. SJ America has been actively building its own management team including the hiring of a Chief Financial Officer, a Chief Product Officer, a Chief Technology Officer, a Chief Operating Officer and a senior vice president for consumer operations. The Chairman and the CEO of SolarJuice, and the new management team are integrating the new employees and rationalizing our business, including a new organization structure and new reporting lines, pay grades and incentive programs, subscribing to and implementing new customer relationship management (“CRM”) and enterprise resource planning (“ERP”) systems; and adopting our parent SPI’s policies and procedures, regarding contract approval, payment application, and headcount addition. SJ America has launched the B2C business and the Product Development business to fully utilize PDI’s B2B infrastructure.

B2B

Our B2B business includes installing roofing and solar energy system products for homebuilders, commercial building developers, and general contractors of low-rise commercial building development projects, which includes installing roof top solar energy systems on new homes for PPA providers and preparing roofing product systems for solar energy system installations for other residential solar companies. SJ America typically engages in 6-10 weekly solar pre-installation in cooperation with SunPower.

The residential and small commercial building developer roofing products business in the U.S. is a fragmented, localized industry. The process of bidding, clearing, and billing projects can vary meaningfully between municipalities within a state due to local licensing, safety, environmental, and building code requirement, which factors act as impediments to entering new markets, and typically results in each local market having about four to five installers with stable gross margins within each local market. The availability of trained roofing workers also affects local market margin, and, in markets with higher living costs, such as the California Bay Area, workers are more scarce and gross margins are over 30%, whereas in markets with lower living costs and more available workers, such as Fresno, California, margins are approximately 20%.

Within each local market, roofing companies compete based upon their ability to:

•	provide the working capital for construction, as they need to first purchase materials and labor, then issue milestone-based or periodic billings according to their contracts, which typically have 45 to 60 day payment terms;
•	negotiate better payment terms with suppliers, including credit terms, which typically are 30 to 60 days, and potential discounts;
•	attract skilled workers, who need special training in safety and materials handling, construction activities are seasonal, and roofing companies compete with each other or other construction trades, in general, in the warmer, dryer seasons to complete jobs on schedule; and
•	attract managers to oversee workers, the timeliness and quality of work, and safety issues.

SJ America’ value proposition to its B2B clients is:

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Our expertise in single-family/ multi-family /low rise commercial buildings roofing product installation. SJ America has hired key former PDI personnel, such as operation managers and superintendents, who have significant technical expertise regarding these types of roofs.

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We provide roofing and solar energy system and storage product installations. The California Solar Mandate, a building code that became effective January 1, 2020, requires new residential construction to have a solar system for single-family homes and multi-family homes up to three stories high. SJ America’s strength in both roofing and solar energy system products allows home builders to avoid disputes between separate roof and solar installers if quality issues arise.

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Transparency as part of a public company. Upon the effectiveness of this offering, we will be a public company and believe that our transparency as a public company, compared with smaller privately owned local competitors, will help us procure new contracts.

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B2C

SJ America’s business includes re-roofing and sales of roof-top solar energy systems, energy storage systems, and EV chargers for homeowners. SJ America has built a team since March 2021, including sales, designers, permitters, project coordinators and customer service workers. We employ the same installers, superintendents, facilities, and vehicles and equipment as we dispatch for our B2C services in states in which our B2B business already operates.

The B2C re-roofing and solar energy product installation industry in the U.S. is more fragmented than the B2B business. Over 4,000 contractors are licensed to do roofing in California, and all of the over 60,000 licensed electricians can install solar energy systems. While some of our competitors have greater financial resources, operational experience and technical capabilities than we do, our current experience suggests that there is no clear dominant or preferred competitor in the markets in which we compete. We do not believe that any competitor has more than 10% of the market across all of the areas in which we operate. We compete with other solar installers on pricing, service, and the ability to arrange financing, and believe our competitors include national brands, such as Sunrun Inc., and regional competitors, such as Sunworks, Inc.

Companies such as Sunrun enter into solar PPAs with their customers. A PPA is a financial agreement where the provider arranges for the design, permitting, financing and installation of a solar energy system on a customer’s property at little to no cost to the customer. The provider sells the power generated to the host customer (the property owner) at a fixed rate that is typically lower than the local utility’s retail rate. This lower electricity price serves to offset the customer’s purchase of electricity from the grid while the developer receives the income from these sales of electricity, as well as any tax credits and other incentives generated from the solar energy system. PPAs typically range from 10 to 25 years, and the developer remains responsible for the operation and maintenance of the system for the duration of the agreement. Potential solar system customers may prefer a PPA to an installation by SJ America.

SJ America’s value proposition to its B2C clients is to offer:

•	Combined roof and solar technical expertise: We understand the structural issues involved in mounting solar modules on a roof and can appropriately evaluate and design the new roof or solar system.
•	Provide roofing, solar, storage and EV charger products: Our competitive strength has become more important in our marketing and sales with the increased demand for storage units due to recent extreme weather in California and the increased adoption of EV.
•	Choices for best value with our own Solar4America brand modules and batteries: Our products are all from tier one manufacturers, accompanied with top tier design/installation/customer services.

We plan to improve SJ America’s financial performance by:

•	increasing the size of our sales team through a combination of in-house sales employees, commission-only direct sales contractors, and franchisees
•	leveraging our B2B infrastructure for design, permitting and installation, and building up subcontractor and franchise networks in states outside of our current B2B footprint
•	continuously seeking better financing solutions for consumers by working with leading lenders or PPA providers
•	seeking opportunities to acquire assets and businesses to provide roofing, solar, storage, EV charger and maintenance products and services
•	promoting the Solar4America brand since we believe that our brand’s distinctive name and visual design will distinguish us from the rest of the residential solar industry, and, with our supply chain management ability provided by our product development segment, investment in this brand can improve profitability of both installation and product sales. We have launched our cloud-based energy management software, and we plan to invest in our customer loyalty and referral program. We believe that our online platforms will generate ongoing, positive contacts with owners of residential and small commercial buildings post installation and change the norm of a one-time sale relationship into a recurring business, including system maintenance plans, software-based system management service, easy design and add on for storage or electrical vehicle charger units, expansion of system sizes and connection to other nearby solar system to form a virtual power plant. We believe an integrated online platform will maximize our strength in both B2C service and product development and differentiate the Solar4America brand from other residential solar installers.

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Product Development

We believe product design is a driving factor to distinguish our products from others with similar technologies, and price is the key factor in choosing our branded product over a legacy solar brand. We have consequently initiated a strategy to have the SPI affiliates collaborate to design and order products from OEM suppliers for solar modules, energy storage units, batteries, and other complementary products with our proprietary designs.

SJ America sells our Solar4America brand of solar modules and energy storage systems specially designed for the U.S. market through its multiple sales channels. The 7.6kWh and 11.2 kWh average sized energy storage systems are designed for typical household 200A electricity distribution modules. We plan to build our own distribution network through ecommerce, an in-house sales team or independent sales representatives, and distribution partners leveraging our existing installation sales channels.

SJ America launched its cloud based online monitoring and maintenance software system on June 3, 2021. This cloud-based software transmits data collected from Solar4America equipment, such as hybrid inverters, energy storage systems, or EV chargers installed at each customer’s site to our cloud-based servers through the cellular network. The data and system status information are further analyzed by the software automatically, and related information is selectively presented to the end users, installers, or regional distributors and system administrators. Our proprietary software can diagnose and help solve technical issues remotely, lowering our customers’ maintenance and service costs.

We compete with other branded manufacturers of solar modules, energy storage systems and inverters in this segment, some of which have more significant resources or, are our suppliers. We believe our long-term market position and brand awareness in our specific markets can help us to sell our own branded products despite our smaller scale, if we offer specialized designs and provide the full range of products and tailored services. For example, Solar4America battery products come with a built-in inverter, which can lower the overall system cost by eliminating the need for a separate inverter if we simultaneously install both the roof top solar system and the battery. We plan to roll out 20KWh battery products to match our small commercial-building roof-top systems, and we are evaluating snap-on designs for the frame of our private-label modules which, although adding to the cost of the modules, can provide cost savings during installation. We believe that we have advantages when directly interacting with end consumers directly through our sales and installation services, and are one of the few solar companies that offer services from product development, supply chain management, installation and ongoing management and maintenance; we have the visibility on costs and benefits for each step of the process, and can design our products and services from both the upstream and downstream perspective in the value chain to optimize the cost and benefit tradeoffs, bringing overall lower costs to our end customers.

Competition in this segment is primarily based on technology innovations, product reliability and performance, customer service and supply chain management, which drive improved performance and lower costs. Our product design distinguishes our products from those with similar technologies, and, in addition, price is a key variable for adopting an in-store versus OEM brand. We also believe that offering the full range of client-centric services is an effective means of building our brand image.

We plan to improve the performance under this business line through:

•	leveraging the infrastructure of our B2C sales network, since approximately 20% of our B2C clients for roof-top solar energy systems indicate that they also want an energy storage unit, and we have only recently launched our Solar4America brand of batteries. We expect that will be able to employ better product education to clients regarding the merits of pairing the solar energy systems with battery units and the merits of Solar4America’s own battery, such as the built-in inverter, which can eliminate the need for another inverter for the solar system and lower overall costs.
•	utilizing our reach to small commercial builders to target niche B2B markets, such as hospitals, medical offices and hotels, in which backup power is required, and sell our storage units as an alternative to diesel generators, which are more expensive to maintain.
•	building our dealership network with small to mid-size regional distributors of solar products who have stronger influence over their clients’ product choices, and incentivizing sales through commissions to both dealers and installers.
•	launching off-grid products through our e-commerce platforms or cross sell to B2C clients.

We believe that there are strong synergies between the infrastructure we are building for our B2C business and the technology and supply chain management capacity we are developing with our products. We also believe that because of the sales and installation service that every residential solar company needs to offer, our senior management team will have significant PV industry knowledge and experience that can be shared with our customers.

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Government Regulations, Incentives, and Subsidies

We hold all required licenses for roofing and solar product installation in the states and localities in which we operate.

We must comply with various federal and state laws and regulations, including OSHA, and Cal/OSHA for projects in California. We have to comply with the Department of Labor with respect to wage, hour and labor laws throughout the states within which we operate, and the Department of Industrial Relations in California also regulates payment of wages, overtime, meals, rest and break period compliance.

U.S. federal, state and local government bodies and utilities provide incentives to end-users of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. The incentives enable us to lower the price we charge our customers for solar energy systems; however, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. The reductions or terminations often occur without warning, and applicable authorities may adjust or decrease incentives or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. The reduction, elimination or expiration of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in a significant reduction in demand for our solar energy systems, which would negatively impact our business.

The market for solar energy systems is heavily influenced by foreign, federal, state, and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. The regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, a majority of states have a regulatory policy known as net energy metering, or “net metering”, which allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid and not consumed on-site. A customer consequently pays for the net energy used or receives a credit at the retail rate if more electricity is produced than consumed. Net metering is being replaced in certain states with lower credits for the excess electricity sent onto the grid from solar energy systems, and utilities are imposing minimum or fixed monthly charges on owners of solar energy systems. Such regulations and policies have been modified in the past and may be modified in the future in ways that can restrict the interconnection of solar energy systems and deter purchases of solar energy systems by customers. Electricity generated by solar energy systems also competes most favorably in markets with tiered rate structures or peak hour pricing that increase the price of electricity when more is consumed. Modifications to these rate structures by utilities, such as reducing peak hour or tiered pricing or adopting flat rate pricing, could require the price of solar energy systems to be reduced in order to compete with the price of utility generated electricity.

Due to inadequate business volume and profitability within our roofing and installation operations, we have opted to downsize our Roof4America business. In July 2022, SolarJuice made a decision that its SJ America subsidiary would pause its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado. This move was driven by the challenges faced in these states, where business volume and profitability fell short of expectations. The SJ America pause outside of California remains in effect, and we believe the Company has the flexibility should we choose to affect a restart in any or all of the paused locations with modest costs primarily for office rental and labor. The Company continually assesses the market demand, the scale and geographic scope of its business lines, especially the roofing and solar energy system installation business, which includes the installation of solar modules, batteries, and EV chargers. Our primary focus is on ensuring profitability, and we intend to persist in this approach moving forward.

SJ Technology - Overview

SJ Technology opened our first United States solar module manufacturing factory in McClellan Park, California in January 2022 which commenced pilot production in the second quarter of 2022. SJ Technology sells its solar modules under our own “Solar4America” brand to customers which include distributors, project developers and system integrators.

SJ Technology Products, technology and R&D

SJ Technology produces solar modules under its Solar4America brands.

We believe having our own branded products provides greater opportunities to differentiate us in a competitive market. We have found that having our own company products can set us apart from competition when certain products are in short supply in the market.

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Our solar modules utilize advanced solar technologies, such as using solar cells made with PERC technology and half/full cell technology in our existing Californian facilities. PERC solar cells are modified conventional cells that enable the cells to produce 6 to 12 percent more energy than conventional solar modules, and PERC solar cells have an extra layer within the back side of the cell which allows some of the sun’s rays to reflect back into the solar cell, generating more solar energy. Our high-quality manufacturing capabilities have enabled us to produce solar modules meeting the industry’s highest performance standards, and all of our American-made solar modules sold in North America are UL certified.

SJ Technology has an array of high quality, efficient solar modules that currently are being assembled at our California facility and still other solar modules that we plan to make in the near future. The Company currently assembles 410W 72 Cell Mono PERC and 410W Half-cut Cell Mono PERC solar modules for use in the residential market, and such module models are desired for their efficiency and aesthetics. The Half-cut Mono PERC modules have an efficient circuit design with an average 21% module efficiency, lower internal energy current, lower energy loss and a doped wafer, as well as a special circuit design with a lower hot spot temperature. The Company also currently assembles at our California facility 550W 144 Half-cut Cell Mono PERC solar modules for the commercial and utility markets, as well as some of the aforementioned 410W modules for the commercial and utility markets. The 550W solar modules have over 21% module efficiency, high power output and generation, lower risk of hot spot temperature, excellent anti-potential induced degradation or PID performance which works with the solar inverter to enhance energy efficiency and is suited to larger scale solar projects.

SJ Technology also plans to make several next generation solar modules both at our McClellan Park facility and at our planned Sumter Facility once that facillity is operational. Our next generation modules are the TopCon 430W module for the residential market and the TopCon 580W module for the commercial and utility market. The TopCon 430W module will be primarily suited to the residential market and is expected to have higher energy efficiency of 22.3%, higher power output of 420-435W, and less power degradation than current modules. The TopCon 580W module will be suited to the commercial and utility markets and similarly will have higher energy efficiency of 22.5%, higher power output of 560-580W, and less power degradation than current modules.

We commenced producing solar modules at our McClellan Park facility in the second quarter of 2022, and we expect that sales of solar modules will be our largest revenue source in the future, and we expect to sell increasing volumes of solar modules in the United States.

We are in addition conducting solar cell R&D at our Sacramento and Sumter, SC locations, and plan to incorporate innovative solar cells into the modules that we assemble. We believe the cells are a key component of the modules, and we also intend to avail ourselves of the domestic content benefits from producing our own cells in the U.S.

SJ Technology expects to be a pioneer among U.S. solar panel manufacturers to make larger and higher efficiency solar modules.

SJ Technology Production capacity and capability

We subleased existing solar module manufacturing facilities with a total floor area of 139,100 square feet located in McClellan Park, California (the “McClellan Park facility”), acquired certain pieces of solar module manufacturing equipment from Sunergy California LLC, and additional solar module manufacturing equipment from YingKou JinChen Machinery Co Ltd and Wuxi Autowell Supply Chain Management Co Ltd. to expand our capacity at the McClellan Park Facility and are hiring an expanded workforce to increase our solar module manufacturing operations. Our annual solar module production capacity at the McClellan Park facility expanded to approximately 700 MW solar modules by the end of 2022 and we believe that SJ Technology is poised to exploit this growth trend in domestic solar energy power demand with our McClellan Park Facility. In August 2022, we subleased additional space with a total floor area of 56,000 square feet, adjacent to SJ Technology’s current solar module manufacturing facility at McClellan Park (the “Expansion Space”). We have not yet occupied the Expansion Space due to certain issues concerning the required leasehold improvements. We are currently negotiating with the landlord at the McClellan Park facility to terminate the lease for the Expansion Space and to rent approximately 90,000 square feet of additional factory space the landlord has available at the McClellan Park facility (the “New Space”). Since we never took possession of the Expansion Space we never paid any rent for the Expansion Space. We expect that with the New Space we will be able to increase our production capacity at the McClellan Park facility to approximately 1.3 GW per year by March 31, 2024.

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As a key strategic initiative to meet the demands of the market, SJ Technology entered into a multi-year lease for a facility of approximately 273,000 square feet in Sumter, South Carolina (the “Sumter Facility”) in April 2023. A copy of the lease for the Sumter Facility is attached hereto as Ex. 10.12. Our vision for the Sumter Facility involves substantial upgrades and expansions, primarily dedicated to solar module and solar cell production. We aim to launch a 500MW Tunnel Oxide Passivated Contact (TopCon) solar cell production line in 2024 and to achieve 1.2 GW of solar module production by the end of 2024 at the Sumter Facility to meet the demand of potential customers for domestic solar requirements.

To meet the above goals, we plan to purchase production line equipment for solar module manufacturing at both the proposed New Space and Sumter Facility, as well as solar module and solar cell production at the Sumter Facility. We intend to adequately staff our facilities to commence assembly of solar modules and the manufacture of TopCon solar cells in 2024. The estimated cost for launching our proposed expansion in 2024 is approximately $50,000,000. However, it's important to note that this projected capital expenditure is subject to significant variability due to various uncertainties. We plan to use the proceeds from this offering to fund the commencement of our operational expansion in 2024.

We believe this strategic expansion is multifaceted, aiming to fortify solar4america's manufacturing capabilities, augment production capacity, and seamlessly integrate cutting-edge scientific advancements into our operational framework.

Manufacturing Process

Solar modules are produced by interconnecting multiple solar cells into desired electrical configurations through welding. The interconnected solar cells are laid out and laminated in a vacuum with laboratory details, and through these processes and designs, the solar modules are weather-sealed, and thus are able to withstand high levels of ultraviolet radiation, moisture, wind, transportation damage and sand. Assembled solar modules are packaged in a protective aluminum frame prior to testing.

Raw and Ancillary Materials

The raw materials used in our manufacturing process consist primarily of solar cells, EVA, tempered glass, aluminum frames, back sheets, junction boxes and other related consumables. The prices of raw materials have been subject to significant volatility, and we procure these materials from third parties on a monthly basis. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Volatility in the prices of silicon raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.”

We may not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition. Suppliers under our raw materials supply contracts might delay deliveries for a significant period of time without incurring penalties, and our supply of silicon or other raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, any one or more of which could go out of business for reasons beyond our control in the current economic environment.

Customers and Markets

SJ Technology intends to primarily sell our solar modules under our own “Solar4America” brand to our customers including distributors, project developers and system integrators in the residential, commercial and industrial domestic market segments. We believe having our own branded products provides greater opportunities to differentiate us in a competitive market. Management believes that based on our management team’s prior experience with making solar modules at other companies, SJ Technology’s products can distinguish us from competition when certain products are in short supply in the market, which we expect will accelerate our domestic brand and product penetration.

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Sales and Marketing

We plan to sell solar modules under short-term contracts and by spot market sales, and we expect to negotiate payment terms on an ad hoc basis. We expect to retain a portion of our capacity for our own “Solar4America” solar modules, while maintaining our flexibility to provide private label services to other customers to achieve full capacity operation.

We plan to diversify our product lines and expand our domestic marketing footprint, and we established a sales and marketing center in McClellan Park, California in June 2022, which provides us with convenient access to domestic sales channels.

We also plan to devote significant resources to developing solar module customers and a stable end-user customer base through establishing diversified sales channels comprising project developers, system integrators, distributors and sales agents and diversified marketing activities, including advertising on major industry publications, attending trade shows and exhibits worldwide as well as providing high quality services to our customers.

Quality Control

We employ strict quality control procedures at each stage of the manufacturing process in accordance with ISO9001 and UL61730 Quality Management Standards to ensure the consistency of our product quality and compliance with our internal production benchmarks.

We conduct systematic inspections of incoming raw materials. We have formulated and adopted guidelines and continue to devote efforts to developing and improving our inspection measures and standards on raw materials and production of solar modules. We conduct a final quality check before packing to ensure that our solar power products meet all our internal standards and customers’ specifications and provide periodic training to our employees to ensure the effectiveness of our quality control procedures.

We have a dedicated team overseeing our quality control processes and have established operation management and project-based customer service teams, aiming to supervise the whole installation process and service our customers in a timely manner, who work collaboratively with our sales team to provide customer support and after-sale services. We emphasize gathering customer feedback for our products and addressing customer concerns in a timely manner.

Production Safety

We are subject to extensive U.S. labor and safety laws and regulations, have adopted stringent safety procedures at our facilities to limit potential damage and personal injury in the event of an accident or natural disaster and have devised a number of internal guidelines as well as instructions for our manufacturing processes, including the operation of equipment and handling of chemicals. We distribute safety-related manuals to employees and post bulletins setting forth safety instructions, guidelines and policies throughout our facilities, and note that failure by employees to follow these guidelines and instructions result in monetary fines. All of our new employees undergo extensive safety training and education, and we require our technical staff to attend weekly training programs taught by instructors to enhance their work safety awareness and ensure safe equipment operation. We conduct regular inspections and our experienced equipment maintenance team oversees the operation of our manufacturing lines to maintain proper and safe working conditions. Since our inception, we have not experienced any major work-related injuries.

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Environmental Matters

We generate and discharge chemical wastes, waste-water, gaseous waste and other industrial waste at various stages of our manufacturing process as well as during the processing of recovering silicon material.

We are required to obtain construction permits before commencing constructing production facilities and are required to obtain approvals from U.S. environmental protection authorities before commencing commercial operations of our manufacturing facilities. We will commence construction of a portion of our solar module production facilities prior to obtaining the construction permits and will commence operations of certain of our production facilities prior to obtaining the environmental approvals for commencing commercial operation and completing the required safety evaluation procedure. We have obtained all required environmental approvals covering all of our existing production capacity except a portion of our solar module production capacity.

Seasonality

Demand for solar power products tends to be weaker during the winter months partly due to adverse weather conditions in certain regions, which complicates the installation of solar power systems. Our quarterly operating results may vary based on the seasonality of industry demand for solar power products.

Regulatory, Environmental, Health, and Safety Matters

We are subject to various federal, state, local, and international laws and regulations, and are often subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and other matters. We are also subject to regulatory oversight and liability if we fail to operate our PV solar power systems in compliance with applicable renewable energy law, electric business law, and project permits and approvals. The impact of these laws and requirements may increase our overall costs and may delay, prevent, or increase the cost of manufacturing PV modules. As we operate in the U.S. and internationally, we are also subject to the application of U.S. trade laws and trade laws of other countries. Such tariffs and policies, or any other U.S. or global trade remedies or other trade barriers that apply to us given our global operations, may directly or indirectly affect our business, financial condition, and results of operations. See Item 1A. “Risk Factors – Existing regulations and policies, changes thereto, and new regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of PV solar products, which may significantly reduce demand for our modules.”

Intellectual Property Rights

Our success partially depends on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We primarily rely on a combination of patents, trademarks, and trade secrets, as well as associate and third-party confidentiality agreements, to safeguard our intellectual property. We regularly file patent applications to protect inventions arising from our R&D activities and are currently pursuing patent applications in the United States. Our patent applications and any future patent applications may not result in a patent being issued with the scope of the claims we seek, or at all, and any patents we may receive may be challenged, invalidated, or declared unenforceable.  In addition, we have registered and/or have applied to register trademarks and service marks in the United States.

We rely on trade secret protection and confidentiality agreements to safeguard our interests regarding proprietary know-how that is not patentable and for processes for which patents are difficult to enforce. We believe that many elements of our PV solar module manufacturing processes, including our unique materials sourcing, involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including technical processes, equipment designs, algorithms, and procedures. We have taken security measures to protect these elements. Our R&D personnel have entered into confidentiality and proprietary information agreements with us, and such agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs, and technologies which they develop during the course of their employment with us. We also require our customers and business partners to enter into confidentiality agreements before we disclose sensitive aspects of our modules, technology, or business plans, and have not been subject to any material intellectual property infringement or misappropriation claims.

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Suppliers

SJ Australia purchases its products from quality PV manufacturers that offer attractive products which generally allow us to sell at higher gross margins. Our leading brands in each product category include, for inverters, Fronius and SMA; for solar modules, Trina and JA, for battery storage systems, Tesla; and for BOS and mounting, Tigo, SwitchDin, Clenergy, and Mibet. SJ Australia actively reviews its product portfolio to discontinue products with low volume, low margin, or poor performance records. SJ Australia enters into agreements with its suppliers during the ordinary course of business.

SJ America purchases materials from leading distributors in the construction and PV industries. We also purchase key solar components, such as solar modules and batteries from suppliers in Asia and in the United States. SJ America enters into agreements with its suppliers during the ordinary course of business.

SJ Technology supply contracts generally include prepayment obligations for the procurement of raw material. Our prepayments, secured or unsecured, expose us to the credit risks of our suppliers, and reduce our chances of obtaining the return of such prepayments in the event that our suppliers become insolvent or bankrupt, and we might have difficulty recovering such prepayments if any of our suppliers fails to fulfill its contractual delivery obligations to us. Any default by our suppliers to whom we have made substantial prepayments might have a material adverse effect on our financial condition, results of operations and liquidity.

Concentration of Risk

We purchase solar modules, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, making us susceptible to quality issues, shortages, and price changes. Our top three suppliers for solar modules in 2022 included Trina, REC, and Risen, our top three suppliers for inverters included Sungrow, Tesla and Fronious, our top three suppliers for battery Storage included Tesla, Sungrow and Solax. None of our clients account for over 5% of revenue.

Customers

SJ Australia solar energy systems customers consist mainly of installers that have fewer than five employees. There are approximately 8,000 accredited residential PV installers in Australia, among which over 5,500 installers have opened accounts with SJ Australia since the company’s inception. In addition to products, SJ Australia provides product training, industry information sharing through its roadshows and social media updates, as well as before- and after-sales services to clients. More than 1,000 contractors have active accounts (defined as having purchased in the last three months) with SJ Australia.

SJ America’s commercial customers include some of the largest homebuilders across the United States, as well as smaller, local homebuilders and low-rise commercial building developers. We also perform as a subcontractor to a general contractor in some markets, and serve as subcontractors, particularly for the roof-preparation work before solar installation, to other larger residential solar companies such as Tesla and SunPower.

SJ America’s B2C customers are primarily homeowners. While most homeowners install roof top solar energy systems only once, we believe that, through loyalty programs offering upgrade opportunities, such as adding battery storage to the PV system or electronic vehicle chargers, and maintenance programs such as app-based smart meter management programs, we can create recurring revenues and build brand reputation.

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Competitors

SJ Australia principally competes with One Stop Warehouse Pty Ltd., typically based upon our ability to source products at better pricing and payment terms and our ability to serve the hundreds of small installer clients.

SJ America competes with domestic solar and roofing installation companies that offer products and services similar to ours. Some of these companies have greater financial resources, operational experience, and technical capabilities than us. The residential solar industry remains highly fragmented with hundreds of installers in the California market alone. We compete with other solar installers on pricing, service, and the ability to arrange financing, including through leasing and power purchase agreements (“PPA”). We currently have no direct relationships with providers of financing. We believe our competitors include national brands, such as Sunrun Inc., which offers PPAs, as well as regional competitors, like Sunworks, Inc.

SJ Technology mainly competes in the United States solar module manufacturing market and expects to face increased competition as other solar module manufacturers continue to expand their domestic operations. Some of our current and potential competitors are highly integrated producers or may have longer operating histories, greater financial and other resources, stronger brand recognition, better access to raw materials, stronger relationships with customers and greater economies of scale than we do. Some companies are also currently developing or manufacturing solar power products based on new technologies, including thin film materials and Crystalline Silicon Photovoltaic Cells or “CSPV.” These new alternative products may cost less than those based on monocrystalline or multicrystalline technologies, while achieving the same or similar levels of conversion efficiency in the future, and the solar industry generally competes with other renewable energy and conventional energy sources.

Effects of Inflationary Pressures and the Russian Invasion of Ukraine

SolarJuice has experienced inflationary pressures to varying degrees across its three business divisions, the Australia wholesale business (“SJ Australia”), the domestic roofing and solar installation business (“SJ America”), and the new solar module manufacturing business (“SJ Technology”). SJ Australia’s wholesale business only experienced minor inflationary pressures. SJ Australia has not taken and currently does not plan to take any corrective actions to address the minor inflationary pressures it has experienced to date. SJ America’s domestic roofing and solar installation business has experienced increased costs for products, such as roofing shingles, solar modules, metal and support structures, relative to 2021, as well as higher labor costs, all of which have impacted SJ America margins. SJ America is attempting to pass through some of those higher input costs to our customers, but the installation business is highly competitive and thus, our ability to pass on increased costs to customers is limited. Inflation has also had some impact on SJ Technology’s solar module production business, as the input costs of the component materials such as solar cells, glass, frames, and other auxiliary materials for the solar modules, have risen in price and in some cases, scarcity has limited availability of component materials. In addition, higher costs to import certain pieces of the manufacturing equipment for the solar manufacturing operations have also impacted SJ Technology’s business. We continue to negotiate for the best possible prices and terms in all three business divisions and to pass through higher costs in sales where possible.

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SolarJuice does not conduct business with any companies operating in Ukraine or Russia and we have had no direct supply chain disruptions from that conflict. None of the business lines of SJ Australia, SJ America and SJ Technology have experienced any supply chain disruptions, material or otherwise, in connection with Russia’s invasion of Ukraine, and we do not expect to experience any future supply chain disruptions relating to Russia’s invasion of Ukraine. Although we have previously experienced some challenges due to minor supply chain disruptions, particularly when sourcing solar products for SJ Australia’s business from Asian countries, including Vietnam, Thailand, Hong Kong and Malaysia, we have not experienced any material disruption to our day-to-day business and operations. Specifically,

a.	SolarJuice has no plans to suspend the production, purchase, sale, or maintenance of certain items due to a lack of raw materials, parts, or equipment; inventory shortages; closed factories or stores; reduced headcount; or delayed projects;

b.	SolarJuice has not experienced labor shortages that have impacted its business;

c.	SolarJuice has not experienced any cybersecurity attacks that have affected its supply chain;

d.	SolarJuice has not experienced higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials (e.g., nickel, palladium, neon, cobalt, iron, platinum or other raw material sourced from Russia, Belarus, or Ukraine);

e.	SolarJuice has observed a minor impact and decline in demand for its products based on general economic conditions, unrelated to the Russian invasion of Ukraine, however we were able to adjust our supply; and

f.	SolarJuice has not been unable to supply products at competitive prices or at all due to export restrictions, sanctions, tariffs, trade barriers, or political or trade tensions among countries or the ongoing invasion; or be exposed to supply chain risk in light of Russia’s invasion of Ukraine and/or related geopolitical tension or have sought, made or announced plans to “de-globalize” your supply chain.

Cybersecurity Risks

SolarJuice utilizes electronic messages and online portals to process transactions with its supply chain channels. A cybersecurity incident to this order can potentially disrupt Company operations and its obligation to deliver material deliverables to its customers. To mitigate these risks of a cybersecurity incident, SolarJuice’s IT infrastructure and computing for all of its business lines are protected through several layers of security technology. The physical network parameters are guarded with next generation Sophos UTM firewalls and Microsoft Azure Active Directory Services with Multi-Factor Authentication. Although SolarJuice does not have any direct channels with Russia or Ukraine, the Company’s IT department has configured geographic conditional access policies to block account logins from known IP addresses from Russia. Individual remote access traffic is encrypted with layer two VPN connectivity. The workstation endpoints are secured with managed anti-virus solutions from Webroot and the Atera Remote Monitoring and Management application. The Company’s user accounts are enforced with password policies that follow industry best practices. All server and network storage appliances are locked down and audited for any suspicious activity. This is documented in the SolarJuice computer use and written information security policy. Backup systems are maintained for all on premise data collection points and tested for integrity. We are also rolling out security awareness training to help educate the Company’s employees on how to better protect our data from cybersecurity incidents. Our corporate IT department performs annual reviews of all applications to make sure they are optimized for efficiency and security. We believe these efforts help reduce the risk of a material cybersecurity incident for the Company and its affiliated entities. Our board of directors oversees cybersecurity risks that are presented to the board of directors. The board of directors is kept apprised of the IT department’s mitigation measures regarding cybersecurity risks outlined above, and the company’s internal IT team periodically works with third-party cybersecurity and other IT consultants to enhance and ensure protection from cybersecurity risks.

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Government Regulation and Incentives

Our domestic operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety.

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, federal and state tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers and to increase customer acceptance of solar energy. Our U.S. operations, which generates over 90% of its revenue from California, expects to benefit from a change in building code that, beginning in 2020, requires all new single family and multi-family homes to install solar energy systems.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) and are exempt from certain provisions applicable to U.S. domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (or the JOBS Act), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions, and investors might consequently find investing in our ordinary shares less attractive.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (or the Securities Act), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, and we intend to take advantage of this extended transaction period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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Our Corporate Structure

SolarJuice was incorporated in the Cayman Islands, on February 17, 2017, by SPI Energy Co., Ltd. (“SPI”). Solar Juice Pty Ltd. (“SJ Australia”) was incorporated in New South Wales, Australia on September 18, 2009 to be a wholesaler of solar components in Australia and to hold 80% of Solar Juice Pty Ltd. (“SJ Australia”) that was owned by a subsidiary of SPI. The other 20% of SJ Australia is beneficially owned by SJ Australia’s founders Rami Fedda (7%) and Andrew Burgess (7%), and by Allied Energy Holding Pte Ltd. (6%), a Singapore based privately-owned company which was an original investor to SJ Australia when it was founded in 2009. SPI was incorporated in the Cayman Island on May 4, 2015. In May 2015, SPI China (HK) Ltd., a company then related to SPI, acquired 80% of SJ Australia. In August 2018, SPI sold SPI China (HK) Ltd. which held all of SPI’s assets and liabilities related to its business in China , and, as part of the pre-closing restructuring which included transferring all the non-China assets back to SPI, SPI China (HK) Ltd. transferred its 80% interest in SJ Australia which held SPI’s Australian assets and business, back to SPI . SolarJuice American Inc., formally known as Opal USA Inc. (“SJ America”) was incorporated on July 26 2019. SolarJuice Technology Inc., now known as Solar4America Technology, Inc. (“SJ Technology”) was incorporated in Delaware on January 29, 2021. Solar4America Inc. and Roofs4America Inc. were both incorporated in Delaware on January 29, 2021. SolarJuice Franchise Inc. was incorporated in Delaware on May 3, 2021. SolarJuice Distribution Inc. was incorporated in Delaware on May 7, 2021. SolarJuice (HK) Ltd. was incorporated on January 18, 2005   in Hong Kong and was formerly known as International Assembly Solutions, Limited has had very limited activities in the last two fiscal years. On July 21 2023, 100% shares in Solar Juice (HK) Limited has been transferred to SPI Group Holding Company Limited., a wholly owned subsidiary of our parent company, SPI. This transfer was prompted by the non-operational status of Solar Juice (HK) Limited and the absence of any future plans for its operations. SolarJuice Tech Sumter LLC was formed in Delaware on July 7, 2023.

Corporate Information

Our global headquarters is located at 1/10-12 Forsyth Close, Wetherill Park, Sydney, NSW, Australia. Our principal executive office in the United States is located at 4741 Urbani Avenue, McClellan Park, California 95652. Our telephone number at this address is 888 575-1940. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

Our website is http://www.solar4america.com. Information contained on, or that can be accessed through, our websites is not part of, and shall not be incorporated by reference into, this prospectus. Our agent for service of process in the United States is Randolph Conone, 4741 Urbani Avenue, McClellan Park, California 95652.

Properties and Equipment

The tables below set forth certain information relating to our leased properties. We are not aware of any major encumbrances on these properties outside of the usual mortgage or other property financing arrangements that the landlords of these buildings may have in place. We use these warehouses primarily to store inventories for distribution, or for installation. We are not aware of any environmental issues that may affect our utilization of these properties.

SJ Australia rents one office and two warehouses (35,219 square feet, in total) in Sydney. It uses third-party logistics services, which are not leases, in six locations in Sydney, Melbourne, Brisbane, Adelaide, Perth and Townsville in Australia.

The following table sets forth certain information relating to the premises SJ Australia occupies:

	Premises	Nature of Use	Terms of Use	Area Occupied (in square feet)
1	Unit 2, 10-12 Forsyth Close Wetherill Park NSW 2164	Office and Warehouse space.	Leased for a term through July 31, 2023. Current annual rent is AU$128,681.30	11,248
2	Unit 1, 10-12 Forsyth Close Wetherill Park NSW 2164	Office and Warehouse space.	Leased for a term through July 31, 2023. Current annual rent is AU$265,367	23,196
3	1101, 275 Alfred Street, North Sydney NSW 2060	Office	Leased for a term through January 5, 2024. Current annual rent is AU$40,792.32, adjustable every year afterwards and subject to an increase of 3.75%.	775
	Total			35,219

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As disclosed above, the Company made a decision in July, 2022 to pause its SJ America roofing and solar installation operations in Colorado, Florida, Nevada, and Texas, and those premises are no longer under lease by the company. The Company also made a decision in April, 2023 to terminate its lease for the Anaheim, CA office and warehouse facility which was used as the Southern California SJ America headquarters. We furthermore decided in May 2023 to reduce the amount of office and warehouse space being leased in Livermore, CA in connection with the SJ America installation business, and in June 2023 entered into a new lease in a much smaller nearby location constituting about 50,000 fewer square feet at 6764 Preston Avenue in Livermore, CA. The sum consequence of these decisions is a much smaller total array of leased premises for the SJ America business and the Company as a whole. We are in the process of negotiating the final terms of the more recent California lease terminations in Anaheim and Livermore, and believe that those lease terminations will not involve material settlement amounts.

The following table sets forth certain information relating to the premises SJ America occupies:

	Premises	Nature of Use	Terms of Use	Area Occupied (in square feet)
1	6764 Preston Avenue Livermore, CA 94551	Office and warehouse	Leased for a term through June 15, 2024. Monthly rent for months 0 to 12 is $6,171.	7,260

SJ Technology, a wholly owned subsidiary of the Company, subleases from SPI Solar, Inc., an entity owned by the Company’s Parent, space located at Building 783, 4741 Urbani Avenue, McClellan, California 95652 consisting of a total floor area of 139,100 square feet (the “Premises” or the “McClellan Park facility”). Initially, SJ Technology entered into a short-term six-month sublease with SPI Solar, Inc. for a portion of the Premises, consisting of 125,190 square feet. The terms of the verbal sublease were as follows: for a period of six months from January 1, 2022 to June 30, 2022 SJ Technology agrees to sublease from SPI Solar, Inc. a total floor area of 125,190 square feet at a base rent of $45,093 per month, plus additional rent as set forth in the lease between SPI Energy Co., Ltd. and the landlord for Premises located at Building 783, 4741 Urbani Avenue, McClellan, California 95652, as amended (the “Master Lease”). This sublease terminated on June 30, 2022. The written version of this sublease is attached hereto as Exhibit 10.9.

In July 2022, SJ Technology determined to sublease the entire Premises from SPI Solar, Inc. The current terms of this sublease are as follows: for a term from July 1, 2022 continuing through January 31, 2031, SJ Technology subleases the Premises at the following monthly base rent: $50,104 per month for July 1, 2022 to December 31, 2022; $51,606 per month for January 1, 2023 to December 31, 2023; $53,150 per month for January 1, 2024 to December 31, 2024; $54,750 per month for January 1, 2025 to December 31, 2025; $56,391 per month for January 1, 2026 to December 31, 2026; $58,088 per month for January 1, 2027 to January 31, 2028; $80,622 per month for February 1, 2028 to January 31, 2029; $83,041 per month for February 1, 2029 to January 31, 2030; $85,532 per month for February 1, 2030 to January 31, 2031, plus additional rent as provided for in the Master Lease. SJ Technology also agreed to provide a security deposit to SPI Solar, Inc. pursuant to the sublease in the amount of $385,000 payable on or before December 31, 2022 and to reimburse SPI Solar, Inc. for the $415,000 that SPI Solar, Inc. paid for the assignment of the Master Lease payable on or before December 31, 2022. The written version of this sublease is attached hereto as Exhibit 10.10.

In August 17, 2022, SJ Technology agreed to sublease from SPI Solar, Inc. 56,000 square feet of space adjacent to the Premises located at Building 783, 4741 Urbani Avenue, McClellan, California 95652 (the “Expansion Space”). Pursuant to current terms of this sublease, SJ Technology agreed to sublease the Expansion Space commencing on the date of occupation, at the following monthly base rents: months 1 to 2 at $0; months 3 to 12 at $28,000; and thereafter the rent is adjustable every year subject to a minimum increase of 3%, plus additional rent as provided for in the Master Lease. Additionally, SJ Technology agreed to provide a security deposit to SPI Solar, Inc. pursuant to the sublease for the Expansion Space in the amount of $28,000 payable on or before the commencement date of the sublease for the Expansion Space. The written version of this sublease is attached hereto as Exhibit 10.11.

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We additionally entered into a lease in Sumter, SC for the Sumter Facility, in which we intend to expand the Solar4America business line, which will include assembling solar modules and manufacturing solar cells. We entered into a lease on April 6, 2023, with a term of approximately 15 years. The monthly rent during the lease term is approximately $68,140 following a five-month initial rent abated period, the leased property has approximately 272,561 square feet, and is located at 1500 Clipper Road, Sumter, SC 29150. The written version of this lease is attached hereto as Exhibit 10.12. The Company plans to start a 550MW TopCon solar cell production line in Sumter beginning in 2024 to meet the demand of our potential customers for domestic content requirements. We also have options to add two more solar module production lines at the Sumter facility to further expand our manufacturing capacity to 1.2 GW at that site in the future as our solar module business continues to develop.

The following table sets forth certain information relating to the premises SJ Technology occupies:

	Premises	Nature of Use	Terms of Use	Area Occupied (in square feet)

1.	Building 783, 4741 Urbani Avenue, McClellan, California 95652	manufacture, assembly, storage and office operations of the SJ Technology PV module business	Entered into on July 1, 2022 for a term of eight years and seven months, at an initial monthly rent of $51,606, increasing annually over the lease term to a monthly rent of $85,532 during the final year in 2030	139,100

2.	Building 783, 4741 Urbani Avenue, McClellan, California 95652	planned manufacture, assembly, storage and office operations of the SJ Technology PV module business	Entered into lease on August 17, 2022 for a term of approximately 7 years, at an initial monthly rent of $28,000 per month and then increasing 3% each year, however the Company has not yet taken possession of the space.	56,000

2.	1500 Clipper Road, Sumter, SC 29150	the manufacture, assembly, storage and office operations of the SJ Technology PV module business, and for our proposed solar cell manufacturing business	Entered into on April 6, 2023, and has a term of 15 years and four months through August 31, 2028. The annual monthly rent of that property is $68,140.25 for the first year of the term; the annual monthly rent increases each year of the term and is provided to be $106,160.29 during the final year of the term	272,561

In August 2022, in furtherance of our July 2022 decision to pause the roofing and solar energy system installation business in the states of Nevada, Texas, Colorado and Florida, the Company provided lease termination notices to the landlords of our warehouses and/or offices located in Las Vegas NV, Houston TX, Denver CO, Orlando FL, Port St. Lucie FL. In April, 2023 provided our landlord a lease termination notice for our Anaheim CA office.

We have not yet occupied the Expansion Space at the McClellan Park Facility due to certain issues concerning the required leasehold improvements. We are currently negotiating with the landlord at the McClellan Park Facility to terminate the lease for the Expansion Space and to rent approximately 90,000 square feet of additional factory space the landlord has available at the McClellan Park Facility (the “New Space”). Since we never took possession of the Expansion Space we never paid any rent for the Expansion Space.

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Employees

We employ a total of approximately 187 full-time employees. SJ Australia employs approximately 34 employees and none of them are unionized. SJ Australia does not believe unionization will be a major risk factor for it in the foreseeable future. SJ America employs approximately 23 employees. None of the employees are unionized. SJ America does not believe unionization will be a major risk factor in the foreseeable future. SJ Technology employs approximately 130 employees. None of the employees are unionized. SJ Technology does not believe unionization will be a major risk factor in the foreseeable future.

Our Chairman – Xiaofeng Peng, Chief Financial Officer – Randolph Conone, Chief Product Officer – Qi (“Kemp”) Qiu, are based in the United States, our Chief Supply Chain Officer – Rami Fedda, and Chief Sales Officer – Andrew Burgess, are based in Australia, and our Chief Executive Officer- Hoong Khoeng Cheong is based in Singapore.

In August 2022, in furtherance of our plans to pause the roofing and solar energy system installation business in the states of Nevada, Texas, Colorado, Florida, the Company terminated all of our employees who worked out of our offices in Colorado, Florida, Nevada, Texas. In April 2023, we similarly terminated the roofing and solar energy system installation business employees in our Southern California office.

Legal Proceedings

On September 23, 2022, the Company was named as a defendant in a lawsuit that was commenced by Highland Industrial Park, LLC the landlord for the property located at 2901 S Highland Drive, Las Vegas, NV 89109 that was leased by the Company (the “Nevada Office”) in connection with its roofing and solar installation business in Las Vegas, Nevada. The lawsuit is entitled: Highland Industrial Park, LLC v. SolarJuice Co., Ltd, SPI Energy Co., Ltd. and is pending in the District Court in Clark County, Nevada and assigned Case No. A-22-858872-C. The lawsuit involves the Company’s termination of the lease for the Nevada Office in July 2022. The lawsuit seeks to collect an unspecified amount which includes all amounts due under the lease for the full term of the lease and other damages. The Company reached a settlement to pay approximately $82,000 to the landlord but it has not been paid to date. The Company does not expect that the lawsuit will have a material effect on the Company’s performance.

The Company has two unlawful detainer actions pending in California relating to terminated leases. One such matter entitled Cranbrook Realty v. Solarjuice American Inc., et al, was filed on August 22, 2023 in Alameda Superior Court in Alameda County, CA with Case No. 22CV016170 and involves property owner Cranbrook Realty at the former Livermore, CA facility located at 6750 Preston Avenue, Livermore, CA 94551. As mentioned herein, the Company vacated that property in May 2023 and have since occupied a nearby smaller, property also in Livermore, CA. No damages have yet been specified, and we do not know at this time what the likely liability will be from this lease. We also are involved with a lease termination lawsuit entitled: Blue Water Dupont LLC v. Solarjuice American Inc., filed in Orange County Superior Court in Orange County, CA with Case No. 30-2022-0129566, filed December 21, 2022. This suit involves the Anaheim, CA office/warehouse location formerly used by our SJ America installation business located at 2210 S. DuPont Circle, Anaheim, CA 92806, terminated in April 2023. The suit seeks payment of approximately $95,981.

We also have two lawsuits pending relating to the purchase and installation of a computer software system. One such suit involves a software vendor Rootstock, entitled: CloudROI v. Solarjuice American, Inc. et al. The suit was filed on April 12, 2023 in the Circuit Court of the Sixth Judicial Circuit in Pinellas County, Florida with Case No. 23-000287-CI, and an amount of $57,693 has been demanded in the suit. Another suit relates to the implementation of the same Rootstock software by software consultant Polsource with that case entitled: Polsource v. Solarjuice American Inc. which claims damages of $149,000 plus interest, and was filed on November 1, 2022 in Santa Clara Superior Court in Santa Clara County, California with Case No. 22CV404183. We are attempting to resolve both suits and do not know what the likely liability from these two software-related suits will be at this time.

Another two lawsuits were filed on December 22, 2022 against us in San Joaquin County Superior Court in San Joaquin, California with Case Nos. 2023-000236 and 2023-0012004 by building material vendor SRS Supply, entitled SRS Supply Inc. v Solarjuice American, Inc., seeking payment of approximately $433,000 and $350,000 for unpaid invoices as well as an additional amount for other materials. We are also attempting to resolve these suits and do not know what the likely liability from the SRS suits will be at this time.

We also have a claimed wage and hour violation lawsuit filed against us on March 2, 2023 in Sacramento County Superior Court in Sacramento, CA with Case No. 34-2023-000335473 by an employee from the McClellan Park, CA solar module assembly facility. This putative class action lawsuit is entitled: Nikosi Leach v. Solar4America and Solarjuice American, Inc. The lawsuit was recently filed, and we cannot at this time reasonably evaluate the expected liability or outcome of that matter.

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Recent Change in SJ America Business Operations

In July 2022, SolarJuice made a decision that its SJ America subsidiary would pause its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado, due to insufficient business volume and profitability in those four states. The Company continually assesses the market demand, the scale and geographic scope of its business lines, especially the roofing and solar energy system installation business, which includes the installation of solar modules, batteries and EV chargers, for profitability, and we plan that we will continue to do so in the future.

SJ America currently generates all of its roofing and solar energy system installation business revenue in California, largely attributable to the high demand for solar products in California, and we have determined to focus our roofing and solar energy system installation business on the well-established, higher volume, higher profitability business in the state of California.

The Company has paused its roofing and installation operations in Colorado, Florida, Nevada and Texas. We have provided notice to the landlords of the properties we lease in Colorado, Florida, Nevada and Texas of our decision to terminate those leases. We have also terminated all of our employees who worked out of our offices in Colorado, Florida, Nevada, and Texas. Where appropriate and necessary we have made arrangements for other companies to complete any remaining roofing and solar energy system installation work that has not been complete.

While the Company is not currently conducting solar energy installations or roofing installation business in in Florida, Texas, Nevada, and Colorado, we do still maintain our licenses to do such business as well as our business contacts, in the event we determine to resume operations in one or more of those states.

In August 2022 we provided our notice to terminate the leases for our offices in Colorado, Florida, Nevada, and Texas to the respective landlords. We subsequently in April, 2023 provided notice to our landlord to terminate our Anaheim, CA SJ America lease. We are currently in the process of negotiating and making the appropriate arrangements to satisfy any outstanding lease obligations and to terminate such leases. We do expect to incur some related costs associated with the lease terminations, but we do not anticipate such costs or penalties relating to those four lease terminations to be material. The negotiations with those landlords are ongoing at this time, and we currently estimate the total lease termination costs for those four locations to be between $100,000 and $150,000.

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MANAGEMENT

Directors and Executive Officers

The following discussion sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Xiaofeng Peng	48	Chairman of Board of Directors
Hoong Khoeng Cheong	58	Director and Chief Executive Officer
Ken He	43	Independent Director
Philip Comberg	54	Independent Director
Yun Fei	61	Independent Director
Randolph Conone	57	Chief Financial Officer
Andrew Burgess	43	Founder and Chief Sales Officer
Rami Fedda	45	Founder and Chief Supply Chain Officer
Qi (“Kemp”) Qiu	48	Chief Product Officer

Xiaofeng Peng has served as the Chairman of our board of directors since February 2017. Mr. Peng has served as a director and the executive chairman of the board of directors of SPI Energy Co., Ltd., our parent company, since January 10, 2011, as Chairman of the board of SJ Australia since April 2015, and as the chief executive officer of SPI Energy Co., Ltd. since March 25, 2016. Mr. Peng founded LDK Solar Co., Ltd., or LDK, in July 2005 and acted as LDK’s chairman of the board from July 2005 until August 2014, and as chief executive officer from July 2005 until November 2012. On February 21, 2014, LDK filed a provisional liquidation application with the Grand Court of the Cayman Islands. More than 20 months after Mr. Peng’s departure from LDK, on April 6, 2016 the Cayman Court ordered that LDK be wound up pursuant to a joint creditor’s petition. Prior to founding LDK, Mr. Peng founded Suzhou Liouxin Co., Ltd., or Suzhou Liouxin, in March 1997 and was its chief executive officer until February 2006. Suzhou Liouxin was a leading manufacturer of personal protective equipment in Asia. Mr. Peng graduated from Jiangxi Foreign Trade School with a diploma in international business in 1993 and from Beijing University Guanghua School of Management with an executive MBA degree in 2002.

Hoong Khoeng Cheong has served as our Chief Executive Officer and a member of our board of directors since September 2019. Mr. Cheong's professional journey is marked by significant milestones that highlights his leadership and industry prowess. Beginning with his role as a director of the board at SJ Australia in April 2015, Mr. Cheong's commitment to excellence became evident. He continued to ascend within our corporate family, assuming the position of a director at SPI Energy Co., Ltd., our parent company, in September 2017. His impact on our parent company was further amplified when he took on the pivotal role of Chief Operating Officer in May 2014. He is the definition of a Solar Industry veteran with years of global experience under his belt and frequently oversaw operations that were Gigawatts in scale.

Before these accomplishments, Mr. Cheong played a crucial role within SPI Energy Co., Ltd. From 2006 to 2011, he served as the General Manager, responsible for PV system design and development, as well as the manufacturing of key components for PV modules and racking systems—a testament to his technical acumen and strategic vision. Transitioning to LDK, Mr. Cheong continued to rise through the ranks, holding various management positions from 2011 to 2014. Notably, from March 2013 to May 2014, he assumed the prestigious positions of Chairman of the Management Board and Chief Executive Officer at Sunways AG (“Sunways”), a publicly listed company in Germany, where he held a commanding 71% controlling interest since April 2012. These roles underscore his ability to lead and drive growth in diverse and dynamic environments. Before entering the solar industry in 2006, Mr. Cheong spent an impressive 16 years in the electronics sector, where he oversaw engineering development and manufacturing of liquid crystal display products. His stature in the industry culminated in his role as Vice President of Engineering at an affiliate of Flextronics International Ltd. Educationally, Mr. Cheong holds a Bachelor of Science degree in mechanical engineering from the University of Louisiana. He furthered his academic pursuits by obtaining a Master of Science degree in computer-integrated manufacturing from Nanyang Technology University in 1997.

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Ken He shall become an independent director of the Company upon the closing of the offering. Mr. He also serves as independent director of the board of directors, chairman of audit committee and chairman of remuneration and appraisal committee of Fantawild Holdings Inc. since May 2022; independent director of the board of directors, chairman of audit committee and chairman of nominating committee of 4399 Network Co., Limited since June 2022; and independent director of the board of directors of Moli Media Inc. since March 2021. Additionally, Mr. He is currently serving as a director and senior partner of JK Asset Management (HK) Limited, an asset management company, where he oversees its asset management and financial activities. Mr. He served as independent director of the board of directors and chairman of audit committee of Hailiang Education Group Inc. from June 2015 to September 2022 and its chairman of special committee from February 2022 to September 2022. From June 2020 to November 2021, he served as independent director of the board of directors and chairman of audit committee of Ebang International Holdings Inc. From September 2015 to February 2021, he was the director, vice president and responsible officer of Racing Capital Management (HK) Limited, a company principally engaged in asset management, and was mainly responsible for overseeing its asset management and financial activities. From August 2011 to September 2015, Mr. He served as the chief financial officer of China Shengda Packaging Group Inc., or China Shengda, where he oversaw China Shengda’s financing and investment activities, accounting practices and investor relations. Before joining China Shengda, Mr. He served as an investment director with Wealthcharm Investments Limited, a private investment company, from September 2009. Prior to that, Mr. He spent five years at PricewaterhouseCoopers Australia and China. Having several years of experience in the financial and accounting field. Mr. He is experienced and familiar with Chinese accounting standards, Hong Kong accounting standards, Australian accounting standards, international accounting standards and U.S. GAAP, as well as the differences among them. Mr. He holds a bachelor’s degree in management, majoring in accounting from Sun Yat-Sen University, China and a master’s degree in applied finance from Macquarie University, Australia. Mr. He is a U.S. Certified Public Accountant, and he also holds a Certified Public Accountant designation from the Chinese Institute of CPA, a Certified Public Accountant designation from the Hong Kong Institute of CPA, a Certified Practicing Accountant designation from the CPA Australia and a Chartered Financial Analyst designation from the CFA Institute.

Dr. Philip Comberg shall become an independent director of the Company upon the closing of the offering. Dr. Comberg is an experienced board member having served on boards of public and private companies in various industries in the U.S., UK, China and Germany. In the past 15 years he has held senior roles in the renewable energy industry, which included Chairman of battery storage company Vionx Energy, CEO of Vivopower International, Chairman of Solarcentury Holdings and building a large solar power asset portfolio in the UK with Magnetar Capital. From 2011 to 2014 he was Chairman and CEO of Conergy leading its restructuring and sale to Kawa Capital and Magnetar Capital. Prior to that he served on the board of Chinese NASDAQ listed solar manufacturer Solarfun Power Holdings (now Hanwha QCells). Previously, in 2004, Mr. Comberg co-founded Alcosa Capital, a Frankfurt based special situation investment and advisory firm focusing on the German SME sector. Before, he worked as an investment banker at Deutsche Bank and as an attorney with Freshfields Bruckhaus Deringer in Germany and China. He studied law and Chinese at the University of Heidelberg, Germany and Zhongshan University in China, subsequently completing his Master’s degree at New York University and a Doctor of Law at the University of Düsseldorf, Germany.

Yun Fei shall become an independent director of the Company upon the closing of the offering. Mr. Fei Yun has more than three decades of experience in the research and development of solar cells, PV systems and senior management role in the industry in Australia and China. Mr. Fei Yun currently serves as General Manager of Semco Smartech since 2019. Previously, he has served as General Manager of Xinghang PV Technology (Suzhou) Co., Ltd. since July 2014. Mr. Yun held senior management positions at various solar companies, including as Vice President of Technology at LDK Solar Co., Ltd. from February 2010 to June 2013; Chief Technology Officer at Solar Enertech Corp. from December 2007 to January 2010; Vice President of Technology at SolarFun (Now Hanwha Solar One) from July 2006 to November 2007; General Manager and Chief Engineer at Tera Solar Technologies from March 2004 to June 2006. Mr. Yun received his bachelor's degree in Physics from Jinan University, his master's degree in Solar Energy from the Asian Institute of Technology (AIT) in Bangkok, Thailand. He also had nearly 10 years of research and development experience in silicon-based solar cells at the ARC Photovoltaics Centre of Excellence at the University of New South Wales in Sydney, Australia, his expertise is focused on the high efficiency silicon solar cell.

Andrew Burgess has served as our Founder and Chief Sales Officer since September 2009. Mr. Burgess founded Solar Juice Pty Ltd., our 80% owned subsidiary and has served as Sales Director of Solar Juice Pty Ltd. since September 2009. Mr. Burgess commenced his career in renewables in 1998 working for Solarex and subsequently spent 10 years working for BP Solar across various commercial roles covering industrial, telecommunications and critical infrastructure. He also worked in the Global Emerging markets that involved deploying solar to emerging countries in Asia Pacific for rural village electrification, water pumping and emergency power supply. Mr. Burgess holds a diploma in networking systems from Western Sydney Tafe in 2008 and partially completed MBA courses from Macquarie Graduate School of Management in 2012.

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Rami Fedda has served as our Founder and Chief Supply Chain Officer since September 2009. Mr. Fedda co-founded Solar Juice Pty Ltd., our 80% owned subsidiary and has served as Supply Director of Solar Juice Pty Ltd. since September 2009, managing supplier relationships and marketing activities. Mr. Fedda started in the solar industry in 1997 with Solarex (owned by Amoco/Enron) & BP Solar. From 1997 to 2007, Mr. Fedda worked in manufacturing, planning, raw material sales and global procurement. In 2007, Mr. Fedda established a solar silicon trading company, supplying silicon material to wafer and cell manufactures. Mr. Fedda holds a diploma in networking systems from Western Sydney Tafe in 2008.

Qi “Kemp” Qiu has served as our Chief Product Officer since March 2021. Mr. Qiu was previously the founder and CEO of LeadSolar Energy Co., Ltd., a solar business he built from scratch and successfully grew to tens of millions of dollars in annual revenue. Mr. Qiu had also been the Director of data networking products at Finisar Inc. (previously NASDAQ: FNSR), Director of product and International Partnerships for Securus, a GPS-tracking SaaS services company, and Product Manager at Xinray Systems, a JV of Siemens and Xintek. Mr. Qiu earned his MBA from University of North Carolina at Chapel Hill in 2008, Master in computer and electrical engineering from North Carolina State University in 2003 and master in physics from University of North Carolina at Chapel Hill in 2001.

Randolph Conone has served as our Chief Financial Officer since March 2022, and he has run the Investor Relations function for our parent company SPI Energy since July 2021. Mr. Conone has three decades of experience as a financial and legal professional including management of transactions, asset management, capital markets, investor relations and corporate legal issues. He has extensive capital markets and corporate experience including tenures as an investment banker with Bear, Stearns & Co. Inc., Deutsche Bank and Oberon Securities, he was a Principal and Co-Portfolio Manager of the Occasio Fund a U.S. long/short equity hedge fund from 2004 to 2010, he was a Fortune 50 officer serving as an Assistant General Counsel for the Masonite Corporation division of International Paper Company from 1995 to 1998, and previously worked as a corporate attorney focusing on securities, M&A, lending and other corporate matters. He earned his MBA in finance in 1999 from the University of Chicago Booth School of Business where he was on the Dean’s List, his JD in 1990 from the University of Virginia School of Law, and his BSBA in finance in 1987 from The Ohio State University with Summa Cum Laude honors.

There are no family relationships among any of our directors and executive officers.

None of our non-executive directors has any employment or service contract with our company.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors or executive officers.

Board of Directors

Our board of directors will consist of five directors, two of whom are executive directors and three of whom are independent directors who will be appointed immediately prior to the listing of our ordinary shares on Nasdaq. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, transaction, or arrangement in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and as long as he has not been disqualified by the chairman of the relevant board meeting. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third-party. None of our directors has a service contract with us that provides for benefits upon termination of service.

A majority of our directors and executive officers are residents of jurisdictions other than the United States and most of their assets are located outside the United States, consequently it might be difficult for a shareholder to effect service of process within the United States upon these individuals, to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

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Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	conducting and managing the business of our company;
•	representing our company in contracts and deals;
•	appointing attorneys for our company;
•	select senior management such as managing directors and executive directors;
•	providing employee benefits and pension;
•	managing our company’s finance and bank accounts;
•	exercising the borrowing powers of our company and mortgaging the property of our company; and
•	exercising any other powers conferred by the shareholders meetings or under our memorandum and articles of association, as amended and restated from time to time.

Terms of Directors and Officers

Our directors hold office until such time as they are removed from office by ordinary resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind. The compensation of our directors is determined by the board of directors. There is no mandatory retirement age for directors. Our officers are elected by and serve at the discretion of the board of directors.

Executive Officer and Director Compensation

In 2022, we paid aggregate cash compensation of $599,389 to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

For information regarding share awards granted to our directors and executive officers, see “—Share Incentive Plan.”

Labor Contracts

We have entered into labor contracts with our executive officers. Each of our executive officers is employed for a specified time period. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with an one-month prior written notice.

Each executive officer has agreed to hold, both during and after the labor contract expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to our group all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets.

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Share Incentive Plan

On February 28, 2021, the Board of Directors approved the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), to be effective on February 28, 2021, provided that it is approved by our stockholders.

The 2021 Plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units, unrestricted stock awards, stock appreciation rights, performance stock awards, performance unit awards, unrestricted stock awards, distribution equivalent rights and/or any combination of the foregoing.

General Terms of the 2021 Plan

Administration

The 2021 Plan will be administered by a committee of the Board of Directors (the “Committee”), which shall be appointed by the Board of Directors.

Grant of Awards

The maximum number of shares that may be subject to equity awards pursuant to the 2021 Plan, or the share reserve, was set at 9% of the Company’s outstanding shares on a fully diluted basis. The maxim number of shares that may be subject to awards of incentive stock options shall not be more than the aggregate number of shares available for awards under the 2021 Plan.

Term

The 2021 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by Board of Directors.

Eligibility

All employees and directors of, and consultants and other persons providing services to, the Company or any of its subsidiaries (or any parent or other related company, as determined by the Committee) are eligible to become Participants in the 2021 Plan, except that non-employees may not be granted incentive stock options.

Prohibition Against Re-pricing

Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in the 2021 Plan, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

Change in Control

In the event of a Change in Control, the Committee may cancel any outstanding awards in return for cash payment of the current value of the award, determined with the award fully vested at the time of payment, provided that in the case of an option, the amount of such payment will be the excess of value of the ordinary shares subject to the option at the time of the transaction over the exercise price (and the option will be cancelled with no payment if the value of the shares at the time of the transaction are equal to or less than the exercise price).

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Amendment and Termination

The Board of Directors may amend or terminate the 2021 Plan at any time. The Board of Directors may not make any material amendments to the 2021 Plan without stockholder approval.

Award Agreements

Equity awards granted under the Plan are evidenced by award agreements that set forth the terms, conditions and limitations for each award, which must be consistent with the Plan.

Vesting Schedule

The vesting schedule of each equity award granted under the Plan will be set forth in the award agreement for such equity award.

Award Grants

As of the date of this prospectus, SolarJuice issued options to its executive officers and employees under the 2021 Plan as follows: (1) between May 17, 2021 and December 12, 2021, options to purchase 1,529,290 ordinary shares at an exercise price of $1.92 per share, of which options to purchase 738,394 ordinary shares have been forfeited, (2) on July 6, 2022, options to purchase 277,502 ordinary shares at an exercise price of $2.11 per share, of which options to purchase 5,000 ordinary shares have been forfeited and (3) on October 1, 2022, options to purchase 106,250 ordinary shares at an exercise price of $7.26 per share. The ordinary shares underlying the options vest annually over a four-year period, with 25% of the options vesting on each of the first, second, third and fourth anniversaries of the grant date. The table below summarizes the outstanding options granted under the 2021 Plan to our directors and executive officers:

Name	Position	Ordinary Shares Underlying Options[1]	Grant Date
Hoong Khoeng Cheong	Chief Executive Officer	250,000	May 17, 2021
Andrew Burgess	Chief Sales Officer	125,000	May 17, 2021
Rami Fedda	Chief Supply Chain Officer	125,000	May 17, 2021
Qi Qiu	Chief Product Officer	100,000	May 17, 2021
Randolph Conone	Chief Financial Officer	20,000	December 12, 2021
Randolph Conone	Chief Financial Officer	130,000	July 6, 2022

___________________

1 The number of ordinary shares underlying the option takes into consideration the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022.

Other Stock Option Issuance

On February 28, 2021, the Company issued to Xiaofeng Peng fully vested options to purchase 1,500,000 ordinary shares at an exercise price of $1.92 per share. The options issued to Xiaofeng Peng were not issued under the 2021 Plan.

Board Committees and Practices

Our board of directors shall consist of five directors, three of whom shall be considered “independent” as that term is used in the Nasdaq corporate governance rules.

A director may be removed by an ordinary resolution. The office of a director shall be vacated if (a) he gives notice in writing to our company that he resigns the office of director; or (b) he absents himself from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or (c) he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or (d) he is found to be or becomes of unsound mind; or (e) all the other directors (being not less than two in number) resolve that he should be removed as a director. A director so elected or appointed shall hold office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

A director may vote in respect of any transaction or contract in which the director is interested, provided that such director has disclosed the nature of his interest in any such transaction or contract at or prior to its consideration and any vote thereon.

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Duties of directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith and in our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association then in effect. In certain limited circumstances, our shareholders may have the right to seek damages through a derivative action in the name of our company if a duty owed by our directors is breached.

Committees of our board of directors

Immediately upon the effectiveness of our registration statement of which this prospectus forms a part, we will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and we will adopt a charter for each of these committees. These committees’ members and functions are briefly described below.

Audit Committee

When established, Ken He, Philip Comberg and Yun Fei each of whom meets the independence standards of Nasdaq and the SEC, shall serve on our Audit Committee. Ken He shall serve as Chairman of the Audit Committee and as our Audit Committee financial expert as defined by the rules and regulations of the SEC and Nasdaq. The responsibilities of our Audit Committee will include, among other things:

•	Appointing, and overseeing the work of our independent auditors, approving the compensation of our independent auditors, and, if appropriate, discharging our independent auditors;

•	Pre-approving engagements of our independent auditors to render audit services and/or establishing pre-approval policies and procedures for such engagements and pre-approving any non-audit services proposed to be provided to us by our independent auditors;

•	Discussing with management and our independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of our financial statements;

•	Reviewing and discussing reports from our independent auditors on (1) the major critical accounting policies to be used, (2) significant alternative treatments of financial information within the U.S. generally accepted accounting principles, or GAAP, that have been discussed with management, (3) ramifications of the use of such alternative disclosures and treatments, and (4) other material written communications between our independent auditors and management;

•	Resolving any disagreements between management and our independent auditors regarding financial reporting;

•	Establishing procedures for receiving, retaining and treating any complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	Reporting regularly to the full board of directors.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Ken He, Philip Comberg and Yun Fei, and is chaired by Yun Fei. We have determined that each of these directors satisfies the ‘‘independence’’ requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	Recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•	Reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

•	Resolving any disagreements between management and our independent auditors regarding financial reporting;

•	Selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•	Developing and reviewing at least annually the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices.

Compensation Committee

When established, Ken He, Philip Comberg and Yun Fei, each of whom meets the independence standards of Nasdaq and the SEC, shall serve on our Compensation Committee. Philip Comberg shall serve as the Chairman of the Compensation Committee. The Compensation Committee assists the board of directors in reviewing and approving the compensation structure of our directors and officers, including all forms of compensation to be provided to our directors and officers. The responsibilities of our Compensation Committee include, among other things:

•	Reviewing and recommending to our board of directors with respect to the total compensation package for our executive officers;

•	Reviewing and recommending to our board of directors with respect to director compensation, including equity-based compensation; and

•	Reviewing periodically and recommending to the board of directors with respect to any long term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because our controlling shareholder, SPI, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees must be selected or recommended solely by independent directors; and

•	the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We currently do not intend to utilize these exemptions. However, in the event we decide to utilize these exemptions in the future. In any case, these exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the Nasdaq Stock Market Rules.

Code of Business Conduct and Ethics

We intend to adopt a Code of Business Conduct and Ethics in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, which will be applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of our Code of Business Conduct and Ethics is filed as an exhibit to our registration statement of which this prospectus forms a part.

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RELATED PARTY TRANSACTIONS

Employment Agreements with Management

See “Management – Labor Contracts.”

Share Incentive Plan

See “Management – Share Incentive Plan.”

Loans from SPI Energy

As of December 31, 2021, the amount due to SPI was $2,935,000, with no interest.

As of December 31, 2022, the amount due to SPI was of $14,573,200, which mainly consisted of a $11,547,509 loan from SPI with a maturity date of December 31, 2022 with no interest and a $2,854,386 loan from SPI with an extended maturity date of December 31, 2022, at an interest rate of 3.25% per annum. The rest $171,305 represented product purchase payable due to a related party as of December 31, 2022.

As of June 30, 2023, the amount due to SPI was $19,066,024, which consisted of a $16,446,912 loan from SPI with a maturity date of December 31, 2023 with no interest and a $2,462,275 loan from SPI with an extended maturity date of December 31, 2023, at an interest rate of 3.25% per annum. The rest amount of $156,847 was product purchase due to a related party as of June 30, 2023.

Capital Injection

In December 2020, pursuant to a board resolution of SPI Energy Co., Ltd. dated October 25, 2020, $16,000,000 of cash equity was injected by SPI to the Company to launch operations in the United States and to fund the growth of SJ Australia.

In May 2020, SJ Australia, issued additional shares to its shareholders. SPI and the minority shareholders of SJ Australia subscribed for the shares pro rata and made capital investment in cash of $996,000 and $249,000 respectively.

Transactions with Our Directors and Officers

The amount due from related parties of $317,000, $369,000 and $370,000 as of December 31, 20211, 2020 and 2019, respectively, represented advance payments to management for business operations as well as amount due from an affiliated entity of the Company for a payment received by the affiliated entity on behalf of the Company. Among which, the amounts due from Andrew Burgess, our Chief Sales Officer, were nil, $43,000 and $44,000 as of December 31, 2022, 2021 and 2020, respectively, and the amounts due from Rami Fedda, our Chief Supply Chain Officer were nil, $12,000 and $12,000 as of December 31, 2022, 2021 and 2020, respectively.

The advances were made to management for conducting business on behalf of the Company, with the understanding that such advances will be expensed when the relevant services or goods are received by the Company.

The remaining $314,000 due from related parties balance constitutes a payment received by an affiliated entity of the Company, SPI Solar, Inc., on behalf of the Company for sales of PV modules. The Company has entered into a tri-party agreement on September 14, 2022 with SPI Solar, Inc., an affiliated entity, and Solar Juice (HK) limited, a subsidiary of the Company to net off the $314,000 due from SPI Solar, Inc. with the amount due to SPI Energy Co., Ltd.

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On February 28, 2021, an option to purchase 6,000,000 fully vested ordinary shares at an exercise price of $0.48 per share was granted to LDK New Energy Holding Limited, an entity wholly owned by Mr. Peng’s wife. SPI’s board, pursuant to an ordinary resolution dated February 28, 2021, granted Mr. Xiaofeng Peng, our chairman, who is also SPI’s Chairman and CEO, a fully vested option to purchase 6,000,000 ordinary shares of the Company at an exercise price of $0.48 per share, to recognize and compensate Mr. Peng for his overall contribution to SPI and the Company, in particular his work to support our operations, including the acquisition of SJ Australia’s majority share in 2015, guidance and support of SJ Australia since its acquisition, setting up SJ America, in 2019, and identifying, negotiating and purchasing PDI’s assets and the launch of the Company’s U.S. operations in 2021. More specifically Mr. Peng’s support focuses on ensuring SPI’s subsidiaries obtain necessary funding through a combination of loans and equity funding, using his extensive network to recruit and vet directors and officers for the subsidiaries, and introducing business development opportunities to the subsidiaries, such as acquisitions and partnerships. Mr. Peng is also instrumental in supporting our initial public offering. We believe this option award will also further align Mr. Peng’s personal interest with that of the Company’s. Mr. Peng indicated to SPI that he would like to use LDK New Energy Holding Limited, a holding vehicle 100% owned by his wife and effectively controlled by him, to be the entity to hold this option grant. Based on the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022, such options have been reduced to 1,500,000 and the exercise price has been increased to $1.92.

Sublease of McClellan Park Facility

In November 2021, SPI Solar, Inc. a wholly owned subsidiary of SPI Energy Co., Ltd., the Company’s parent company, assumed the assignment of a lease (the “Master Lease”) for that certain premises located at Building 783, 4741 Urbani Avenue, McClellan, California 95652 consisting of a total floor area of 139,100 square feet (the “Premises”). On January 1, 2022, SJ Technology, a wholly owned subsidiary of the Company, verbally agreed with SPI Solar, Inc. to sublease a portion of the Premises located at Building 783, 4741 Urbani Avenue, McClellan, California 95652 consisting of a total floor area of 125,190 square feet. Since SJ Technology just started its domestic module manufacturing business in January 2022 and it was difficult for the Company to estimate the capacity of the manufacturing based on the market condition at that time, while SPI Solar, Inc. was preparing its EV charger assembly business in the Premises, the management of SPI Solar, Inc. agreed to share the production site with SJ Technology temporarily for SJ Technology to conduct solar module manufacturing pilot production and thus SJ Technology verbally agreed to a short-term sublease agreement with SPI Solar, Inc. The terms of the verbal sublease were as follows: for a period of six months from January 1, 2022 to June 30, 2022 SJ Technology agrees to sublease from SPI Solar, Inc. a total floor area of 125,190 square feet at a base rent of $45,093 per month, plus additional rent as set forth in the Master Lease. The lease period was six months. During the six months ended June 30, 2022, the Company recognized $0.3 million rent expenses for the sublease arrangement with SPI solar and paid $0.3 million rent to SPI solar. There was no rent payable due to related party as of June 30, 2022.

In July 2022, after SJ Technology completed its solar module pilot production conducted in the second quarter of 2022, the management of the Company considered that it was necessary to expand capacity of SJ Technology’s module production to meet the increasing market demand and SJ Technology decided to agree to a long-term sublease agreement with SPI Solar, Inc. SPI Solar, Inc. agreed to vacate the portion of the Premises it occupied and then sought other sites for its EV charger assembly business. SJ Technology verbally agreed with SPI Solar, Inc. to sublease the entire Premises located at Building 783, 4741 Urbani Avenue, McClellan, California 95652 consisting of a total floor area of 139,100 square feet for the entire term based on the terms provided for in the Master Lease. The terms of the verbal sublease were to sublease the Premises for the entire term under the Master Lease and at the same base rent as follows: $50,104 per month for July 1, 2022 to December 31, 2022; $51,606 per month for January 1, 2023 to December 31, 2023; $53,150 per month for January 1, 2024 to December 31, 2024; $54,750 per month for January 1, 2025 to December 31, 2025; $56,391 per month for January 1, 2026 to December 31, 2026; $58,088 per month for January 1, 2027 to January 31, 2028, plus additional rent as provided for in the Master Lease. SJ Technology also agreed to provide a security deposit to SPI Solar, Inc. for the sublease in the amount of $385,000 payable on or before December 31, 2022 and to reimburse SPI Solar, Inc. for the $415,000 that SPI Solar, Inc. paid for the assignment of the Master Lease payable on or before December 31, 2022. The lease period is sixty-seven months. The Company recognized $3.5 million right of use assets and $3.1 million lease liability, respectively, for this sublease contract with SPI solar in July 2022.

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As customer demand for modules further increased, SJ Technology determined that it could use additional space at the McClellan Park facility to expand its solar module production capacity. Thus, on August 17, 2022, SPI Solar, Inc. amended the Master Lease with the landlord (the “Third Amendment”) to (1) extend the lease term for the Premises by 3 years and (2) add an additional 56,000 square feet to the Premises (the “Expansion Space”). Simultaneous therewith, SJ Technology entered into two verbal agreements with SPI Solar, Inc. (1) to modify the verbal sublease for the Premises to extend the lease term for the Premises for three years from February 1, 2028 through January 31, 2031 at the following monthly base rent: months 1 to 12 at $80,622; months 13 to 24 at $83,041 and months 25 to 36 at 85,532, and (2) to sublease the Expansion Space commencing on the date of occupation, which is estimated to be February 1, 2023, at the following monthly base rents: months 1 to 2 at $0; months 3 to 12 at $28,000; and thereafter the rent is adjustable every year subject to a minimum increase of 3%, plus additional rent as provided for in the Master Lease. Additionally, SJ Technology agreed to provide a security deposit to SPI Solar, Inc. for the sublease for the Expansion Space in the amount of $28,000 payable on or before the commencement date of the sublease for the Expansion Space. The Company accounted for both the lease modification and the new lease as separate new lease agreements and will recognize right of use asset and lease liability as of the sublease commencement date.

Each of the above described oral sublease agreements have been memorialized into three separate written sublease agreements that have been consented to by the Landlord under the Master Lease. One written sublease is for a portion of the Premises, consisting of a total floor area of 125,190 square feet for a term of 6 months, from January 1, 2022 through June 30, 2022, which is attached hereto as Exhibit 10.9. The second written sublease is for the entire Premises, consisting of a total floor area of 139,100 square feet, for a term from July 1, 2022 through January 31, 2031, which is attached hereto as Exhibit 10.10. The third written sublease is for the Expansion Premises, consisting of a total floor area of 56,000 square feet for a term commencing on the date of occupation, which is estimated to be through January 31, 2031, which is attached hereto as Exhibit 10.11.

Sumter Facility Lease

On April 6, 2023, SJ Technology entered into a lease, with a term of approximately 15 years, for approximately 272,561 square feet, at 1500 Clipper Road, Sumter, SC 29150 (the “Sumter Facility”). The monthly rent during the lease term is approximately $68,140 following a five-month initial rent abatement period. The parties to the lease are Lucky Sumter, LLC as the Lessor and Solar4America Technology, Inc. and SEM Wafertech Inc., collectively as Lessee (the “Sumter Lease”). The Sumter Lease is attached hereto as Exhibit 10.12. The Sumter Lease is guaranteed by SPI Energy Co., Ltd. and the Company.

SEM Wafertech Inc. is a subsidiary of SPI Energy Co., Ltd., the Company’s parent. While SEM Wafertech Inc. is a signatory to the lease for the Sumter Facility, SEM Wafertech Inc. does not and will not occupy any portion of the premises leased under the Sumter Lease and SEM Wafertech Inc. will not be paying any of the rent due under the Sumter Lease. SJ Technology is the sole tenant of the premises leased under the Sumter Lease and SJ Technology will be responsible to the rent due under the Sumter Lease.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares prior to the offering and after the offering, for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;
•	each of our directors and executive officers who beneficially own our ordinary shares; and
•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all shares shown as beneficially owned by them. The number of our shares used in calculating the percentage for each listed person includes any options exercisable by such person within 60 days after the date of this prospectus but excludes unvested restricted shares that will not vest within 60 days after the date of this prospectus.

The percentage of beneficial ownership prior to this offering for holders of ordinary shares is based on 25,000,000 ordinary shares issued and outstanding as of the date of this prospectus. On all matters subject to voting at general meetings of the company, the holders of ordinary shares are entitled to one vote per share.

Name of Beneficial Owner	Number of ordinary shares beneficially owned prior to the offering	Percentage of ordinary shares beneficially owned prior to the offering	Percentage of ordinary shares beneficially owned after the offering
Executive Officers, Directors and Director Nominees †
Xiaofeng Peng (1)	1,500,000	6.0%	5.4%
HoongKhoeng Cheong (2)	62,500	*	*
Andrew Burgess (2)	31,250	*	*
Rami Fedda (2)	31,250	*	*
Qi Qiu (2)	25,000	*	*
Randolph Conone	5,000	*	*
All directors and Executive Officers as a Group	1,655,000	6.6%	5.9%
SPI Investments Holding Limited (3)	25,000,000	100.0%	89.3%

_____________________

* Means less than 1%

† The business address of our directors, executive officers and director nominees is c/o, SolarJuice Co., Ltd., 4741 Urbani Avenue, McClellan Park, California 95652.

(1)	Represents 6,000,000 ordinary shares underlying options to purchase 6,000,000 shares granted to Palo Alto Clean Tech Holding Limited (previously known as LDK New Energy Holding Limited, or PACT). On February 28, 2021, an option to purchase 6,000,000 fully vested ordinary shares at an exercise price of $0.48 per share was granted to PACT. Mr. Peng's spouse is a director of PACT and has investment power over the 6,000,000 options of the Company granted to PACT. This is compensation to Mr. Peng for his service as a director. Mr. Peng has not exercised the right to purchase these shares. Based on the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022, such options have been reduced to 1,500,000 and the exercise price has been increased to $1.92.

(2)	On May 17, 2021, the Company’s executive officers were granted options to purchase their respective number of ordinary shares at an exercise price of $0.48 per share, which would vest annually over a four-year period, with twenty-five percent (25%) of the shares vesting on each of the first, second, third, and fourth anniversaries of the grant date. Currently, 25% of these options have vested. Based on the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022, such options have been reduced to 150,000 and the exercise price has been increased to $1.92.

(3)	All of the Company’s outstanding ordinary shares held by SPI Investments Holding Limited, a British Virgin Islands company wholly owned by SPI Energy Co., Ltd., which is a Cayman Islands company listed on Nasdaq. The registered address of SPI Investments Holding Limited is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

The board of directors of SPI Energy Co., Ltd. has voting and investment control over these shares.

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DESCRIPTION OF SHARES AND GOVERNING DOCUMENTS

General

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by:

•	our memorandum and articles of association;

•	the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below; and

•	the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is U.S.$50,000 divided into 1,250,000,000 ordinary shares with a par value of U.S.$0.00004. As of the date of this prospectus, there were 25,000,000 ordinary shares issued and outstanding.

Upon the closing of this offering, we will have __,000,000 ordinary shares issued and outstanding (or _____ ordinary shares if the underwriters exercise in full the option to purchase additional ordinary shares), excluding (i) ordinary shares issuable upon the exercise of the options issued to LDK New Energy Holding Limited, (ii) ordinary shares issuable upon the exercise of the representative’s warrants, and (iii) ordinary shares reserved for future issuance under our share incentive plan.

The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our share capital.

Memorandum and Articles of Association

Subject to other provisions in the Articles, the shareholders may by ordinary resolution increase, or by special resolution decrease, our authorized share capital and may also by special resolution amend our Memorandum and Articles of Association.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. The ordinary shares are not entitled to any preemptive conversion, subscription or redemption rights. Our shareholders may freely hold and vote their shares.

Voting rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election of directors. At any meeting of members, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced at the meeting. Shareholders may approve corporate matters without a meeting being held by way of written resolution signed by or on behalf of all shareholders entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders or persons.

A quorum required for a meeting of shareholders consists of at least two or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares in issue present in person or by proxy and entitled to vote. Shareholders’ meetings are not required to be held annually and may otherwise be convened by any director on his or her own initiative. Advance notice of at least five (5) calendar days is required for the convening of any meeting of shareholders.

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Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a meeting of our shareholders or a unanimous written resolution of all our shareholders. A special resolution requires the affirmative vote of not less than two-thirds of the votes cast in person, by a duly authorized representative in the case of a shareholder who is a corporation, or by proxy at a meeting of our shareholders or a unanimous written resolution of all our shareholders. A special resolution is required for matters such as amending our Memorandum and Articles of Association and reducing our authorized share capital.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Memorandum and Articles of Association and the Companies Act. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Liquidation

If we were to be liquidated and the assets available for distribution among the shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the ordinary shares held by them. If in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the liquidation, the surplus shall be distributed among the shareholders in proportion to the par value of the ordinary shares held by them at the commencement of the liquidation, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to us, without prejudice to the rights of the holders of ordinary shares issued upon special terms and conditions.

If we were to be liquidated the liquidator may, with the approval by a special resolution of the shareholders, divide among the shareholders in species or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he/she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the approval by a special resolution of the shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the approval by a special resolution of the shareholders shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Miscellaneous

Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register and, if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Transfer of shares

Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, (except with respect to a transfer from an ordinary shareholder to its Affiliate(s)), decline to register any transfer of any ordinary shares which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is duly and properly signed; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (e) a fee of such maximum sum as our board of directors may from time to time require, is paid to us in respect thereof.

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If our board of directors refuses to register a transfer, it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Variation of rights of shares

Subject to the Memorandum and Articles and except as otherwise provided therein, all or any of the special rights attached to any class of our shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class, or a resolution by holders of two-thirds of the shares of that class present in person or by proxy at a separate meeting of the holders of the shares of that class.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where you can find more information.”

Preferred shares

Pursuant to our Amended and Restated Memorandum and Articles of Association, our board of directors has the authority, without further action by the shareholders, to issue preferred shares in one or more series and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, redemption rights and liquidation preferences, any or all of which may be greater than the rights of the ordinary shares. Subject to the directors’ duty of acting for a proper purpose, preferred shares can be issued quickly with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares. As of the date of this prospectus, there were no preferred shares outstanding, and we have no plans to issue preferred shares.

Differences in corporate law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

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A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissenting minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offer or may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offer or on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could only be affected if duly authorized by more than a simple majority vote that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

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Indemnification of Directors and Executive Officers and Limitation of Liability.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty is generally viewed to have two main components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, the actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands exempted company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands exempted company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Pursuant to Cayman Islands law and our Memorandum and Articles of Association, shareholders may approve corporate matters without a meeting being held by way of unanimous written resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders or persons.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put a proposal before the annual meeting of shareholders, provided it complies with the DGCL and the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provides that, subject to certain procedure prescribed therein being satisfied, the shareholders holding not less than ten percent (10%) of the paid-up capital of the company (the “Requisitionists”), or any of the Requisitionists representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting. The general meeting convened by the Requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the directors. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

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Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association specifically do not allow cumulative voting. As a result, our shareholders are not afforded any less favorable protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, an independent director may be removed for negligence or other reasonable cause at any time before the expiration of his or her term by a special resolution passed at a duly convened shareholders meeting by the holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at such a meeting or by a unanimous written consent of our shareholders. A director, other than an independent director, may be removed from office by ordinary resolutions passed at a duly convened shareholders meeting by a simple majority or by a unanimous written consent of our shareholders at any time before the expiration of his term notwithstanding anything in the Memorandum and Articles or in any agreement between the company and such director (but without prejudice to any claim for damages under such agreement).

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

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Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders of at least two-thirds of the issued shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association may only be amended by a special resolution passed at a duly convened shareholders meeting by the holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at such meeting or by a unanimous written consent of all our shareholders.

Inspection of books and records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	Authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges, and restrictions of such preferred shares without any further vote or action by our shareholders;
•	Prohibit cumulative voting;
•	Create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and
•	Establish advance notice requirements for nominating board of directors’ nominees or for proposing matters that can be acted on by shareholders at annual shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

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Anti-money laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering we may adopt and maintain anti-money laundering procedures, and we may require shareholders to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a shareholder, unless in the particular case we are satisfied that an exemption applies under the Money Laundering Regulations (As Revised) of the Cayman Islands, as amended and revised from time to time, or the Regulations. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•	The shareholder makes the payment for their investment from an account held in the applicant’s name at a recognized financial institution;
•	The shareholder is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or
•	The purchase of shares is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We also reserve the right to refuse to make any redemption payment to a shareholder if our directors suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the compliance by us with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act of the Cayman Islands (As Revised) if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher pursuant to the Terrorism Act of the Cayman Islands (As Revised) if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “SJA”. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market. However, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our ordinary shares, and while we have applied to list our ordinary shares on the Nasdaq Capital Market, we cannot assure you that an active trading market for our ordinary shares will develop. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could have a material adverse effect on the prevailing market prices of our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of this offering, we will have [_________] ordinary shares issued and outstanding. In addition, we will have [_______] ordinary shares issuable upon the exercise of the outstanding options and we will have [_______] ordinary shares issuable upon the exercise of the representative’s warrants.

Lock-up agreements

For further details on the lock-up agreements, see the section entitled “Underwriting – Lock Up Agreements.”

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our “restricted securities” within the meaning of Rule 144 for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of shares of ordinary shares then outstanding, which will equal approximately 250,000 ordinary shares based on the number of ordinary shares outstanding as of December 31, 2022, or
•	The average weekly trading volume of our ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by persons who are deemed our affiliates are subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

In addition, in each case, any shares that are subject to lock-up arrangements would only become eligible for sale when the lock-up period expires.

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TAXATION

Cayman Islands Taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands, and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the validity of such undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the ordinary shares, debentures or other obligations of ours.

U.S. Federal Income Taxation

General

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ordinary shares. This summary applies only to U.S. Holders that hold our ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	financial institutions or financial services entities;
•	underwriters
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules;

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•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	cooperatives;
•	persons liable for alternative minimum tax;
•	regulated investment companies;
•	real estate investment trusts;
•	grantor trusts
•	certain expatriates or former long term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of the ordinary shares);
•	persons that acquired the ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
•	persons that hold the ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	passive foreign investment companies; or
•	controlled foreign corporations.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

EACH PROSPECTIVE INVESTOR IN OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Taxation of Dividends and Other Distributions Paid on Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution paid on the ordinary shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gains rate, provided that our ordinary shares are readily tradable on an established securities market in the United States and the U.S. Holder satisfies certain holding periods and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our ordinary shares are expected to be.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our ordinary shares.

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Taxation on the Sale or Other Disposition of Ordinary Shares

Upon a sale or other taxable disposition of the ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses under their particular circumstances.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries, we do not expect to be treated as a PFIC for the current taxable year. However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the ordinary shares, and the U.S. Holder did not make a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ordinary shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;
•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

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In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to the ordinary shares, and the special tax and interest charge rules do not apply to the ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ordinary shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of the ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s the ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held the ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above with respect to such ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) the ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a “purging election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold the ordinary shares for their fair market value on the “qualification” date. The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held the ordinary shares on the qualification date. A purging election generally creates a deemed sale of such ordinary shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ordinary shares by the amount of gain recognized and will also have a new holding period in its ordinary shares for purposes of the PFIC rules.

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Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ordinary shares as long as such ordinary shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we have applied to list our ordinary shares on NASDAQ, we cannot guarantee that our application will be approved or, if approved, that the ordinary shares will continue to be listed and traded on NASDAQ. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of the ordinary shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to the ordinary shares under their particular circumstances.

Backup Withholding and Information Reporting

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

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In addition, dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

We have entered into an underwriting agreement with Maxim Group, LLC and Freedom Capital Markets to act as the representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Shares
Maxim Group, LLC
Freedom Capital Markets
Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional [__________] ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of [$___] per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Commissions and Expenses

The underwriting discounts and commissions are equal to 7% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price	$	$	$

Underwriting discounts and commissions to be paid by us	$	$	$

Proceeds, before expenses, to us	$	$	$

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We have agreed to reimburse the representative up to a maximum of $___,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below).

We have agreed to pay all expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) up to $___,000 towards accountable expenses of the representative, including, but not limited to, (a) legal fees incurred by the representative, (b) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company, (c) translation costs for due diligence purposes, and (d) reasonable costs for road show meetings, including the costs of informational meetings at the offices of the representative (iv) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; and (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and expense allowance, will be approximately $[_], including a maximum aggregate reimbursement of $[_] of the representative’s accountable expenses.

We have agreed that for a period of 12 months from the closing of this offering, the representative will have a right of first refusal to act as manager with respect to any public or private sale of any of our securities or any of our subsidiaries’ securities or other financings, excluding issuances in connection with an equity incentive plan for our employees; provided, however, that such right shall be subject to FINRA Rule 5110(f)(2). In connection with such right, we have agreed to furnish the representative with the terms and conditions of any financing and/or bona fide proposed private or public sale of securities to be made by us and/or any of our subsidiaries, and the name and address of such person, entity, or representative.

In addition, we have agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of our securities without the written consent of the representative. If we do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third-party broker-dealer and enter into a new engagement letter, and/or effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the representative, prior to the 12 month period following the effective date of our letter of intent with the representative, we will be liable to the representative for the accountable expenses of the representative and $100,000; provided, however, that such fees shall be subject to FINRA Rule 5110(f)(2) and shall not apply if and to the extent the representative has advised us of the representative’s inability or unwillingness to proceed with this offering.

The address of Maxim is 300 Park Avenue, 16th Floor, New York, NY 10022; the address of Freedom is 40 Wall Street, 58th Floor, New York, NY 10005.

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Representative’s Warrants

In addition, we have agreed to issue the representative’s warrants to the representative to purchase up to an aggregate number of ordinary shares equal to 5% of the total number of ordinary shares sold in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. Such warrants shall have an exercise price equal to 110% of the initial public offering price of the ordinary shares sold in this offering. The representative’s warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the representative’s warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the representative’s warrants will provide for one demand registration of the shares underlying the representative’s warrant at our expense, one additional demand registration at the representative warrant holder’s expense, and unlimited “piggyback” registration rights at our expense for a period of two years following the issuance of such warrant. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the representative’s warrants. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

We will bear all fees and expenses attendant to registering the ordinary shares underlying the representative’s warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Lock-Up Agreements

Our officers, directors and shareholders have agreed, subject to certain exceptions, to a six-month lock-up period from the date of this prospectus with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of six months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

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Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “SJA”. We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless we are so listed.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not more than the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there was no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the ordinary shares offered by, or the possession, circulation, or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Stamp Taxes

If you purchase ordinary shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

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Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions commenced, they may be discontinued without notice at any time.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to any member of the public in the Cayman Islands.

China

This prospectus has not been and will not be circulated or distributed in the PRC and the shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this section only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau. This prospectus has not been, nor will it be approved by or registered with the relevant Chinese governmental authorities, and it does not constitute nor is it intended to constitute an offer of securities within the meaning prescribed under the PRC securities law or other laws and regulations of the PRC. Accordingly, this prospectus shall not be offered or made available, nor may the ordinary shares be marketed or offered for sale to the general public, directly or indirectly, in the PRC. The ordinary shares shall only be offered or sold to PRC investors that are authorized or qualified to be engaged in the purchase of the ordinary shares being offered. Potential investors in the PRC are responsible for obtaining all the relevant regulatory approvals/licenses from the Chinese government by themselves, including, without limitation, those that may be required from the state administration of foreign exchange, the China banking regulatory commission, the ministry of commerce and the national development and reform commission, where appropriate, and for complying with all the relevant PRC laws and regulations in subscribing for ordinary shares.

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Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant Member State of any shares at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the lead underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

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Notice to prospective investors in Hong Kong

These securities have not been delivered for registration to the registrar of companies in Hong Kong and, accordingly, must not be issued, circulated or distributed in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Hong Kong companies ordinance (the “ordinance”) or in circumstances which do not constitute an offer to the public for the purposes of the ordinance. Unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong these securities or any or other invitation, advertisement or document relating to the securities to anyone other than a person whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Notice to prospective investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ordinary shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

129

Notice to prospective investors in Singapore

The securities represented may not be offered or sold, nor may any document or other material in connection with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

Notice to prospective investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

Notice to prospective investors in United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the lead underwriters; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

130

Notice to prospective investors in the Russian Federation

This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors” within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended) (“Russian QIs”) and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Notice to prospective investors in Kazakhstan

This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the issuer and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Notice to prospective investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”) or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The issuer has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares, that each Qualified Investor will represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares; (iv) that the shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

131

Notice to prospective investors in the United Arab Emirates

This prospectus has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the ‘‘UAE’’), the Securities and Commodities Authority (the ‘‘SCA’’) or any other relevant licensing authority in the UAE (including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the DFSA, a regulatory authority of the Dubai International Financial Centre and the Financial Services Marketing Authority of the Abu Dhabi Global Market), and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the SCA Chairman Resolution No. 3/R.M. of 2017 Concerning the Regulation of Promotion and Introduction, and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

This prospectus is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale and/or marketing of the shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE. The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Switzerland

The shares may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland and will not be listed on the SIX Swiss Exchange Ltd (‘‘SIX’’) or on any other stock exchange or regulated trading venue in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of SIX or any other exchange or regulated trading venue in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

132

LEGAL MATTERS

Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. The validity of the ordinary shares offered in this offering and certain other matters as to Cayman Islands law will be passed upon for us by Carey Olsen Hong Kong LLP. Loeb & Loeb LLP may rely upon Carey Olsen Hong Kong LLP with respect to matters governed by Cayman Islands law. The underwriters are being represented by Pryor Cashman LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of SolarJuice Co., Ltd. as of December 31, 2022 and 2021, and for each of the two years ended in the period ended December 31, 2022 included in this prospectus have been so included in reliance upon the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, and on the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements included in this prospectus contains an explanatory paragraph that states that we have incurred significant losses and negative working capital. These conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the ordinary shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and about the ordinary shares, you should refer to our registration statement and its exhibits. This prospectus summarizes the content of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon the effectiveness of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20-F, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a website at http://www.solar4america.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

133

EXPENSES RELATING TO THIS OFFERING

The following table sets forth an itemization of the total expenses we expect to be incurred in connection with this offering, other than the underwriting discounts and commissions and expense allowance, which we will be required to pay:

U.S.$
U.S. Securities and Exchange Commission registration fee
Financial Industry Regulatory Authority filing fee
The Nasdaq Capital Market listing Fee
Legal fees and expenses
Accounting fees and expenses
Printing expenses
Transfer agent and registrar expenses
Underwriter’s expenses
Other fees and expenses
Total

All amounts are estimates, except the U.S. Securities and Exchange Commission registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority filing fee.

134

SOLARJUICE CO., LTD.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID 5395)

To the Shareholders and Board of Directors of

SolarJuice Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarJuice Co., Ltd. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, changes in equity/(deficit) and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and negative working capital and needs to raise additional funds to sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2020.

New York, NY
September 19, 2023

F-2

SOLARJUICE CO., LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$499	$1,342
Restricted cash	491	640
Accounts receivable, net	20,741	15,494
Contract Asset	1,403	1,621
Inventories	24,251	20,553
Prepaid expenses and other current assets	5,169	4,993
Amount due from related parties	317	369
Total current assets	52,871	45,012
Intangible assets, net	744	930
Property and equipment, net	12,537	3,577
Deferred Tax assets, net	453	138
Operating lease right-of-use assets	4,970	2,953
Total assets	$71,575	$52,610
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,040	$18,126
Accrued liabilities	8,471	3,779
Income tax payable	3,261	957
Advance from customers	5,052	3,103
Short-term borrowings	9,543	8,638
Amount due to related parties	14,573	2,935
Operating lease liabilities, current	758	428
Accrued warranty reserve	429	268
Total current liabilities	66,127	38,234
Long term borrowings	–	4,508
Operating lease liabilities, non-current	5,581	2,500
Total liabilities	71,708	45,242
Equity:
Ordinary shares, par $0.00004, 1,250,000,000 shares authorized, 25,000,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively*	1	1
Subscription receivable	(1)	(1)
Additional paid in capital	34,922	34,613
Accumulated other comprehensive loss	(1,427)	(344)
Accumulated deficit	(38,139)	(30,990)
Total (deficit) equity attributable to the shareholders of SolarJuice Co., Ltd.	(4,644)	3,279
Non-controlling interests	4,511	4,089
Total (deficit) equity	(133)	7,368
Total liabilities and equity	$71,575	$52,610

* The shares are presented on a retrospective basis to reflect the Company’s Recapitalization and the reverse stock split (Note 11(a))

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SOLARJUICE CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	For the Years Ended December 31,
	2022	2021
Net revenues	$166,582	$153,276
Cost of revenue	156,388	145,896
Gross profit	10,194	7,380

Operating expenses:
General and administrative	14,271	18,593
Sales, marketing and customer service	3,127	6,128
(Reversal) Provision of credit losses	(993)	2,635
Impairment charges on long-lived assets	1,585	–
Total operating expenses	17,990	27,356
Operating loss	(7,796)	(19,976)

Other income (expense):
Interest expense, net	(1,060)	(887)
Net foreign exchange gain (loss)	153	(858)
Forgiveness of PPP loan	4,508	–
Others	(741)	524
Total other income (expense), net	2,860	(1,221)
Loss before income taxes	(4,936)	(21,197)
Income tax expense	(1,520)	(1,427)
Net loss	$(6,456)	$(22,624)

Less: Net income attributable to non-controlling interests	693	657
Net loss attributable to shareholder of SolarJuice Co., Ltd.	$(7,149)	$(23,281)

Net loss per ordinary share:
Basic and Diluted	$(0.29)	$(0.93)

Weighted average shares outstanding –basic and diluted*	25,000,000	25,000,000

* The shares are presented on a retrospective basis to reflect the Company’s Recapitalization and the reverse stock split (Note 11(a))

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SOLARJUICE CO., LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Net loss	$(6,456)	$(22,624)
Other comprehensive loss, net of tax of nil:
Foreign currency translation loss	(1,354)	(652)
Total comprehensive loss	(7,810)	(23,276)
Comprehensive income attributable to noncontrolling interests	422	474
Comprehensive loss attributable to shareholder of SolarJuice. Co., Ltd	$(8,232)	$(23,750)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SOLARJUICE CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT)

(In thousands, except for share and per share data)

	Ordinary Shares		Subscription	Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Equity/ (Deficit) Attributable to Shareholder of	Noncontrolling	Total Equity/
	Shares*	Amount	Receivable	Capital	Deficit	(Loss) Income	SolarJuice	Interests	(Deficit)
Balance at December 31, 2020	25,000,000	$1	$(1)	$31,141	$(7,709)	$125	$23,557	$3,615	$27,172
Net income(loss)	–	–	–	–	(23,281)	–	(23,281)	657	(22,624)
Foreign currency translation loss	–	–	–	–	–	(469)	(469)	(183)	(652)
Share-based compensation	–	–	–	3,472	–	–	3,472	–	3,472
Balance at December 31, 2021	25,000,000	$1	$(1)	$34,613	$(30,990)	$(344)	$3,279	$4,089	$7,368
Net income(loss)	–	–	–	–	(7,149)	–	(7,149)	693	(6,456)
Foreign currency translation loss	–	–	–	–	–	(1,083)	(1,083)	(271)	(1,354)
Share-based compensation	–	–	–	309	–	–	309	–	309
Balance at December 31, 2022	25,000,000	$1	$(1)	$34,922	$(38,139)	$(1,427)	$(4,644)	$4,511	$(133)

* The shares are presented on a retrospective basis to reflect the Company’s Recapitalization and the reverse stock split (Note 11(a))

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SOLARJUICE CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,456)	$(22,624)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	811	3,862
Write-down of inventories	148	554
(Reversal) provision of credit losses	(993)	2,635
Amortization of right-of-use assets	798	388
Accrual of warranty reserve	162	268
Impairment charges on long-lived assets	1,585	–
Share-based compensation	309	3,472
Change in deferred taxes	(315)	(140)
Loss on disposition of fixed assets	515	36
Gain on forgiveness of PPP loan	(4,508)	–
Changes in operating assets and liabilities
Accounts receivable	(4,708)	1,175
Inventories	(4,725)	(6,185)
Prepaid expenses and other assets	(176)	(3,225)
Accounts payable	6,675	7,468
Advance from customers	1,949	2,451
Income taxes payable	2,304	957
Accrued liabilities and other liabilities	3,381	1,841
Operating lease liabilities	(989)	(396)
Amount due to a related party	168	–
Net cash used in operating activities	(4,065)	(7,463)
Cash flows from investing activities:
Purchase of PDI assets (Note 4)	–	(8,003)
Purchases of property and equipment	(9,174)	(429)
Proceeds from disposal of property, plant and equipment	94	45
Net cash used in investing activities	(9,080)	(8,387)
Cash flows from financing activities:
Proceeds from loan by a related party	11,470	2,935
Proceeds from line of credit and loans	167,289	172,574
Repayment of line of credit and loans	(166,281)	(173,258)
Net cash generated from financing activities	12,478	2,251
Effect of exchange rate changes on cash	(325)	(126)

Decrease in cash, cash equivalents and restricted cash	(992)	(13,725)
Cash, cash equivalents and restricted cash at beginning of year	1,982	15,707
Cash, cash equivalents and restricted cash at end of year	$990	$1,982

Reconciliation of cash and cash equivalents, to the consolidated balance sheets
Cash and cash equivalents	499	1,342
Restricted cash	491	640
Total cash, cash equivalents, and restricted cash	$990	$1,982

Supplemental cash flow information:
Interest paid	$383	$900
Income tax paid	$–	$58
Non-cash activities:
Right of use assets obtained in exchange for operating lease obligations	$3,450	2,799
Purchase of equipment on credit	1,311	–

The accompanying notes are an integral part of these consolidated financial statements.

F-7

SOLARJUICE CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S.$ thousands, except for share and per share data)

1.	Description of Business and Organization

Description of Business

SolarJuice Co., Ltd. (“SolarJuice” or the “Company”) and its subsidiaries (collectively the “Group”) is a global provider of photovoltaic (PV) and other smart energy solutions for residential and small commercial customers. The Group’s business mainly includes wholesale distribution of Solar PV modules, inverters, and other components, as well as energy storage and other related products in Australia. The Group began its domestic roofing and solar energy systems installation business in 2021 and its domestic solar module assembly business in 2022.

Organization

The Company was incorporated in Cayman Islands in February 2017 by SPI Energy Co., Ltd. (“SPI”) to hold 80% of Solar Juice Pty Ltd (“SJ Australia”). SJ Australia was incorporated in September 2009 to be a wholesaler of solar components in Australia. In May 2015, SPI China (HK) Ltd., a related company to the Group, acquired 80% ownership of SJ Australia. In December 2018, SPI disposed of SPI China (HK) Ltd. and transferred 80% ownership of SJ Australia to the Company. SolarJuice (HK) Ltd (“SJ HK”) was incorporated in January 2005. SolarJuice American Inc. (“SJ US”) was incorporated in July 2019 and started to engage in roofing and solar energy systems installation business in the United States from 2021. Solar4america Technology Inc.(“SJT”) was incorporated in January 2022 and started to assemble solar modules for sale in the United States in 2022.

The major subsidiaries of the Company as of December 31, 2022 are summarized as below:

Major Subsidiaries	Abbreviation	Ownership	Location
Solar Juice Pty Ltd.	SJ Australia	80%	Australia
SolarJuice American Inc.	SJ US	100%	United States
Solar4america Technology Inc. (formerly, Solarjuice Technology Inc.)	SJT	100%	United States
SolarJuice (HK) Ltd.	SJ HK	100%	Hong Kong

2.	Going concern

The Group has incurred a net loss of $6,456 during the year ended December 31, 2022. The cash flow used in the operation activities for the year ended December 31, 2022 was $4,065. As of December 31 2022, the accumulated deficit and working capital deficit were $38,139 and $13,256, respectively. These conditions and limited cash balance as of December 31, 2022 raise substantial doubt about the Group's ability to continue as a going concern.

For the next 12 months from the issuance date of this report, the Group plans to continue implementing various measures to increase revenue and control the costs and expenses to an acceptable level. Such measures include: 1) improve the profitability of the business in the United States; 2) strictly control and reduce business, marketing and advertising expenses; 3) proactively implement a robust capital market strategy that includes both debt and equity offerings to meet the Group’s financing needs and 4) seek certain credit facilities. The Group’s management also intends to finance through initial public offering and related party loans to meet the Group’s obligations and sustain its operations and development plan.

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There is no assurance that the plans will be successfully implemented. If the Group fails to achieve these goals, the Group may need additional financing to repay debt obligations and execute its business plan, and the Group may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that the Group is unsuccessful in increasing its gross profit margin and reducing operating losses, the Group may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Group’s business, financial condition and results of operations and may materially adversely affect its ability to continue as a going concern.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Group be unable to continue as a going concern.

3.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Group are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Group, and its subsidiaries. All material inter-company transactions and balances have been eliminated upon consolidation. For consolidated subsidiaries where the Group’s ownership in the subsidiary is less than 100%, the equity interest not held by the Group is shown as noncontrolling interests.

(c)	Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include the allowance for doubtful accounts receivable and other receivable, the impairment of long-lived assets, fair value of share-based compensation, inventory write-downs, valuation allowance of deferred tax assets, and the estimation of progress towards contract completion based on cost-based input method. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(d)	Foreign Currency Translation and Foreign Currency Risk

The functional currency of the Group and subsidiaries located in the United States is the United States dollar (“U.S.$” or “$”). The functional currency of the Group’s subsidiaries located in the Hong Kong and Australia are Hong Kong Dollar (“HKD’) and Australia Dollar (“AUD”), respectively. Transactions denominated in foreign currencies are re-measured into the functional currency at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in foreign currencies are re-measured into the functional currency at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are included in the consolidated statements of operations.

The Group’s reporting currency is the U.S.$. Assets and liabilities of subsidiaries, whose functional currency is not the U.S.$, are translated into U.S.$ using exchange rates in effect at each period end, and revenues and expenses are translated into U.S.$ at average rates prevailing during the year, and equity is translated at historical exchange rates, except for the change in retained earnings during the year which is the result of the income or loss. Gains and losses resulting from the translations of the financial statements of these subsidiaries into U.S.$ are recognized as other comprehensive income or loss in the consolidated statement of comprehensive loss.

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(e)	Fair Value of Financial Instruments

The Group measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities.

•	Level 2 — Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs).

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The Group uses quoted market prices to determine the fair value when available. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates.

Cash and cash equivalents, restricted cash, accounts receivable and payable, prepaid expenses and other current assets, amount due from and due to related parties, short term borrowings, accrued liabilities, advance from customers and other current liabilities approximate fair value because of the short maturity period.

(f)	Asset Acquisition

When the Group acquires other entities, if the assets acquired and liabilities assumed do not constitute a business, the transaction is accounted for as an asset acquisition. Assets are recognized based on the cost, which generally includes the transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the Group’s books. If the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interest issued), measurement is based on either the cost to the acquiring entity or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. The cost of a group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair value and does not give rise to goodwill.

(g)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and all highly liquid investments with original maturities of three months or less, and which are unrestricted as to withdrawal and use. As of December 31, 2022 and 2021, the Group had cash of $499 and $1,342, respectively, and had no cash equivalents.

(h)	Restricted Cash

Restricted cash represents bank deposits with designated use, which cannot be withdraw without certain approval or notice.

As of December 31, 2022 and 2021, the Group had restricted bank deposits of $491 and $640, respectively, mainly established for paying the obligations of SJ Australia for debtor finance.

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(i)	Accounts Receivable, net

The Group grants open credit terms to credit-worthy customers. Accounts receivables are primarily related to the Group's sales of PV components, revenue from roofing and solar energy systems installation, and sales of self-assembled solar modules.

The Group maintains allowances for credit losses for estimated losses resulting from the inability of its customers to make the required payments. Accounts receivable is considered past due based on its contractual terms. In establishing the allowance, management considers historical losses, the financial condition, the accounts receivables aging, the payment patterns, and the forecasted information in pooling basis upon the use of the Current Expected Credit Loss Model (“CECL Model”) in accordance with ASC Topic 326, Financial Instruments - Credit Losses. Accounts receivable that are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken. The Group does not have any off-balance-sheet credit exposure related to its customers. Contractually, the Group may charge interest for extended payment terms and require collateral.

(j)	Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of raw materials is determined on the basis of the weighted average cost method. The cost of finished goods is determined on the basis of weighted average and comprises direct materials, direct labor and an appropriate proportion of overhead. Net realizable value is based on estimated selling prices less selling expenses and any further costs expected to be incurred for completion. Adjustments to reduce the cost of inventory to net realizable value are made, for estimated excess, obsolescence, or impaired balances if any.

(k)	Property and Equipment, Net

The Group accounts for its property and equipment at cost, less accumulated depreciation and any impairment. Cost includes the prices paid to acquire or construct the assets, interest capitalized during the construction period and any expenditure that substantially extends the useful life of an existing asset. The Group expenses repair and maintenance costs when they are incurred. Depreciation is recorded on the straight-line method based on the estimated useful lives of the assets as follows:

Furniture, fixtures and equipment	5-10 years
Automobiles	3-7 years
Computers	3-4 years
Manufacturing equipment	5 or 10 years
Leasehold improvements	The shorter of the estimated life or the lease term

(l)	Intangible Assets, Net

Intangible assets primarily consist of customer relationships. Amortization is recorded on the straight-line method based on the estimated useful lives of the assets.

(m)	Impairment of Long-lived Assets

The Group’s long-lived assets include property, plant and equipment, right-of-use assets and other intangible assets with finite lives. The Group evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compare undiscounted cash flows expected to be generated by that asset or asset group from its use and eventual disposition to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment write-downs would be treated as permanent reductions in the carrying amounts of the assets and a charge to statement of operations would be recognized. The Company recorded impairment on right of use assets of $1,585 and nil during the years ended December 31, 2022 and 2021, respectively, no other impairments of long-lived assets were recorded during the periods presented.

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(n)	Income Taxes

The Group accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Group recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be sustained by the appropriate taxing authority that has full knowledge of all relevant information. In addition, a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Group’s tax liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of the tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Group records interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of operations. No reserve for uncertainty tax position was recorded by the Group for the years ended December 31, 2022 and 2021. The Group does not expect that the assessment regarding unrecognized tax positions will materially change over the next 12 months. The Group is not currently under examination by an income tax authority, nor have been notified that an examination is contemplated.

(o)	Revenue Recognition

The Group adopted Accounting Standards Codification (“ASC”) No. 606, “Revenue from Contracts with Customers” (“ASC 606” or “Topic 606”). The Group’s accounting practices under ASC Topic 606 are as followings:

The Group generates revenue from sales of PV components, roofing and solar energy systems installation, sales of self-assembled solar modules and others for the years ended December 31, 2022 and 2021.

Sale of PV components

Revenue on sale of PV components includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon shipment or acceptance of the customer depending on the terms of the underlying contracts.

Revenue from roofing and solar energy system installation is recognized over time.

For revenue from solar energy system installation, the Group’s only performance obligation is to design and install a customized solar energy system, re-install the customer’s existing solar energy system. For revenue from roofing, the Group’s only performance obligation is to design and build the roof system per customer specifications.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

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The Group recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Group’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract consists of material and labor costs, and is developed based on the size and specific situation of different jobs. Changes in estimates are mainly due to: (i) unforeseen field conditions that impacts the estimated workload, and (ii) change of the unit price of material or labor cost.

If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known.

The Group’s roofing projects involve the construction of a specific roof systems in accordance each customer’s selection; the Group’s solar energy system installations involve solar modules being retrofitted to existing consumer roofs using rails, then connected to the utility using an inverter system. For both solar energy system installation and roofing, typically jobs are completed within three months, the specific timing depends on the size of the job and the complexity of the job site, and the contract price includes all material and labor needed, and payments are collected based on specific milestones.

The Group provides solar energy systems and roofing installation for various customers, such as homeowners and real estate developers, but the design and installation for each customer differs substantially on the basis of each customer’s needs and the type of shingle or roof that is placed with the solar energy system. The asset consequently has no alternative use to the Group because the customer specific design limits the Group’s practical ability to readily direct the solar energy system to another customer. As such the Company’s performance does not create an asset with an alternative use to the Group. Pursuant to the contract, the customers agree to pay for any costs, expenses and losses incurred by the Group upon termination, and therefore, revenue is recognized over time according to ASC 606-10-25-27(c).

For both solar energy system installation and roofing, all costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

The Group recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Group’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract constitutes of material cost and labor cost, and are developed based on the size and specific situation of different jobs. Changes in estimates mainly due to: (i) unforeseen field conditions that impacts the estimated workload, and (ii) change of the unit price of material or labor cost.

If the estimated total costs on any contract are greater than the net contract revenues, the Group recognizes the entire estimated loss in the period the loss becomes known.

Sales of self-assembled solar modules

Revenue on sale of self-assembled solar modules includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon the delivery to the customer.

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Other revenue

Other revenue primarily represents freight revenue for product shipments. Other revenue is recognized at a point in time following the transfer of control of such service to the customer, which typically occurs upon shipment of product or acceptance of the customer depending on the terms of the underlying contracts.

Disaggregation of revenues

The following table illustrates the disaggregation of revenue-by-revenue stream for the years ended December 31, 2022 and 2021:

By revenue stream	For the year ended December 31, 2022 (in $000s)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Australia	132,025	–	–	929	132,954
United States	1,905	25,899	5,824	–	33,628
Total	$133,930	25,899	5,824	929	166,582

By revenue stream	For the year ended December 31, 2021 (in $000s)

	Sales of PV components	Revenue from roofing and solar energy systems installation	Other	Total
Australia	123,138	–	1,110	124,248
United States	–	29,028	–	29,028
Total	$123,138	$29,028	$1,110	$153,276

By timing of revenue recognition	For the year ended December 31, 2022 (in $000s)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Goods transferred at a point in time	133,930	–	5,824	929	140,683
Service transferred over time	–	25,899	–	–	25,899
Total	$133,930	25,899	5,824	929	166,582

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By timing of revenue recognition	For the year ended December 31, 2021 (in $000s)

	Sales of PV components	Revenue from roofing and solar energy systems installation	Other	Total
Goods transferred at a point in time	123,138	–	1,110	124,248
Service transferred over time	–	29,028	–	29,028
Total	$123,138	$29,028	$1,110	$153,276

Contract balance

The following table provides information about accounts receivable, net, contract assets and contract liabilities from contracts with customers:

	December 31,	December 31,
	2022	2021
Accounts receivable, net	$20,741	$15,494
Contract assets	$1,403	$1,621
Advance from customers	$5,052	$3,103

The contract assets primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date, primarily for the revenue from roofing and solar energy systems installation in the United States. The contract assets are transferred to receivables when the rights become unconditional after billing is issued.

Advance from customers, which represents a contract liability, primarily is unrecognized revenue received from customers. Advance from customers is recognized as (or when) the Group performs under the contract. During the years ended December 31, 2022 and 2021, the Group recognized $3,103 and $652 as revenue that was included in the balance of advance from customers at January 1, 2022 and 2021, respectively.

(p)	Warranties

Workmanship Warranty for roofing and solar energy systems installation

For the revenue from roofing and solar energy systems installation in the United States, the Group provides a workmanship warranty for 10 years to cover the quality of the Group’s service. The warranty is designed to cover service defects and damage to customer properties caused by the Group’s installation of the solar energy systems or roofing service. The 10-year warranty is consistent with the term provided by competitors and is provided by the Group to remain market competitive. The Group determined that its 10-year workmanship warranty constitutes an assurance-type warranty and should continue to be accounted for under ASC 460 - Guarantees, instead of a service-type warranty which should be accounted for under Topic 606. Based on historical experience and projections of warranty claims, and estimated replacement costs, the Group currently provides a reserve for the workmanship warranty based on 1% of revenues of roofing and solar energy system installation, to be periodically adjusted based on historical actual workmanship warranty expenses. The Group’s workmanship warranty liability was $429 and $268 as of December 31, 2022 and 2021, respectively.

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Product Warranty for products used in roofing and solar energy systems installation

The Group purchases products like modules and batteries from third-party manufacturers, sometimes with its “Solar4America” label and delivers the products together with its installation service. The Group receives product warranty from the manufactures and transfers the product warranty to the clients in the builder or home improvement contracts. The product manufacturers will service their warranties by repairing or replacing the products. The workmanship warranty does not include the product warranties (modules and inverters) which are covered directly by the manufacturers.

Produce Warranty for self-assembled solar modules

The Group provides warranties on all self-assembled solar modules sold in addition to passing through warranties from third-party component suppliers. The Group accrues a warranty reserve for the products sold by the Group, which includes the Group’s best estimate of the projected costs to repair or replace items under warranties. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The Group considers the warranty provided is not providing incremental service to customers rather an assurance to the quality of the product, and therefore is not a separate performance obligation and should be accounted for in accordance with ASC 460, Guarantees. Warranty expense is recorded as a component of cost of sales in the consolidated statements of operations.

(q)	Cost of Revenues

Cost of sale of PV components is mainly from direct purchase price of PV components. Cost of revenue from roofing and solar energy systems installation include all direct material, labor and indirect costs related to contract performance, such as indirect labor, utility and truck rental. Cost of sales of self-assembled solar modules includes direct parts, material and labor costs, manufacturing overheads, and shipping and logistics costs. Cost of revenues for other revenue is mainly from shipping and logistic costs. The cost of revenue also includes inventory write-downs.

(r)	Share-based Compensation

The Group’s share-based payment transactions with employees, such as restricted shares and share options, are measured based on the grant-date fair value of the equity instrument granted. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award on straight line basis, which is generally the vesting period. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

(s)	Segment Reporting

Operating segments are defined as components of a company in which separate financial information is available that is evaluated regularly by the operating decision maker in deciding how to allocate resources and assessing performance. The Group’s chief operating decision maker (“CODM”) is Chief Executive Officer, Mr. Hoong Khoeng Cheong. Based on the financial information presented to and reviewed by the CODM, the Group has determined that it had a single operating and reporting segment for the year ended December 31, 2020.

With the expansion and development of the Group’s businesses, it divided its operations into three reporting segments including (1) solar products distribution, (2) roofing and solar energy systems installation and (3) solar panel manufacturing, starting from the year ended December 31, 2022, to better align with the Group’s strategic development plan. The Group’s CODM evaluates segment performance based on the measures of revenues, costs of sales and gross profit (loss).

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(t)	Loss Per Share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.

(u)	Other Comprehensive Loss

U.S. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net income or loss. Although certain changes in assets and liabilities are reported as separate components of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income or loss. The components of other comprehensive income or loss consist solely of foreign currency translation adjustments.

(v)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(w)	Leases

The Group accounts for leases under Leases (ASC Topic 842). The Group categorizes leases with contractual terms longer than twelve months as either operating or finance lease. The Group has no finance leases for any of the periods presented.

Right-of-use (“ROU”) assets represent the Group’s rights to use underlying assets for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date and ROU assets are recognized at amount of lease liabilities and any prepaid lease payments. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. The Group generally uses the base, non-cancelable, lease term when determining the ROU assets and liabilities.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Group determines if an arrangement is a lease at inception. The lease payments under the lease arrangements are fixed. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

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(x)	Recently Accounting Pronouncements

Recently adopted accounting pronouncements

In November 2021, The FASB issued ASU No. 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities about Government Assistance. This guidance requires business entities to make annual disclosures about transactions with a government (including government assistance) they account for by analogizing to a grant or contribution accounting model (e.g., IAS 20, Accounting for Government Grants and Disclosure of Government Assistance). The required disclosures include the nature of the transaction, the entity’s related accounting policy, the financial statement line items affected, and the amounts reflected in the current period financial statements, as well as any significant terms and conditions. An entity that omits any of this information because it is legally prohibited from being disclosed needs to include a statement to that effect. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2021, and early adoption is permitted. The Group adopted and applied the amendments of this ASU to its disclosures starting from January 1, 2022. The Group concludes that the application of this ASU did not have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides elective amendments for entities that have contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. These amendments were effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), to expand and clarify the scope of Topic 848 to include derivative instruments on discounting transactions. The amendments in this ASU are effective in the same timeframe as ASU 2020-04. In December 2022, the FASB issued ASU 2022-06, Reference Rate reform (Topic 848): Deferral of the Sunset Date of Topic 848, which deferred the sunset date of Topic 848, Reference Rate Reform to December 31, 2024. The Group is currently evaluating the impact this guidance will have on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606, Revenue from Contracts with Customers (“ASC 606”). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. ASU 2021-08 is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. The Group adopted ASU 2021-08 effective January 1, 2023 and apply the guidance to subsequent acquisitions. The adoption of ASU 2021-08 will only impact the accounting for the Group’s future acquisitions.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, statements of operations and cash flows.

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4.	Asset acquisitions

Purchase agreements with Petersen-Dean, Inc. (“PDI”)

Petersen-Dean, Inc. (“PDI”) specialized in United States residential roofing and solar installations and went bankrupt in late 2020. On January 6, 2021 and February 25, 2021, respectively, SJ US participated in two court auctions and emerged as the highest bidder for two asset packages, one for PDI’s consumer contracts and one for all remaining operating assets, including properties and equipment, inventories, customer contracts and customer lists, with cash consideration of $7,725, transaction costs of $278 and assumed liability of $11,000, which is pledged with accounts receivable with amount of $11,764 of PDI. Assumed liability represents that SJ US has agreed to assume up to $11,000 of outstanding balances under the PDI factoring facility with the lender LSQ Funding Group L.C. (“LSQ”), which is pledged by the accounts receivable of PDI factored as of the acquisition date. SJ US is responsible to repay the remaining part of the facility if the collection of the factored accounts receivable is not able to cover the loan balance, and if there is any excess amount on the factored accounts receivable after the LSQ factoring facility is fully repaid, remaining factored accounts receivable will be released to SJ US The cash consideration has been fully paid as of December 31, 2021. The acquisition is accounted as an asset acquisition according to ASC 805 since the assets purchased do not meet the definition of a business. The difference between the consideration with the fair value of the assets acquired of $952 was allocated to the purchased assets based on their relative fair values. As of February 25, 2021, the amount of assets acquired, and liability assumed are as follows:

Amount Recognized
Assets acquired:
Intangible assets-Customer list and contracts	$3,016
Property and equipment, net	3,306
Inventory	911
Land	6
Accounts receivable	11,764
Liability assumed
Debtor-in-possession	(11,000)
Total assets acquired and liabilities assumed	8,003
Total consideration	$8,003

The Company entered into an accounts receivable factoring arrangement with LSQ after the acquisition, the Company sold new accounts receivable and used the collection from both the new accounts receivable and pledged accounts receivable of PDI to repay the borrowing. As of December 31, 2021 and 2022, the balance of the borrowing is $3,434 and nil, respectively. The balance of pledged accounts receivable assumed from PDI was $1,296 as of December 31, 2021, which the Company considered that the collectability of the remaining accounts receivable is low and provided full allowance of $1,296.

5.	Accounts Receivable, net

The accounts receivable, net as of December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Accounts receivable	$22,297	$18,112
Less: Allowance for doubtful accounts	(1,556)	(2,618)
Accounts receivable, net	$20,741	$15,494

F-19

The movements of allowance for doubtful accounts are as follows:

	2022	2021
Balance as of January 1,	$2,618	$42
Addition	1,223	2,635
Reversal	(2,216)	–
Written off	(59)	(54)
Foreign currency translation difference	(10)	(5)
Balance as of December 31,	$1,556	$2,618

On March 18, 2018, SJ Australia entered into debtor finance agreements with Scottish Pacific Business Finance (“Scottish Pacific”). On February 26, 2021, SJ US entered into debtor finance agreements with LSQ, whereby LSQ provided SJ US invoice discounting facility. LSQ. As of December 31, 2022, all the outstanding accounts receivable of SJ Australia was pledged to Scottish Pacific for a total gross amount of $18,074. As of December 31, 2021, all the outstanding accounts receivable of SJ Australia and SJ US was pledged to Scottish Pacific and LSQ for a total gross amount of $18,112, respectively.

6.	Inventories

Inventories as of December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Raw material	$2,388	$1,774
Work in process	549	–
Finished goods	20,577	15,933
Goods in transit	737	2,846
Total inventories	$24,251	$20,553

During the years ended December 31, 2022 and 2021, inventories were written down by $148 and $554, respectively, to reflect the lower of cost or net realizable value.

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2022 and 2021 consist of the following:

	December 31,	December 31,
	2022	2021
Deposits and prepayments	$5,112	$4,959
Others	57	34
Total prepaid and other current assets, net	$5,169	$4,993

As of December 31, 2022 and 2021, Deposits and prepayments of $5,112 and $4,959, respectively, mainly represents payment made to suppliers to secure purchase orders with inventories for sales of PV components and sales of self-assembled solar modules.

F-20

8.	Intangible Assets, net

Intangible assets, net as of December 31, 2022 and 2021 consisted of the following:

	Useful Life		Accumulated	Impairment
	(in months)	Gross	Amortization	Charge	Net
As of December 31, 2022

Customer Relationship	10-120	$7,642	$(5,469)	$(1,429)	$744

As of December 31, 2021

Customer Relationship	10-120	$7,642	$(5,193)	$(1,519)	$930

The customer relationship was mainly contributed by the acquisition of SJ Australia in May 2015 and assets purchased from PDI in February 2021 (see Note 4). The customer relationship with clients of SJ Australia was the key driver of the revenue, which was expected to bring further economic benefit to the Group’s business, the balance of customer relationship for SJ Australia is amortized over the useful life of 10 years.

The customer relationship for SJ US mainly represented the customer contracts in process, the Company could continue the execution of the contracts to generate profit by inputting material and labor cost. As of December 31, 2022, all the contracts in process purchased have either been executed or forfeited, and the cost has been fully amortized during the year ended December 31, 2021.

No impairment loss was provided for intangible assets for the years ended December 31, 2022 and 2021. Amortization expense for intangible assets was $276 and $3,293 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the estimated future amortization expense related to intangible assets is as follows:

U.S.D.
2023	$276
2024	276
2025	192
2026	–
2027 and thereafter	–
$744

F-21

9.	Property and Equipment, net

Property and equipment as of December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Furniture, fixtures and equipment	$2,857	$3,416
Automobiles	643	795
Computers	153	175
Leasehold improvements	374	251
Manufacturing equipment	9,764	–
	13,791	4,637
Less: accumulated depreciation	(1,254)	(1,060)
	$12,537	$3,577

Depreciation of property and equipment was $535 and $569 for the years ended December 31, 2022 and 2021, respectively. No impairment loss was provided for property and equipment for the years ended December 31, 2022 and 2021.

10.	Short-term Borrowings and Long-term Borrowings

	December 31,	December 31,
	2022	2021
Debtor finance	$4,543	$3,638
Short-term bank borrowings	5,000	5,000
Total Short-term borrowings	9,543	8,638
Long-term bank borrowings	–	4,508
Total borrowings	$9,543	$13,146

Debtor Finance

The Group’s subsidiary, SJ Australia, entered into debtor finance agreements with Scottish Pacific Group Limited (“Scottish Pacific”) on March 18, 2018, whereby Scottish Pacific provided SJ Australia invoice discounting facility with a limit of 80% of outstanding invoices, at service fee charge of 0.13% based on the invoices processed, and discount fee charge of margin percentage of 1.1% above reference rate ( reference rate is around 7.86% and 6.76% during 2022 and 2021 respectively based on the average daily debtor finance balance). The accounts receivables were collected by SJ Australia and the collection was then transferred to Scottish Pacific for the debtor finance repayment at the end of each workday.

The Group’s subsidiary, SJ US, entered into debtor finance agreement with LSQ on February 24, 2021, whereby LSQ provided SJ US invoice discounting facility with a limit of 85% of outstanding invoices, at funds usage daily fee of 0.0222% to 0.0333% per day based on the average amount of balance. LSQ shall maintain a reserve account from which to make advances to SJ US. On December 28, 2022, SJ US settled all remaining loan balances. The Debtor financing agreement with LSQ was terminated on April 15, 2023.

F-22

Short-term bank borrowings

On February 24, 2021, SJ US was granted a loan from the East West Bank in the amount of $5,000 with a maturity date of February 23, 2022 (the “EWB loan”), at an interest rate of 3.25% per annum, which is secured by the deposit of $5,000 from SPI Group Holding Co., Ltd. On February 7, 2022, the Group entered into a supplementary agreement with East West Bank (“the Lender”), whereby the loan was extended from February 23, 2022 to February 23, 2023. Subsequently on February 27, 2023, the Group has fully repaid this loan.

Long-term bank borrowings

On May 18, 2021, SJ US was granted a PPP loan from East West Bank in the amount of $4,508, which was in the form of a promissory note, maturing on May 17, 2026. On February 16, 2022, the Group obtained approval of forgiveness of this PPP loan and recognized gains in the total amount of $4,508 in the consolidated statement of operations within other income for the year ended December 31, 2022.

There is no remaining balance of PPP loan as of December 31, 2022.

11.	Equity

(a) Ordinary shares, recapitalization and reverse stock split

On February 16, 2017, the Company issued one ordinary share with par value of $1 per share to the Company’s only shareholder, SPI Investments Holding Limited, which is a subsidiary of SPI.

On May 14, 2021, the Company amended its Articles of Association and the Company’s share capital was amended to $50, divided into 5,000,000,000 ordinary shares at a par value of $0.00001 each. On the same date, the Company issued 99,900,000 ordinary shares of a par of $0.00001 to its shareholder, SPI Investments Holding Limited, at par value. This nominal share issuance is considered as a recapitalization in substance. On July 6, 2022, the Company declared a one for four reverse stock split. As a result of the amendment of par value of ordinary shares, the recapitalization and the reverse stock split, all share and per share amounts in the consolidated financial statements have been retrospectively adjusted.

The issued and outstanding ordinary shares were 25,000,000 shares at a par value of $0.00004, as of December 31, 2022 and 2021, respectively.

(b) Non-controlling interests

As of December 31, 2022 and 2021, the Group’s noncontrolling interests represented 20% ownership by noncontrolling shareholders in SJ Australia.

F-23

12.	Share-based Compensation

During the years ended December 31, 2022 and 2021, the share-based compensation expense was $309 and $3,472, respectively.

The following table summarizes the consolidated share-based compensation by line items:

	For the Years Ended
	December 31,	December 31,
	2022	2021
General and administrative	$291	$3,448
Sales, marketing and customer service	18	24
Total share-based compensation expense, net of nil income taxes	$309	$3,472

As share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Determining Fair Value

Valuation and Amortization Method —The Group estimates the fair value of service-based grants using the Black-Scholes option-pricing formula. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Service-based options typically have a ten-year life from date of grant and vesting periods of four years.

Expected Term —The Group’s expected term represents the period that the Group’s share-based awards are expected to be outstanding.

Expected Volatility —The Group uses average historical volatility of the comparable public companies to calculate the volatility for its granted options.

Expected Dividend —The Group has never paid dividends on its ordinary shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate — The Group bases the risk-free interest rate used in the Black-Scholes valuation model upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Assumptions used in the determination of the fair value of share-based payment awards using the Black-Scholes model for stock option grants were as follows:

	For the Years Ended
	December 31,	December 31,
	2022	2021
Expected term	6.25 years	3 years
Risk-free interest rate	2.94% - 3.93%	1.52%
Expected volatility	73.54% - 74.17%	45.30%
Expected dividend yield	0%	0%

F-24

Equity Incentive Plan

On May 17, 2021, options to purchase 1,529,290 ordinary shares of the Company at an exercise price of $1.92 per share were granted to employees of the Group, which has been retrospectively adjusted to reflect the reverse stock split as disclosed in Note 11(a). The options are subject to a vesting schedule that vests 25% of granted options per year over the next four years. The fair value of the options as of the grant day is $1.72 per share and the purpose for the grant is for compensation and incentive to these employees for their service to the Group.

On July 6, 2022 and October 1, 2022, options to purchase 272,502 and 106,250 ordinary shares of the Company at an exercise price of $2.11 and $7.26 per share were granted to employees of the Group, respectively. The options are subject to a vesting schedule that vests 25% of granted options per year over the next four years. The fair value of the options as of the grant day of July 6, 2022 and October 1, 2022 are $4.36 and $4.19 per share, respectively and the purpose for the grant is for compensation and incentive to these employees for their service to the Group.

The following table summarizes the Group’s stock option activities:

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding as of December 31, 2020	–	$–	–	$–
Granted	1,529,290	1.92
Exercised	–	–		–
Forfeited/expired	(413,215)	1.92		–
Outstanding as of December 31, 2021	1,116,075	$1.92	9.44	$1,607
Granted	378,752	3.56
Exercised	–
Forfeited/expired	(450,179)	1.92		–
Outstanding as of December 31, 2022	1,044,648	$2.51	8.80	$3,861
Vested and exercisable as of December 31, 2022	166,474	$1.92	8.36	$694
Non-vested as of December 31, 2022	878,174	$2.63	–	$–

Other Stock-based Compensation

On February 28, 2021, options to purchase 1,500,000 fully vested ordinary shares of the Company at an exercise price of $1.92 per share were granted to Mr. Xiaofeng Denton Peng, the chairman of the board of directors of the Group, which has been retrospectively adjusted to reflect the reverse stock split as disclosed in Note 11(a). The option fair value as of the grant day is $1.72 per share and the purpose for the grant is in recognition of his past service for the Group.

There were no changes to the contractual life of any fully vested options during the years ended December 31, 2022 and 2021. As of December 31, 2022, there were $2,272 of unrecognized share-based compensation expenses related to the share options granted. The expenses are expected to be recognized over a weighted-average period of 2.8 years.

F-25

13.	Income Taxes

Loss before provision for income taxes is attributable to the following geographic locations for the years ended December 31:

	2022	2021
Cayman	$–	$–
Australia	4,982	4,710
U.S.A	(9,918)	(25,907)
HK	–	–
	$(4,936)	$(21,197)

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains tax in the Cayman Islands. Payments of dividends and capital in respect of the Company’s shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Company’s shares, nor will gains derived from the disposal of the Company’s shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. No provision for Hong Kong tax has been made in our consolidated financial statements, as our Hong Kong subsidiary had not generated any assessable income for the years ended December 31, 2022 and 2021.

Our subsidiary incorporated in Hong Kong were exempted from the Hong Kong income tax on its foreign-derived income and there were no withholding taxes in Hong Kong on the remittance of dividends.

Australia

The Company’s subsidiary incorporated in Australia was subject to a federal income tax rate of 30% for the years ended December 31, 2022 and 2021, respectively.

U.S.

The Company’s subsidiary incorporated in United States was subject to a federal income tax rate of 21% for the years ended December 31, 2022 and 2021, respectively and files California state income tax returns.

F-26

The provision for income taxes consists of the following for the years ended December 31:

	2022	2021
Current tax:
Federal tax	$–	$–
State tax	5	2
Foreign countries	1,854	1,567
Total current tax	1,859	1,569
Deferred tax:
Federal tax	$–	$–
State tax	–	–
Foreign countries	(339)	(142)
Total deferred tax	(339)	(142)
Total provision for income taxes	$1,520	$1,427

The reconciliation between the actual income tax expense and income tax computed by applying the statutory U.S. Federal income tax rate for the years ended December 31 is as follows:

	2022	2021
Provision for income taxes at U.S. Federal statutory rate	$(1,036)	$(4,451)
State Taxes, net of federal benefit	(2,916)	–
Foreign taxes at different rate	455	427
PPP loan forgiveness	(947)	–
Non-deductible expenses	15	8
Valuation allowance	6,371	5,336
Stock Based Compensation	36	104
Deferred True-Up	(458)	–
Others	–	3
Total provision for income taxes	$1,520	$1,427

F-27

Deferred income taxes reflect the net tax effects of loss carry forwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets and liabilities for federal, state and foreign income taxes are as follows at December 31 are presented below:

	2022	2021
Deferred tax assets:
Net operating loss carry forwards	$9,470	$3,615
Accrued compensation	90	91
Allowance for doubtful accounts	441	558
Inventory write-down	166	166
Stock-based compensation	872	645
Other reserves and accruals	304	115
Others	1,007	669
Valuation allowance	(11,707)	(5,336)
Total deferred tax assets	643	523
Deferred tax liabilities:
Fair value adjustment arising from subsidiaries acquisition	(190)	(269))
Others	–	(116))
Total deferred tax liabilities	(190)	(385))
Net deferred tax asset	$453	$138

As of December 31, 2022, the Group had a net operating loss carry forward for federal income tax purposes of approximately $33,853 which will never expire. The federal net operating loss carry forwards are limited to 80% of taxable income. The Group had a total state net operating loss carry forwards of approximately $33,803, which will begin to expire in the year 2041 to 2042. The Group has no foreign net operating loss carry forward.

Utilization of the federal and state net operating losses may be subject to certain annual limitations under IRC Section 382 due to the “change in ownership” provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The Group has a full valuation allowance against U.S. federal and state net operating losses.

The Group recognizes deferred tax assets if it is more likely than not that those deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income in assessing the need for a valuation allowance to reduce deferred tax assets to their estimated realizable value. Realization of the Group’s deferred tax assets is dependent upon future earnings, if any, the timing, and amount of which are uncertain. Because of the Group’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance in the U.S. The valuation allowance increased by $6,371 and $5,336 during the years ended December 31, 2022 and 2021, respectively.

The Group had no unrecognized tax benefits as of December 31, 2022 and 2021, respectively. The Group currently files income tax returns in Australia and the U.S., as well as California. The Group is currently not the subject of any income tax examinations. The Group’s tax returns generally remain open for tax years after 2020, except for entities in Australia, whose tax return remains open for tax year after 2017.

F-28

The Group has analyzed the impact of adopting ASC 606 on the Group's financial statements and disclosures. There is no material impact on the financial statements of adopting ASC 606. Therefore, there is no material tax impact either.

The Coronavirus Aid, Relief and Economy Security (CARES) Act (“the CARES Act, H.R. 748”) was signed into law on 27 March 2020. The CARES Act temporarily eliminates the 80% taxable income limitation (as enacted under the Tax Cuts and Jobs Act of 2017) for NOL deductions for 2018-2020 tax years and reinstated NOL carrybacks for the 2018-2020 tax years. Moreover, the CARES Act also temporarily increases the business interest deduction limitations from 30% to 50% of adjusted taxable income for the 2019 and 2020 taxable year. Lastly, the Tax Act technical correction classifies qualified improvement property as 15-year recovery period, allowing the bonus depreciation deduction to be claimed for such property retroactively as if it was included in the Tax Act at the time of enactment.

The Tax Cuts and Jobs Act included a sunset provision such that Research and Experimental Expenses incurred after December 31, 2021 are capitalized and amortized. U.S. R&E expenses are amortized over five years and non-U.S. R&E expenses are amortized over fifteen years. As of December 31, 2022, this provision did not have any impact on the overall provision calculation as the Group did not have Research and Experimental Expenses.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The Tax Act also established the Global Intangible Low-Taxed Income (GILTI), a new inclusion rule affecting non-routine income earned by foreign subsidiaries. The Group's accounting policy with respect to the Global Intangible Low-Taxed Income ("GILTI") tax rules is that GILTI will be treated as a periodic charge in the year in which it arises. There was no GILTI tax for the Group for the years ended December 31, 2022 and 2021 as the Group’s U.S. companies do not own any Controlled Foreign Corporations.

14.	Leases

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The Group has operating leases for its office facilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Group recognizes lease expense for these leases on a straight-line basis over the lease term. The operating lease expenses were $2,023 and $1,487 for the years ended December 31, 2022 and 2021, respectively.

In July 2022, the Group decided that SJ US would pause its roofing and solar energy system installation business in the states of Florida, Texas, Nevada and Colorado, due to insufficient business volume and profitability in those four states. In August 2022, the Group provided its notice to terminate the leases for its offices in Colorado, Florida, Nevada and Texas to the respective landlords. The total lease termination costs for these four locations were about $150, which is included in general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2022. The Company derecognized $151 of right of use assets and $151 of lease liabilities as of the date of early termination. In accordance with the termination, the Company was released from all future rights and obligations under the lease.

Right-of-use assets, along with other long-lived assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Group recorded an impairment charge of $1,585, for impairment of its right-of-use assets in its roofing and solar energy systems installation segment for the year ended December 31, 2022. These charges were recorded in impairment charges on long-lived assets in the Group’s consolidated statements of operations. For the year ended December 31, 2021, there were no impairment charges recorded related to right-of-use assets.

F-29

Maturities of operating lease liabilities as of December 31, 2022 were as follows:

Maturity of Lease Liabilities	Operating Leases
2023	$1,182
2024	758
2025	1,135
2026	1,169
2027	898
Thereafter	2,990
Total lease payments	8,132
Less: imputed interest	(1,793)
Present value of lease payments	$6,339
Operating lease liabilities, current	$758
Operating lease liabilities, noncurrent	$5,581

Supplemental information related to operating leases was as follows:

	For the years ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities	$989	$396
New operating lease assets obtained in exchange for operating lease liabilities	$3,450	$2,799

As of December 31, 2022 and 2021, the operating leases had a weighted average remaining lease term of 9.5 years and 5.4 years, respectively, and a weighted average discount rate of 6.16% and 6.16%, respectively.

15.	Commitments and Contingencies

From time to time, the Group is involved in various legal and regulatory proceedings arising in the normal course of business. As of December 31, 2022 and 2021, the Group was not involved in any legal and regulatory proceedings that would have a material adverse impact, individually or in the aggregate, to the Group’s consolidated financial condition, operations or cash flows. The Group had no capital commitments as of December 31, 2022 and 2021.

16.	Concentration Risk

A substantial percentage of the Group’s net revenue comes from sales made to a large number of customers at a small transaction amount to whom sales are typically made on an open account basis. There was no customer of which the revenue accounted for 10% or more of total net revenue for the years ended December 31, 2022 and 2021. As of December 31, 2022 and 2021, there was no customer of which the accounts receivable accounted for 10% or more of total accounts receivable.

The Group depends on certain suppliers to purchase materials. During the years ended December 31, 2022 and 2021, the materials purchases from the top five suppliers accounted for 85%and 61% of the total purchases, respectively.

F-30

17.	Related Party Transactions

The amount due from related parties of $317 and $369 as of December 31, 2022 and 2021, respectively, represented $314 and $314 payment received by an affiliated company on behalf of the Company and $3 and $55 advances to management for conducting business on behalf of the Company, respectively.

The amount due to related parties of $14,573 and $2,935 as of December 31, 2022 and 2021, respectively, represented (i) short-term working capital loans, which are $11,470 loan from SPI with a maturity date of December 31, 2023 with no interest and $2,935 loan from SPI with an extended maturity date of December 31, 2023, at an interest of 3.25% per annum, (ii) products purchased from a related party of $168. During the year ended December 31, 2022, the Group purchased forklifts in the amount of $168 from Phoenix Motor Inc., a subsidiary of SPI.

In January 2022, the Group entered into a sublease agreement with an affiliated company, SPI Solar, for a 125,190 square foot manufacturing facility. The lease period is three months.

In July 2022, the Group entered into a new sublease agreement with SPI Solar for a 139,100 square foot manufacturing site for a lease period of sixty-seven months. The Company recognized $3,450 right of use assets and lease liability, respectively, for the sublease contract with SPI Solar in July 2022. In addition, in August 2022, the Company entered into (1) an amendment to the sublease contract with SPI Solar to extend the lease term for the 139,100 square foot manufacturing facility for an additional 3 years where the Company does not consider the amendment as a separate lease contract and remeasure the lease liability on the modification date to reflect the change in the lease term. The Company recognized the adjustment to increase the lease liability and right of use assets by $1,940 and $1,940, respectively; and (2) a new sublease with SPI Solar to sublease an additional 56,000 square feet of space adjacent to the 139,100 facility where the Company accounts for the lease modification as a separate and new lease and will recognize a right of use asset of $2,276 and a lease liability of $2,276 as of the lease commencement date.

18.	Segment information

For the year ended December 31, 2022, there are three operating segments: (1) solar products distribution, (2) roofing and solar energy systems installation and (3) solar panel manufacturing. The Group’s CODM assesses the performance of each segment based on revenue, cost of sales and gross profit (loss). Other than the information provided below, the CODM does not use any other measures by segments.

Summarized information by segments for the years ended December 31, 2022 and 2021 is as follows:

	For the year ended December 31, 2022
	Solar products distribution	Roofing and solar energy systems installation	Sales of self-assembled solar modules	Total
Revenues from external customers	$134,859	$25,899	$5,824	$166,582
Cost of sales	120,843	30,295	5,250	156,388
Gross profit (loss)	$14,016	$(4,396)	$574	$10,194

F-31

	For the year ended December 31, 2021
	Solar products distribution	Roofing and solar energy systems installation	Total
Revenues from external customers	$124,248	$29,028	$153,276
Cost of sales	112,765	33,131	145,896
Gross profit (loss)	$11,483	$(4,103)	$7,380

	As of December 31,
	2022	2021
	U.S.D.	U.S.D.
Segment assets
Solar products distribution	$42,976	$35,434
Roofing and solar energy systems installation	8,119	16,861
Sales of self-assembled solar modules	20,165	–
Others	315	315
Total segment assets	$71,575	$52,610

Total long-lived assets excluding financial instruments, intangible assets, and deferred tax assets by country were as follows:

	As of December 31,
	2022	2021
	U.S.D.	U.S.D.
Australia	$398	$577
United States	17,109	5,953
Total long-lived assets	$17,507	$6,530

19.	Subsequent Events

Except for the repayment of EWB loan (Note 10), the Group has evaluated subsequent events through the date of issuance of the consolidated financial statements, there were no other subsequent events occurred that would require recognition or disclosure in the consolidated financial statements.

F-32

SOLARJUICE CO., LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	June 30,	December 31,
	2023	2022
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$834	$499
Restricted cash	162	491
Accounts receivable, net	21,508	20,741
Contract Asset	469	1,403
Inventories	32,986	24,251
Prepaid expenses and other current assets	6,641	5,169
Amount due from related parties	317	317
Total current assets	62,917	52,871
Intangible assets, net	634	744
Property and equipment, net	12,587	12,537
Deferred tax assets, net	901	453
Operating lease right-of-use assets	4,748	4,970
Total assets	$81,787	$71,575
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,258	$24,040
Accrued liabilities	5,047	8,471
Income tax payable	3,196	3,261
Advance from customers	6,088	5,052
Short-term borrowings	6,974	9,543
Amount due to related parties	19,066	14,573
Operating lease liabilities, current	735	758
Accrued warranty reserve	548	429
Total current liabilities	73,912	66,127
Operating lease liabilities, non-current	5,432	5,581
Total liabilities	79,344	71,708
Equity (Deficit):
Ordinary shares, par $0.00004, 1,250,000,000 shares authorized, 25,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively*	1	1
Subscription receivable	(1)	(1)
Additional paid in capital	35,127	34,922
Accumulated other comprehensive loss	(1,845)	(1,427)
Accumulated deficit	(35,589)	(38,139)
Total deficit attributable to the shareholders of SolarJuice Co., Ltd.	(2,307)	(4,644)
Non-controlling interests	4,750	4,511
Total equity (deficit)	2,443	(133)
Total liabilities and equity	$81,787	$71,575

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-33

SOLARJUICE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	Six months ended June 30, 2023	Six months ended June 30, 2022

Net revenues	$94,801	$81,517
Cost of revenue	87,424	77,546
Gross profit	7,377	3,971
Operating expenses:
General and administrative	6,045	7,000
Sales, marketing and customer service	1,105	1,617
Provision (Reversal) of credit losses	894	(209)
Total operating expenses	8,044	8,408
Operating Loss	(667)	(4,437)

Other income (expense):
Interest expense, net	(190)	(373)
Net foreign exchange (loss) gain	(223)	19
Gain on forgiveness of PPP loan	–	4,508
Employee retention credit (“ERC”) tax refund	3,313	–
Others	1,503	276
Total other income, net	4,403	4,430
Income (Loss) before income taxes	3,736	(7)
Income tax expense	(843)	(579)
Net Income (Loss)	2,893	(586)
Less: Net income attributable to non-controlling interests	343	192
Net Income (Loss) attributable to the shareholders of SolarJuice Co., Ltd.	$2,550	$(778)

Net Income (Loss) per ordinary share*:
Basic and Diluted	$0.10	$(0.03)

Weighted average shares outstanding –basic and diluted*	25,000,000	25,000,000

* The shares are presented on a retrospective basis to reflect the Company’s reverse stock split (Note 7)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-34

SOLARJUICE CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	For the Six Months Ended June 30,
	2023	2022
Net income (loss)	$2,893	$(586)
Other comprehensive loss, net of tax of nil:
Foreign currency translation loss	(522)	(709)
Total comprehensive income (loss)	2,371	(1,295)
Comprehensive income attributable to noncontrolling interests	239	50
Comprehensive income (loss) attributable to the shareholders of SolarJuice. Co., Ltd	$2,132	$(1,345)

The accompanying notes are an integral part of these consolidated financial statements.

F-35

SOLARJUICE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT)

(In thousands, except for share and per share data)

	Ordinary shares*		Subscription	Additional paid-in	Accumulated other comprehensive	Retained earnings/ Accumulated	Equity/ (deficit) attributable to shareholders	Non- controlling	Total shareholders equity/
	Shares	Amount	receivable	capital	loss	deficit	of SJ	interests	(deficit)
Balance at Dec 31, 2021	25,000,000	$1	$(1)	$34,613	$(344)	$(30,990)	$3,279	$4,089	$7,368

Net income (loss)						(778)	(778)	192	(586)
Foreign currency translation loss					(567)		(567)	(142)	(709)
Stock based compensation				81			81		81

Balance at June 30, 2022	25,000,000	$1	$(1)	$34,694	$(911)	$(31,768)	$2,015	$4,139	$6,154
Balance at Dec 31, 2022	25,000,000	$1	$(1)	$34,922	$(1,427)	$(38,139)	$(4,644)	$4,511	$(133)

Net income						2,550	2,550	343	2,893
Foreign currency translation loss					(418)		(418)	(104)	(522)
Stock based compensation				205			205		205

Balance at June 30, 2023	25,000,000	$1	$(1)	$35,127	$(1,845)	$(35,589)	$(2,307)	$4,750	$2,443

* The shares are presented on a retrospective basis to reflect the Company’s reverse stock split (Note 7)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-36

SOLARJUICE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,893	$(586)
Adjustments to reconcile net income (loss)to net cash used in operating activities:
Depreciation and Amortization	975	402
Write down of inventories	1,075	–
Provision (Reversal) of credit losses	894	(209)
Amortization of right-of-use assets	415	148
Accrual of warranty reserve	119	223
Share-based compensation	205	81
Change in deferred taxes	(448)	35
Gain on forgiveness of PPP loan	–	(4,508)
Changes in operating assets and liabilities
Accounts receivable	(994)	(1,248)
Inventories	(10,127)	483
Prepaid expenses and other assets	(1,472)	876
Accounts payable	8,448	277
Advance from customers	1,036	(1,593)
Income taxes payable	(65)	594
Accrued liabilities and other liabilities	(3,424)	910
Operating lease liabilities	(365)	(148)
Amount due to a related party	168	–
Net cash used in operating activities	(627)	(4,263)
Cash flows from investing activities:
Purchases of property and equipment	(900)	(2,239)
Proceeds from disposal of property, plant and equipment	–	26
Net cash used in investing activities	(900)	(2,213)
Cash flows from financing activities:
Proceeds from loan by a related party	4,325	9,086
Proceeds from line of credit and loans	90,227	82,714
Repayment of line of credit and loans	(92,876)	(82,278)
Net cash generated from financing activities	1,676	9,522
Effect of exchange rate changes on cash	(143)	(208)

Increase in cash, cash equivalents and restricted cash	6	2,838
Cash, cash equivalents and restricted cash at beginning of year	990	1,982
Cash, cash equivalents and restricted cash at end of the period	$996	$4,820

Reconciliation of cash and cash equivalents, to the consolidated balance sheets
Cash and cash equivalents	834	3,241
Restricted cash	162	1,579
Total cash, cash equivalents, and restricted cash	$996	$4,820

Supplemental cash flow information:
Interest paid	$324	$234
Income tax paid	$1,837	$–
Non-cash activities:
Right of use assets obtained in exchange for operating lease obligations	$–	$270

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-37

SOLARJUICE CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$ thousands, except for share and per share data)

1.	Description of Business and Organization

Description of Business

SolarJuice Co., Ltd. (“SolarJuice” or the “Company”) and its subsidiaries (collectively the “Group”) is a global provider of photovoltaic (PV) and other smart energy solutions for residential and small commercial customers. The Group’s business mainly includes wholesale distribution of Solar PV modules, inverters, and other components, as well as energy storage and other related products in Australia. The Group started to engage in roofing and solar energy systems installation in the United States in 2021 and also started to assemble solar modules for sale in the United States in 2022.

Organization

The Company was incorporated in Cayman Islands in February 2017 by SPI Energy Co., Ltd. (“SPI”) to hold 80% of Solar Juice Pty Ltd (“SJ Australia”). SJ Australia was incorporated in September 2009 to be a wholesaler of solar components in Australia. In May 2015, SPI China (HK) Ltd., a then related company to the Group, acquired 80% ownership of SJ Australia. In December 2018, SPI disposed of SPI China (HK) Ltd. and transferred 80% ownership of SJ Australia to the Company. SolarJuice (HK) Ltd (“SJ HK”) was incorporated in January 2005. SolarJuice American Inc. (“SJ US”) was incorporated in July 2019 and started to engage in roofing and solar energy systems installation business in the United States from 2021. Solar4america Technology Inc.(“SJT”) was incorporated in January 2022 and started to assemble solar modules for sale in the United States in 2022.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The unaudited condensed consolidated financial statements of the Group are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s consolidated financial statements for the years ended December 31, 2022 and 2021.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for the years ended December 31, 2022 and December 31, 2021. The results of operations for the six months ended June 30, 2023 and 2022 are not necessarily indicative of the results for the full years or any future periods.

(b)	Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements include the allowance for doubtful accounts receivable and other receivable, inventory write-downs, valuation allowance of deferred tax assets, fair value of share-based compensation and the estimation of progress towards contract completion based on cost-based input method. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

F-38

(c)	Revenue Recognition

The Group’s accounting practices under Accounting Standards Codification (“ASC”) No. 606 are as followings:

The Group generates revenue from sales of PV components, roofing and solar energy systems installation, sales of self-assembled solar modules and others for the six months ended June 30, 2023 and 2022.

Sale of PV components

Revenue on sale of PV components includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon shipment or acceptance of the customer depending on the terms of the underlying contracts.

Revenue from roofing and solar energy systems installation

For revenue from solar energy system installation, the Group’s only performance obligation is to design and install a customized solar energy system, re-install the customer’s existing solar energy system. For revenue from roofing, the Group’s only performance obligation is to design and build the roof system per customer specifications.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

The Group recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Group’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract consists of material and labor costs and is developed based on the size and specific situation of different jobs. Changes in estimates are mainly due to: (i) unforeseen field conditions that impacts the estimated workload, and (ii) change of the unit price of material or labor cost.

If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known.

The Group’s roofing projects involve the construction of a specific roof systems in accordance each customer’s selection; the Group’s solar energy system installations involve solar modules being retrofitted to existing consumer roofs using rails, then connected to the utility using an inverter system. For both solar energy system installation and roofing, typically jobs are completed within three months, the specific timing depends on the size of the job and the complexity of the job site, and the contract price includes all material and labor needed, and payments are collected based on specific milestones.

The Group provides solar energy systems and roofing installation for various customers, such as homeowners and real estate developers, but the design and installation for each customer differs substantially on the basis of each customer’s needs and the type of shingle or roof that is placed with the solar energy system. The asset consequently has no alternative use to the Group because the customer specific design limits the Group’s practical ability to readily direct the solar energy system to another customer. As such the Company’s performance does not create an asset with an alternative use to the Group. Pursuant to the contract, the customers agree to pay for any costs, expenses and losses incurred by the Group upon termination, and therefore, revenue is recognized over time according to ASC 606-10-25-27(c).

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

F-39

The Group recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Group’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract consists of material and labor costs and are developed based on the size and specific situation of different jobs. Changes in estimates mainly due to: (i) unforeseen field conditions that impacts the estimated workload, (ii) change of the unit price of material or labor cost.

For both solar energy system installation and roofing, all costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

The Group recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract, to determine the Group’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. The total estimated cost of the contract constitutes of material and labor costs and are developed based on the size and specific situation of different jobs. Changes in estimates mainly due to: (i) unforeseen field conditions that impacts the estimated workload, and (ii) change of the unit price of material or labor cost.

If the estimated total costs on any contract are greater than the net contract revenues, the Group recognizes the entire estimated loss in the period the loss becomes known.

Sales of self-assembled solar modules

Revenue on sale of self-assembled solar modules includes one performance obligation of delivering the products and the revenue is recognized at a point in time following the transfer of control of such products to the customer, which typically occurs upon the delivery to the customer.

Other revenues

Other revenue primarily represents freight revenue for product shipments. Other revenue is recognized at a point in time following the transfer of control of such service to the customer, which typically occurs upon shipment of product or acceptance of the customer depending on the terms of the underlying contracts.

Disaggregation of revenues

The following table illustrates the disaggregation of revenue by revenue stream for the six months ended June 30, 2023 and 2022:

By revenue stream	For the six months ended June 30, 2023 (Unaudited)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Australia	$74,027	$–	$–	$610	$74,637
United States	–	1,425	18,739	–	20,164
Total	$74,027	$1,425	$18,739	$610	$94,801

F-40

By revenue stream	For the six months ended June 30, 2022 (Unaudited)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Australia	$59,554	$–	$–	$442	$59,996
United States	1,304	20,153	64	–	21,521
Total	$60,858	$20,153	$64	$442	$81,517

By timing of revenue recognition	For the six months ended June 30, 2023 (Unaudited)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Goods transferred at a point in time	$74,027	$–	$18,739	$610	$93,376
Service transferred over time	–	1,425	–	–	1,425
Total	$74,027	$1,425	$18,739	$610	$94,801

By timing of revenue recognition	For the six months ended June 30, 2022 (Unaudited)
	Sales of PV components	Revenue from roofing and solar energy systems installation	Sales of self-assembled solar modules	Other	Total
Goods transferred at a point in time	$60,858	$–	$64	$442	$61,364
Service transferred over time	–	20,153	–	–	20,153
Total	$60,858	$20,153	$64	$442	$81,517

Contract balance

The following table provides information about contract assets and contract liabilities from contracts with customers:

	June 30, 2023	December 31, 2022
	(unaudited)
Contract assets	$469	$1,403
Advance from customers	$6,088	$5,052

F-41

The contract assets primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date, primarily for the revenue from roofing and solar energy systems installation in the United States. The contract assets are transferred to receivables when the rights become unconditional after billing is issued.

Advance from customers, which represents a contract liability, primarily is unrecognized revenue received from customers. Advance from customers is recognized as (or when) the Group performs under the contract. During the six months ended June 30, 2023 and 2022, the Group recognized $5,052 and $3,103 as revenue that was included in the balance of advance from customers at January 1, 2023 and 2022, respectively.

3.	Going concern

For the next 12 months from the issuance date of the condensed consolidated financial statements, the Group plans to continue implementing various measures to increase revenue and control the costs and expenses to an acceptable level. Such measures include: 1) improve the profitability of the business in the United States; 2) strictly control and reduce business, marketing and advertising expenses; 3) proactively implement a robust capital market strategy that includes both debt and equity offerings to meet the Group’s financing needs and 4) seek certain credit facilities. The Group’s management also intends to finance through initial public offering and related party loans to meet the Group’s obligations and sustain its operations and development plan. There is no assurance that the group will be successful in meeting its liquidity and cash flow requirements. The Group’s condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

4.	Accounts Receivable, net

The accounts receivable consisted of the following:

	June 30, 2023	December 31, 2022
	(unaudited)
Accounts receivable	$23,962	$22,297
Less: Allowance for doubtful accounts	(2,454)	(1,556)
Accounts receivable, net	$21,508	$20,741

5.	Inventories

Inventories consisted of the following:

	June 30, 2023	December 31, 2022
	(unaudited)
Raw material	$4,164	$2,388
Work in process	–	549
Finished goods	28,101	20,577
Goods in transit	721	737
Total inventories	$32,986	$24,251

For the six months ended June 30, 2023 and 2022, the Group recorded $1,075 and nil write-downs for inventories, respectively, to reflect the lower of cost or net realizable value.

F-42

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	June 30, 2023	December 31, 2022
	(unaudited)
Deposits and prepayments	$6,570	$5,112
Others	71	57
Total prepaid and other current assets, net	$6,641	$5,169

7.	Ordinary shares and recapitalization

On February 16, 2017, the Company issued one ordinary share with par value of $1 per share to the Company’s only shareholder, SPI Investments Holding Limited, which is a subsidiary of SPI.

On May 14, 2021, the Company amended its Articles of Association and the Company’s share capital was amended to $50, divided into 5,000,000,000 ordinary shares at a par value of $0.00001 each. On the same date, the Company issued 99,900,000 ordinary shares of a par of $0.00001 to its shareholder, SPI Investments Holding Limited, at par value. This nominal share issuance is considered as a recapitalization in substance.

On July 6, 2022, the Company declared a one for four reverse stock split. As a result of the amendment of par value of ordinary shares, the recapitalization and the reverse stock split, all share and per share amounts in the consolidated financial statements have been retrospectively adjusted.

8.	Share-based Compensation

During the six months ended June 30, 2023 and 2022, the share-based compensation was $205 and $81, respectively.

During the six months ended June 30, 2023 and 2022, no new options were granted under Equity Incentive Plan.

There were no changes to the contractual life of any fully vested options during the six months ended June 30, 2023 and 2022. As of June 30, 2023, unrecognized share-based compensation expenses related to the share options granted were $1,700. The expenses are expected to be recognized over a weighted-average period of 2.24 years.

9.	Related Party Transactions

The amount due from related parties of $317 and $317 as of June 30, 2023 and December 31, 2022, respectively, represented $314 and $314 payment received by the affiliated company on behalf of the Group and $3 and $3 advances to management for conducting business on behalf of the Group, respectively. The amount due to related parties of $19,066 and $14,573 as of June 30, 2023 and December 31, 2022, respectively, represented (i) short-term working capital loans, which are $16,447 loan from SPI with a maturity date of December 31, 2023 with no interest and $2,462 loan from SPI with an extended maturity date of December 31, 2023, at an interest of 3.25% per annum, (ii) products purchased from a related party of $157 as of June 30, 2023.

F-43

10.	Short-term Borrowings and Long-term Borrowings

	June 30, 2023	December 31, 2022
	(unaudited)
Debtor finance	$6,974	$4,543
Short-term bank borrowings	–	5,000
Total Short-term borrowings	6,974	9,543

Total borrowings	$6,974	$9,543

11.	Commitments and Contingencies

From time to time, the Group is involved in various legal and regulatory proceedings arising in the normal course of business. As of June 30, 2023, the Group was not involved in any legal and regulatory proceedings that would have a material adverse impact, individually or in the aggregate, to the Group’s consolidated financial condition, operations or cash flows. The Group had no capital commitments as of June 30, 2023.

12.	Segment information

For the six months ended June 30, 2023, there are three operating segments: (1) solar products distribution, (2) roofing and solar energy systems installation and (3) self-assembled solar modules manufacturing. The Group’s CODM assesses the performance of each segment based on revenue, cost of sales and gross profit (loss). Other than the information provided below, the CODM does not use any other measures by segments.

Summarized information by segments for the six months ended June 30, 2023 and 2022 is as follows:

	For the six months ended June 30, 2023
	Solar products distribution	Roofing and solar energy systems installation	Self-assembled solar modules Manufacturing	Total
Revenues from external customers	$74,637	$1,425	$18,739	$94,801
Cost of sales	69,463	15,783	2,178	87,424
Gross profit	$5,174	$(14,358)	$16,561	$7,377

	For the six months ended June 30, 2022
	Solar products distribution	Roofing and solar energy systems installation	Self-assembled solar modules Manufacturing	Total
Revenues from external customers	$61,300	$20,153	$64	$81,517
Cost of sales	56,262	21,208	76	77,546
Gross profit	$5,038	$(1,055)	$(12)	$3,971

F-44

	As of June 30, 2023	As of December 31, 2022
	(Unaudited)
	USD	USD
Segment assets
Solar products distribution	$51,488	$42,976
Roofing and solar energy systems installation	6,240	8,119
Self-assembled solar modules manufacturing	24,059	20,480
Total segment assets	$81,787	$71,575

Total long-lived assets excluding deferred tax assets and intangible assets by country were as follows:

	As of June 30, 2023	As of December 31, 2022
	(Unaudited)
	USD	USD
Australia	$325	$398
United States	17,010	17,109
Total long-lived assets	$17,335	$17,507

13.	Subsequent Events

The Group has evaluated subsequent events through the date of issuance of the unaudited condensed consolidated financial statements, there were no other subsequent events occurred that would require recognition or disclosure in the consolidated financial statements.

F-45

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

On February 16, 2017, 1 ordinary share, par value $1.00 per ordinary share, of our company was issued to SPI Investments Holding Limited.

On February 28, 2021, an option to purchase 6,000,000 fully vested ordinary shares at an exercise price of $0.48 per share was granted to LDK New Energy Holding Limited, an entity wholly owned by Mr. Peng’s wife. Based on the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022, such options have been reduced to 1,500,000 and the exercise price has been increased to $1.92.

On February 28, 2021, our authorized share capital was altered from $50,000 divided into 4,500,000,000 ordinary shares, par value $0.00001 per share and 500,000,000 Preferred Shares, par value $0.00001 per share, to 5,000,000,000 ordinary shares of par value $0.00001 per share. In connection with the alteration of share capital, we reclassified our 50,000,000 preferred shares issued as ordinary shares.

On May 14, 2021, our share capital $50,000 was divided into 4,500,000,000 ordinary shares, par value $0.00001 per share and 500,000,000 Preferred Shares, par value $0.00001 per share.

On May 14, 2021, pursuant to a subscription agreement by and between the Company and SPI Investments Holding Limited, SPI Investments Holding Limited subscribed for 99,900,000 ordinary shares, par value $0.00001 from us for a purchase price equal to the aggregate par value of the shares.

As a result of the subscription and the share capital division, 100,000,000 ordinary shares of our company were issued to SPI Investments Holding Limited. Our issued and outstanding ordinary shares were retrospectively adjusted to reflect such share capital division and the subscription from the first period presented, which were 100,000,000 shares with a par value of $0.00001 per share.

II-1

On May 17, 2021, options to purchase approximately 4,600,000 shares, subject to a four-year vesting schedule, was granted to approximately 80 employees as part of our employee stock purchase plan. Going forward we plan to continue to grant share options to our employees so that the majority of them will become a shareholder of the Company.

On June 7, 2021, we reclassified 500,000,000 preferred shares, par value $0.00001 per share, to 500,000,000 ordinary shares, par value $0.00001 per share. The authorized share capital of the Company was changed from U.S.$50,000 divided into 4,500,000,000 ordinary shares of par value U.S.$0.00001 per share and 500,000,000 preferred shares of par value U.S.$0.00001 per share, to 5,000,000,000 ordinary shares of par value U.S.$0.00001 each.

On July 6, 2022, each issued and unissued ordinary share of par value U.S.$0.00001 per share was consolidated into 1 ordinary share of U.S.$0.00004 each pursuant to a one (1) share for four (4) shares reverse stock split. As a result of the reverse stock split, the authorized share capital of the Company was changed from U.S.$50,000 divided into 5,000,000,000 ordinary shares of par value U.S.$0.00001 each, to U.S.$50,000 divided into 1,250,000,000 ordinary shares of par value U.S.$0.00004 each.

We believe that the offers, sales and issuance of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuance were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

II-2

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1+	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2+	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon the effectiveness of this offering

4.1+	Registrant’s Specimen Certificate for Ordinary Shares

4.2	Form of Representative’s Warrant

5.1	Opinion of Carey Olsen Hong Kong LLP regarding the validity of the ordinary shares being registered

10.1+	Form of Independent Director Agreement between the Registrant and each of its directors

10.2+	Asset Purchase and Sale Agreement, dated February 5, 2021, between Petersen-Dean, Inc. and the other Debtors named therein and SolarJuice American, Inc.

10.3+	Amended and Restated Invoice Purchase Agreement, dated as of February 24, 2021, between LS DE LLC, LSQ Funding Group L.C. and SolarJuice American Inc.

10.4+	Lease Agreement, dated February 13, 2019, between Petersen-Dean, Inc. and Blue-Water Dupont, LLC.

10.5+	Lease Agreement, dated March 1, 2021, between SolarJuice American, Inc. and Cranbrook Realty Investment Fund, L.P.

10.6+	Lease Agreement, dated March 1, 2019, between Red Rose, Inc. dba PetersenDean Roofing Systems and 5050 Timbercreek, LLC.

10.7+	Lease Agreement, dated August 1, 2018, between Solar Juice Pty Ltd and Carvet Pty Ltd.

10.8+	Lease Agreement, dated August 1, 2018, between Solar Juice Pty Ltd and Carvet Pty Ltd.

10.9+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 125,190 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

10.10+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 139,100 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

10.11+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 56,000 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

10.12*	Lease Agreement, dated April 6, 2023 between Lucky Sumter, LLC as the Lessor and Solar4America Technology, Inc. and SEM Wafertech Inc., as Lessee, for approximately 272,561 square feet, at 1500 Clipper Road, Sumter, South Carolina 29150.

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14+	Code of Business Conduct and Ethics

21.1	List of Subsidiaries of the Registrant

23.1*	Consent of Marcum Asia CPAs LLP, Independent Registered Public Accounting Firm

23.2	Consent of Carey Olsen Hong Kong LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney (included on signature page)

99.1+	Audit Committee Charter

99.2 +	Compensation Committee Charter

99.3 +	Corporate Governance and Nominating Committee Charter

99.4+	Consent of Ken He, as independent director nominee

99.5+	Consent of Dr. Philip Comberg, as independent director nominee

99.6+	Consent of Yun Fei, as independent director nominee

107+	Filing Fee Table

_________________

* Filed herewith.

+ Previously filed.

(b)	Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

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Item 9. Undertakings

The registrant hereby undertakes:

(1)          for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               to include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)              to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(4)          for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)          to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

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(6)          to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(7)          for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)          for the purposes of determining liability to any purchaser:

(i)               If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)          for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)               any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)              any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)             the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in McClellan, California on September 19, 2023.

SOLARJUICE CO., LTD.

By:	/s/ Hoong Khoeng Cheong
Name:	Hoong Khoeng Cheong
Title:	Chief Executive Officer

By:	/s/ Randolph Conone
Name:	Randolph Conone
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

September 19, 2023	By:	/s/ Hoong Khoeng Cheong
	Name:	Hoong Khoeng Cheong
	Title:	Chief Executive Officer and (Principal Executive Officer)

September 19, 2023	By:	/s/ Randolph Conone
	Name:	Randolph Conone
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

September 19, 2023	By:	/s/ Xiaofeng Peng
	Name:	Xiaofeng Peng
	Title:	Director

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SolarJuice Co., Ltd. has signed this registration statement or amendment thereto in New York, New York, United States of America on September 19, 2023.

Authorized United States Representative

/s/ Randolph Conone
Randolph Conone

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